                                  Exhibit 28.24


                      Appraisal of St. Andrews at Westwood

                               at December 1, 1995

                               COMPLETE APPRAISAL

                         SELF-CONTAINED APPRAISAL REPORT

                                     OF THE

                             ST. ANDREWS APARTMENTS
                            11500 Westwood Boulevard
                         Orlando, Orange County, Florida
                               CBC File No. 95-144


                                  DATE OF VALUE

                                December 1, 1995


                                  PREPARED FOR

                               Julie C. Tyler, MAI
                         Manager, Real Estate Valuations
                   UNITED STATES FIDELITY AND GUARANTY COMPANY
                                100 Light Street
                               Baltimore, MD 21202



                                   PREPARED BY
                             John S. Galt, MAI, CCIM
                          Vice President/Senior Analyst
                                       and
                                 Sam Hines, MAI,
                                 SGA First Vice
                               President/Regional
                              Manager CB COMMERCIAL
                             REAL ESTATE GROUP, INC.
                               APPRAISAL SERVICES
                       201 South Orange Avenue, Suite 1460
                             Orlando, Florida 32801

Julie C. Tyler, MAI

December 18, 1995
Page 2





December 18, 1995

Julie C. Tyler, MAI
Manager, Real Estate Valuations
United States Fidelity and Guaranty Company
100 Light Street
Baltimore, MD 21202


RE:      Appraisal of St. Andrews Apartments (259 Units)
         11500 Westwood Boulevard, Orlando, Florida
         CBC File No.  95-144

Dear Julie C. Tyler, MAI:

At your request and authorization, CB Commercial Real Estate Group, Inc. has prepared a Complete Appraisal, presented in a self-contained appraisal report, of the current market value of the fee simple estate interest, subject to the existing short term leases, in the above-referenced real property, as well as the prospective future market value upon completion of the current capital improvements program.

The subject property consists of a 259 unit garden apartment complex, and is more fully described, legally and physically, within the enclosed report. The buildings suffer from rotten masonite siding and damaged vinyl tile roofs and there is a capital improvements program underway which should cure these deficiencies. The remaining cost to cure these deficiencies is approximately $2,709,041

Data, information, and calculations leading to the value conclusion are incorporated in the report following this letter. The report, in its entirety, including all assumptions and limiting conditions, is an integral part of and inseparable from this letter.

Based on research and analysis contained in this report, it is estimated that the current market value of the fee simple estate interest, subject to the existing short term leases, in the subject property, "as is" on December 1, 1995, was:

                  EIGHT MILLION EIGHT HUNDRED THOUSAND DOLLARS
                                  ($8,800,000)

it is also estimated that the prospective future market value of the fee simple estate interest, in the subject property upon completion of the capital improvements, which we project will occur by December 1, 1996, will be:

                  ELEVEN MILLION EIGHT HUNDRED THOUSAND DOLLARS
                                  ($11,800,000)

The following appraisal sets forth the most pertinent data gathered, the techniques employed, and the reasoning leading to the opinion of value. The analyses, opinions and conclusions were developed based on, and this report has been prepared in conformance with, our interpretation of the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice (USPAP), the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute; and the appropriate regulations and guidelines set forth by United States Fidelity and Guaranty Company, as submitted to us.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CB Commercial Real Estate Group, Inc. can be of further service, please do not hesitate to contact us.

Respectfully Submitted,

CB COMMERCIAL REAL ESTATE GROUP, INC.
APPRAISAL SERVICES

by:



-------------------------------         -------------------------------
John S. Galt, MAI, CCIM                 Sam Hines, MAI, SGA
Vice President/Senior Analyst           First Vice President/Regional Manager

                         CERTIFICATION OF THE APPRAISERS


We certify that to the best of our knowledge and belief:

1. The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions, and conclusions.

3. We have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

4. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event, such as the approval of a loan.

5. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation and the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal
Institute.

6. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

7. John S. Galt, MAI and Sam Hines, MAI have completed the requirements of the continuing education program of the Appraisal Institute.

8. John S. Galt, MAI and Sam Hines, MAI have made a personal inspection of the property that is a subject of this report.

9. No one provided professional assistance to the persons signing this report.

10. John S. Galt, MAI and Sam Hines, MAI have extensive experience in the appraisal/review of similar property types.

11. John S. Galt, MAI and Sam Hines, MAI are currently certified in the state where the subject is located.




-------------------------------     -------------------------------
John S. Galt, MAI, CCIM             Sam Hines, MAI, SGA
Vice President/Senior Analyst       First Vice President/Regional Manager
St. Cert. Gen. REA#0000818          St. Cert. Gen. REA#0000126

                               SUBJECT PHOTOGRAPHS









                                   PHOTOGRAPH

                     ST. ANDREWS ENTRANCE AND BUILDING NO. 2










                                   PHOTOGRAPH
                              ST. ANDREWS POOL AREA

                            SUMMARY OF SALIENT FACTS


Property Name:                 St. Andrews Apartments

Location:                      11500 Westwood Boulevard
                               Orlando, Orange County, Florida

Assessor's Parcel Number:      13-24-28-6283-00-120

Property Description:          Garden  apartment  complex with 259 units,  some
                               of which have golf course views on the adjoining
                               International Golf Club property.

Highest and Best Use

As Though Vacant:              Multifamily Residential

As Improved:                   Garden apartment complex

Property Rights Appraised:     Fee simple estate interest, subject to the
                               existing short term leases.

Date of Value:                 December 1, 1995

Land Area

Gross:                         14.552

Net:                           14.552

Improvements

Number of Units                259

Living Area (SF):              198,916

Year Built:                    1989

Condition:                     Fair

Estimated Marketing Time:      6 to 9 months

Financial Indicators

Current Occupancy:                        90%

Stabilized Occupancy:                     91%

Estimated Stabilized Expenses (Unit):     $846,098 ($3,266)

Going-In Overall Capitalization Rate      8.75%
Selected:

Terminal Overall Capitalization Rate:     9.5%

Discount Rate:                            12.0%


Valuation                                 As Is              Stabilized

Land Value:                               $2,200,000         $2,200,000

Cost Approach                             $9,200,000         $11,400,000

Sales Comparison Approach:                $8,700,000         $11,900,000

Income Capitalization Approach            $8,800,000         $11,800,000


Final Value

Conclusion:                               $8,800,000         $11,800,000

Per Unit:                                 $33,976            $45,560

                         USF&G APPRAISAL REPORT SUMMARY

                            APPRAISAL REPORT SUMMARY

                        (INFORMATION DEEMED CONFIDENTIAL)

                                TABLE OF CONTENTS


CERTIFICATION OF THE APPRAISERS..........................................i

SUBJECT PHOTOGRAPHS.....................................................ii

SUMMARY OF SALIENT FACTS................................................ii

USF&G APPRAISAL REPORT SUMMARY...........................................v

TABLE OF CONTENTS.....................................................viii

INTRODUCTION.............................................................1

AREA ANALYSIS............................................................6

MARKET ANALYSIS.........................................................19

SITE ANALYSIS...........................................................22

IMPROVEMENT ANALYSIS....................................................26

ZONING..................................................................31

TAX AND ASSESSMENT DATA.................................................32

HIGHEST AND BEST USE....................................................34

APPRAISAL METHODOLOGY...................................................36

LAND VALUE..............................................................38

COST APPROACH...........................................................44

SALES COMPARISON APPROACH...............................................52

INCOME APPROACH.........................................................60

RECONCILIATION OF VALUE.................................................83

ASSUMPTIONS AND LIMITING CONDITIONS.....................................85

SPECIFIC ASSUMPTIONS AND LIMITING CONDITIONS............................89

ADDENDA
     A        Glossary Of Terms
     B        Additional Photographs
     C        Rental Comparables
     D        Improved Comparable Sales
     E        Land Comparables
     F        Legal Description
     G        Demographics
     H        Rent Roll
     I        Argus Reports
     J        Capital Repairs & November Draw/Building Plans
     K        Letter of Engagement
     L        Qualifications

                                  INTRODUCTION


PROPERTY IDENTIFICATION


The subject is located at 11500 Westwood Boulevard, in Orlando, Orange County, Florida The county assessor's tax identification number is 13-24-28-6283-00-120. A legal description is presented in the Addenda, Exhibit F.


OWNERSHIP AND PROPERTY HISTORY


The subject is currently owned by USF&G/Legg Mason Realty Partners. The subject has not sold in the last three years. It was previously purchased in 1990 for $13,700,000. There is no known current listing, option, or agreement of sale of the subject.


DATES OF INSPECTION AND VALUATION


The site was last inspected by John S. Galt, MAI, CCIM on December 2 and December 5, 1995. Sam Hines, MAI, SGA also inspected the subject and the comparables employed, and reviewed this report and concurs with the conclusions. The date of value is December 1, 1995, the date specified by the client.


PURPOSE OF THE APPRAISAL


The purpose of this appraisal is to estimate the current market value of the fee simple estate interest, subject to the existing short term leases. in the subject property, in "as is" condition. We have also included the prospective future value upon completion of the capital improvements which are currently in progress. Market value is defined as follows:


         Market value is one of the central concepts of the appraisal practice. Market value is differentiated from other types of value in that it is created by the collective patterns of the market. Market value means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         1.    Buyer and seller are typically motivated;
         2. Both parties are well informed or well advised, and acting in what they consider their own best interests;
         3.    A reasonable time is allowed for exposure in the open market;
         4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and
         5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. 1

TERMS AND DEFINITIONS


Please refer to the Addenda, Exhibit A, for a Glossary of the Terms and Definitions that are, and may be used in this appraisal.


INTENDED USE OF REPORT


This appraisal is for internal decision-making purposes in regard to the Right of Presentment for the "Fund".


PROPERTY RIGHTS APPRAISED


The value estimated represents the fee simple estate interest, subject to the existing short term leases..


APPRAISAL DEVELOPMENT AND REPORTING PROCESS


The following steps were completed by CB Commercial for this assignment:

  1.    Analyzed regional, city, neighborhood, site, and improvement data.
  2.    Inspected the subject and the neighborhood.
  3. Reviewed data regarding taxes, zoning, utilities, easements, and city services.
  4. Considered comparable improved sales, comparable improved building rental information, and comparable site sales. Confirmed data with principals, managers, or real estate agents representing principals, unless otherwise noted.
  5. Analyzed the data to arrive at conclusions via each approach to value used in this report.
  6. Reconciled the results of each approach to value employed into a probable range of market data and finally an estimate of value for the subject, as defined herein.
  7.    Estimated a reasonable exposure time associated with the value estimate.




The subject site and improvement descriptions are based on a personal inspection of the property, discussions with Ms. Brandi Jackson, property manager with Summit Management, and a review of the relevant plat maps and site plan. The inspection is not a substitute for thorough engineering studies.

--------

1 The definition of market value is taken from: The Office of the Comptroller of the Currency under 12 CFR, Part 34, Subpart C-Appraisals, (C167) 34.42(f),August 24, 1990. This definition is compatible with the definition of market value contained in The Dictionary of Real Estate Appraisal, Third Edition, and the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of The Appraisal Foundation, 1992 edition. This definition is also compatible with the OTS, RTC, FDIC, NCUA, and the Board of Governors of the Federal Reserve System definition of market value.


To develop the opinion of value, CB Commercial performed a complete appraisal process, as defined by the Uniform Standards of Professional Appraisal Practice. This means that no departures from Standard 1 were invoked.


This is a complete appraisal, in the form of a Self-Contained Report, which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(b) of the Standards of Professional Appraisal Practice. The definitions of Complete Appraisal and Self-Contained Report are found in the Glossary of Terms and Definitions. In a complete appraisal, CB Commercial uses all known applicable approaches to value. The value conclusion reflects all known information about the subject property, market conditions, and available data.


The Self-Contained Report incorporates to the fullest extent possible, practical explanation of the data, reasoning and analysis that were used to develop the opinion of value. It also includes thorough descriptions of the subject property and the market for the subject property type. Data requested for this assignment, but not received, includes the following significant items which, had they been made available, may have had an effect on the final concluded value. However, without having seen these documents or having access to these people, CB Commercial Real Estate Group, Inc. Appraisal Services cannot make any conclusions regarding their impact on value.

         1.    Title report/title policy
         2.    Information regarding any known environmental problems
         3. Information regarding property's compliance with the Americans with Disabilities Act of 1990 (ADA)




SPECIAL APPRAISAL INSTRUCTIONS


The special appraisal instructions, directed by Julie C. Tyler, MAI, are included in addendum within the engagement letter. are to use a December 1, 1995 date of value.


MARKETING PERIOD


The marketing period section is divided into reasonable exposure time and reasonable marketing time. Exposure time differs from marketing time. Marketing time is the period required to sell a real property interest at market value during the period immediately after the effective date of the appraisal. Exposure time is always presumed to precede the effective date of the appraisal.


Exposure Time of Comparable Sales and Listings


CB Commercial analyzed sales and listings of comparable properties in the immediate and overall metropolitan area for the Sales Comparison Approach. Each comparable reflects competitive locational and physical characteristics, sharing similar social and economic amenities with the subject. The Exposure Time of Improved Sales chart illustrates the range of exposure time necessary to generate a sale at market value.

                      EXPOSURE TIME OF IMPROVED SALES

             Comparable                          Marketing Period

     Pine Harbour Apartments                             6 months
     The Landings                                        4 months
     The Arbors at Kirkman Park                          3 months
     Newport Colony                                      6 months
     Club Esprit                                        14 months

Source: CB Commercial Real Estate Group, Inc.



In the most recent issue of the CB Commercial National Investor Survey, published in the Third Quarter 1995, CB Commercial surveyed a wide range of investors for property type preferences and specific marketing times. Respondents showed a clear preference for apartments, suburban offices, warehouse distribution facilities, neighborhood shopping centers, and community shopping centers. In fact, apartments were still the number one preferred property type, as they were in the prior survey. Investors indicated that exposure requirements for investment property generally were the same as from the previous survey, at about 6 months for the subject property type.


Exposure Time Conclusion


In conclusion, based on the foregoing analysis, an exposure time of between 6 and 9 months is reasonable, defensible, and appropriate. Like the brokers surveyed, CB Commercial assumes that the subject property would have been competitively priced and aggressively promoted regionally.


Reasonable Marketing Time


A reasonable marketing time is the period a prospective investor would forecast to sell the subject property immediately after the date of value, at the value estimated. Anticipated marketing time is essentially a measure of the perceived level of risk associated with the marketability, or liquidity, of the subject as an investment grade property. The sources for this information include those used in estimating the reasonable exposure time, but also an analysis of the anticipated changes in market conditions following the date of appraisal. In other words, the reasonable marketing time is the number of months it will require to sell the subject property from the date of value, into the future.


Based on the premise that present market conditions are the best indicators of future performance, a prudent investor will forecast that, under the conditions described above, the subject property will require a marketing time of 6 to 9 months.

                                  AREA ANALYSIS


INTRODUCTION


The constantly changing nature of economic relationships within a market area have a direct bearing on real estate values and the long term quality of a real estate investment. In the market, the value of a property is not based on the price paid for it in the past or the cost of its creation, but on what buyers and sellers perceive it will provide in the future. Consequently, the attitude of the market toward a property within a specific neighborhood or market area reflects the probable future trend of that neighborhood.


Since real estate is an immobile asset, economic trends affecting its locational quality in relation to other competing properties within its market area will also have a direct effect on its value as an investment. To accurately reflect such influences, it is necessary to examine the past and probable future trends which may affect the economic structure of the market area and evaluate their impact on the market potential of the subject. This section of the analysis is designed to isolate and examine the discernible economic trends in the local area which influence and create value for the subject property.


The Orlando Metropolitan Statistical Area (MSA) is located in the geographical center of Florida and covers approximately 2,518 square miles in Orange, Seminole, Lake and Osceola Counties. Orlando, Winter Park and south Seminole County comprise the primary population base which covers approximately 400 square miles and it is the growing hub of activity in Central Florida.


HISTORICAL OVERVIEW


Several significant events have affected the growth of the Orlando area over the past 30 years.


o In 1965, Walt Disney announced that Walt Disney World would be built southwest of downtown Orlando; and, with its opening in October 1971, the Orlando area entered a dynamic growth period.


o In 1981, the Orlando International Airport was opened which enhanced the access to Orlando from both U.S. and International destinations.


o In 1982, Walt Disney World completed construction of its EPCOT Theme Park (Experimental Prototype Community of Tomorrow). During EPCOT's first year in operation, Disney World attendance reached 22.7 million persons, up from 12 to 14 million persons in previous years.


o In 1983, the first phase of the Orange County Convention/Civic Center (325,000 sq.ft.) was completed, providing facilities for any meeting style, thereby broadening the appeal of the Orlando Metropolitan Area as a tourist and convention destination. The facility has undergone two expansions and the final phase IV expansion is to be completed in 1996 to bring the total exhibit space to 1.1 million square feet and meeting space to 370,000 square feet. The entire complex will encompass about 4 million square feet, making it the 6th largest exhibit space in the U.S.


o In 1989, Walt Disney World opened the Disney/MGM Movie Studio Tour which was the third theme park within the overall Walt Disney World complex.


o In 1990, the Walt Disney Company announced a $1 billion-plus, decade-long schedule of development that will include 7 new hotels, 29 new attractions, a fourth, theme park and a new city community on 4,400 acres south of U.S. 192 in Osceola County called "Celebration", which will open in 1996.


o In 1990 Universal Studios Florida became the newest of the major tourist attractions located in the Orlando area. In addition to studio tours and attractions based on famous movies or producers, there are six working sound stages containing 104,500 square feet of production facility used for television, movie and commercial productions. Universal Studios competes with the Disney/MGM Studio Tour in Walt Disney World for both tourist and working production.


In addition to resort projects, public works projects continue to represent major construction expenditures in the Orlando area, such as street and highway construction and development of the new Orange County Courthouse in downtown Orlando scheduled for 1995-1996.


POPULATION AND ECONOMY


From 1980 to 1990, the MSA's population grew from 804,900 to 1,224,850, a 4.3% average annual increase.


               PROJECTED POPULATION GROWTH - ORLANDO MSA 1990 - 2000

                                                          Projected
             Census      Projected Population         Change 1990 - 2000
                                                             Avg Annual Percent
    Area      1990       1995           2000     Number

    MSA     1,224,850  1,430,400      1,624,100  193,700              2.9%

                                REGIONAL AREA MAP
















































Compiled by:  CB Commercial Real Estate Group, Inc.

According to Sales & Marketing Management's Survey of Buying Power August, 1994 issue, the Orlando MSA indicated a population of 1,335,000, ranking 39th in the nation (316 metro market areas) with respect to total population. This compares to a ranking of 60th in 1984.


The upward trend in the MSA's population growth, spurred by a substantial amount of economic development activity both underway and planned, is anticipated to continue in the foreseeable future. This activity has generated abundant employment opportunities in the MSA. An examination of this employment growth is important for understanding population and growth in the region.


EMPLOYMENT GROWTH


Since the mid 1970's, the MSA has experienced steady growth in the number of workers employed in the civilian labor force. Employment growth in the MSA is provided in the chart below. From first quarter 1980 through the end of 1994, total employment increased from 354,675 to 725,065, representing an average annual increase of 5.2%. The average yearly addition of 23,645 new jobs to the civilian labor force during this time period is but one indication of economic prosperity in the Orlando MSA.



                   TOTAL CIVILIAN EMPLOYMENT - ORLANDO MSA 1980 - 1995

                                            Change 1980 - 1995

                  Total                                     Avg. Annual
Quarter/Year    Employment            Number                  Percent

   I/1980        354,675              -------                  -------
   I/1985        490,841              136,166                   8.5
   I/1990        644,127              167,286                   7.0
   I/1994        682,162               38,035                   1.9
   I/1995        725,065               42,903                   6.3

Source:  U.S. Department of Labor; Florida Department of Labor & Employment
                Security



By the end of 1994, total employment was approximately 725,065, reflecting a total gain in jobs of 80,938 since January, 1990, obviously reflecting the recession in 1990-1992. Because of the employment opportunities created by major new development projects and by company expansion, the MSA's unemployment rate should remain near its present level.


TOURISM


Approximately 13.5 million visitors come into the Orlando area each year of which approximately 1.3 million are convention delegates. While the most significant tourist attraction in the Orlando area is Walt Disney World, several other major tourist attractions are within easy commuting distance from the Orlando Metropolitan Area. Among those other major tourist attractions are Sea World, Universal Studios and Kennedy Space Center. Additionally, there are several smaller tourist attractions and other recreational entertainment opportunities which serve to benefit the visitors through potential time and travel cost savings. It is for these reasons that the Orlando area is reportedly the number one family tourist destination in the world. In addition to the expansion of theme attractions, the tourist industry is also enhanced by the ever expanding state of the art conventions located on International Drive, just south of Interstate 4.


In September 1993, Universal Studios Florida announced a major expansion plan for phased development over the next 10 years on the adjoining 550 acres of land. This expansion will include four Sheraton Resort Hotels with 4,300 rooms, 12 acre entertainment complex, 300,000 square feet of meeting space, 300 unit golf villa timeshare complex, 18-hole golf course and championship tennis facility. Additional theme park expansion and new attractions are also planned but unannounced at this time. Eventual employment is projected at about 14,000 for the total 800 acre Universal Studios Florida project.


The Walt Disney Company also was part of a joint venture which developed it's own "convention kingdom," which consists of 200,000 square feet of meeting and convention space and two luxury hotels (Swan & Dolphin) with a total of 2,267 rooms. The Dolphin is operated by Sheraton Hotels (1,509 rooms) while the Swan has 758 rooms and is operated by Westin Hotel Corporation. Additional recent hotel completions at Walt Disney World include Caribbean Beach Resort (2,112 rooms), Yacht & Beach Club Resort (1,156 rooms), Port Orleans Resort (1,008 rooms), Dixie Landings (2,048 rooms), Fort Wilderness Lodge (729 rooms) and All-Star Resort (1,920 rooms). These projects bring the number of hotel rooms on Disney property to about 18,600. Plans are to construction approximately 5,000 additional moderately priced rooms over the next five years.

In June 1995, the Disney organization announced several additional expansion projects including:

1. Doubling in size of the Disney Village complex which already includes Pleasure Island, Disney Marketplace, AMC 10-screen theater and Planet Hollywood restaurant. Several new entertainment restaurants will open in 1996/1997. The 10 screen theater will be expanded to 24 screens, and 50,000 square feet of Disney superstores selling character products will be added.


2. Coronado Springs Resort Hotel, 1,900 room convention hotel ($223 million) will open in the Fall of 1997.


3. The first of two of the world's largest cruise ships are under construction and will begin sailing from Port Canaveral, Florida in 1998, with the second ship added later in 1998.


4. The long awaited fourth theme park called "Disney's Wild Animal Kingdom", is a 500 acre, $760 million project which will open in 1998.


                ATTENDANCE AT CENTRAL FLORIDA PARKS (IN MILLIONS)
    (Estimates 1989-1994)         1989          1990         1991       1992         1993         1994        1995
Walt Disney World                 30.2          33.7         29.2        32.0        31.2         29.5        35.3
Sea World                          4.0           3.8         3.42         4.0         4.5          4.8         4.9
Kennedy Space Center               3.0          3.16         2.6          2.6         2.3          2.1         2.3
Busch Gardens-Tampa                3.1          3.05         2.9          3.0         3.7          3.7         3.8
Universal Studios Florida*         N/A           2.8         5.9          6.5         7.4          7.7         8.0
* Park opened in June, 1990
Source:  Amusement Business Magazine, Dec., 1995.


The significance of the tourism industry is evident when one considers the tremendous infusion of revenues into the Orlando economy resulting from visitor's expenditure. Naturally, as the tourist and convention industry expands, so does the myriad of commercial services. With over 82,500 existing motel rooms and a planned addition of over 5,000 rooms, the hotel industry is obviously the largest tourist and convention industry supporting service.



    Year            1989      1990       1991      1992        1993        1994

Occupancy (%)      79.0%     76.4%      71.6%     74.9%       72.6%       71.3%

Avg Daily Rate    $56.88    $64.33     $63.76    $62.81      $65.52      $65.85

No. Rooms         67,560    71,338     77,043    79,174      81,978      82,500

Source:  Central Florida Hotel/Motel Assn.


TRANSPORTATION


The Orlando International Airport opened in 1981 and has continued its expansion with completion of a third runway and new international concourse to serve the needs of international passengers. The airport, which has over one million square feet under roof, serviced about 18.4 million passengers in 1990 and 1991, an increase of 56% over 1986, including 1.96 million international travelers. Expansion of 24 new passenger gates was completed in 1990. Construction doubling the main terminal area and including an on-site Hyatt Hotel opened in August 1992. Total 1994 passenger traffic was 22.2 million, up 20.7% over 1991. International passenger traffic was approximately 2.5 million in 1994, up 27.5% versus 1991.


In addition to air traffic, the metropolitan area is continually expanding its network of highways and thoroughfares. Interstate 4 traverses the metropolitan Orlando area in a generally northeasterly/ southwesterly direction and services as a main link in the tri-county area. The Florida Sunshine Parkway (Florida's Turnpike) also traverses the area in an east/west direction.


Other major highways include U.S. Highway 17-92, U.S. Highway 441, State Road 50 and State 436. The Bee Line Expressway connects Interstate 4 with the east coast and is limited access tollway. These highways comprise only a segment of the multitude of traffic arteries providing reasonably good intra and interstate highway access.


UTILITIES


Availability of utilities, particularly regarding treating and disposing of wastewater, has been a key issue for new development in the Orlando MSA. A simple, cost-effective solution to the problem of adequate sewerage capacity continues to be an exclusive objective for local governments in the area. Various factors have led to the current situation regarding the provision of public wastewater treatment services. Examples of significant factors are summarized as follows:


         Stiff environmental regulations intended to protect the fragile natural environment of the region have mandated the use of high levels of treatment and virtually pollution-free methods of effluent disposal.


         Tremendous advances in wastewater treatment technology in response to new regulatory standards have resulted in the construction of very sophisticated and expensive facilities.


         The percentage share of federal financial assistance in the construction of new wastewater treatment facilities has been reduced, placing a greater financial burden on local governments.


Based on an assessment of the current situation, it appears that sufficient treatment capacity is expected to be available in most of the area during 1995-1997. Local governments are increasing the share of the cost burden with system users, particularly new users. With respect to other utilities such as electrical, telephone and water service, adequate facilities are available to accommodate new growth.


COMPREHENSIVE GROWTH MANAGEMENT PLAN AND CONCURRENCY


In 1985, the Florida Legislature adopted the Local Government Comprehensive Planning and Land Development Regulation Act. The law is intended to promote orderly growth and development through the efficient use of "public facilities and services" defined as roads, potable water, sanitary sewer, solid waste, drainage, parks and recreation areas, and mass transit. The growth management law requires each local government to have in place "concurrent" with the impact of any development the necessary public facilities and services to serve the development. This provision is known as the "concurrency requirement" and is one of the most innovative growth management techniques in the United States.


To monitor concurrency, each city and county is required to have a management system to ensure that the level of service for the specific public facilities and services will not be reduced by new development. If concurrency restricts a project, the developer may choose to provide the facilities and services necessary to support the project and maintain the required level of service. This could mean substantial expense for off-site improvements not directly related to the project. In some cases this will render a project economically unfeasible.


HOUSING


The Orlando MSA is one of the most active housing markets in the country. According to the Orlando Area Association of Realtors, 1994 was a record year for existing home resales with 11,400 sales, up 9% over 1993. 1990 was the previous record year at 10,676 sales. The area has suffered through the recession with the rest of the country, but is still among the most active areas in the U.S. among second tier cities.


Apartment demand has been consistently high over the past ten years, with occupancy rates have been in the 87%-97% range since 1980. Current occupancy is approximately 92% overall with little new construction.


CONCLUSION


The local economy experienced an overbuilt situation in the mid 1970's and the area fully recovered from that situation. Again in the late 1980's and early 90's, the area was overbuilt in most real estate sectors. However, the continuing popularity of the sunbelt in general and, more specifically, the Central Florida Region has resulted in continuing expansion of the economic base throughout the Orlando MSA. Growth in the tourist and convention industry, combined with growth in the commercial, office, industrial and residential sectors, have had a positive influence on the economic base throughout the area. As a result, retail sales have increased significantly over the past decade due to increased demand in the marketplace. With the continuing expansion of the economic base and related support services, the Orlando MSA is expected to remain one of the fastest growing areas in the nation and the result will be a positive influence on long term real estate values throughout the region.


NEIGHBORHOOD INFLUENCES


Location


The subject is located on the southwest side of Westwood Boulevard in the area which is generally referred to as Westwood, the more common name for Orangewood Neighborhood 2. A neighborhood map is shown on the following page.


Boundaries


The neighborhood boundaries are considered to be:

         North:  State Road 528 (Bee Line Expressway)
         South: State Road 535
         East:   International Drive
         West:  Interstate 4

Land Use


Land use in the neighborhood consists of multifamily and tourist commercial uses. Developments in the immediate vicinity of the subject consists of Westwood Planned Development, which is also known as Orangewood Neighborhood 2, of which the subject is a part, Sea World to the north, Williamsburg, a single-family residential development with some commercial uses, to the east, and International Drive tourist commercial district to the south, and tourist commercial and multifamily uses to the west. The neighborhood appears to be approximately 60% developed. .


Access


International Drive is the major north-south thoroughfare while Central Florida Parkway is the primary east-west street serving the neighborhood. Interstate 4 also runs north and south and generally forms the western boundary of the neighborhood, while the Bee Line Expressway (State Road 528), a limited access toll road, runs east and west just north of the neighborhood.

                                                  NEIGHBORHOOD MAP














                                                  NEIGHBORHOOD MAP






























Compiled by:  CB Commercial Real Estate Group, Inc.

Demographics


Selected Neighborhood demographics in a one, three, and five mile radius from the subject are shown in the following table:


                               SELECTED NEIGHBORHOOD DEMOGRAPHICS
                                       WESTWOOD LOCAL AREA

                                   1 mile        3 mile             5 mile

 Population
        1994 Estimate                 2,247        20,388               75,089
        1990 Census                   1,933        17,332               63,334
        1990-1994 % Change            16.2%         17.6%                18.6%
 Households
        1994 Estimate                 1,169         8,308               28,076
        1990 Census                     997         7,004              23 ,485
        1990-1994 % Change            17.3%         18.6%                19.5%
 1994 Median Household Income      $ 36,356      $ 37,945             $ 40,665
 1994 Average Household Income     $ 42,036      $ 44,938             $ 49,715
 1990 Average Home Value           $ 86,854      $ 97,276            $ 124,140
 1990 % College Graduates             24.5%         23.2%                26.4%

Source:
Compiled by:  CB Commercial Real Estate Group, Inc.



Growth and Trends


Significant corridors of growth in the neighborhood include the International Drive corridor north of the area, with prospective future growth anticipated south of the Westwood Drive/International Drive intersection. The reason for this growth is that International Drive is an alternate route between the International Drive tourist commercial area, which centers around the Orlando Convention Center, and Lake Buena Vista and the Walt Disney World area. New competition for the subject is likely to occur in this area as demonstrated by the recent construction of the Mission Club apartment complex just south of the subject on the west side of International Drive. However, Central Florida Parkway is also experiencing growth and this entire area is expected to continue to develop at a rapid pace over the next ten to fifteen years.


There are eleven multifamily apartment complexes, but two of these, Tanglebay Suites and Hawthorn Suites, are designed to rent as hotel suites on a nightly, weekly, or monthly basis. There are also a number of condominium timeshare properties which cater to tourists. These have not been included in our analysis because they cater to a different segment of the market.. The semi-annual Residential Market Reports by Charles Wayne Consulting, Inc., reflects ten complexes in the "South Orange" submarket, which is the subject market area, and indicates a submarket occupancy rate of 92% excluding the properties now in the leaseup phase. We included The Vinings at Sand Lake complex which is in the southeast part of the Charles Wayne "Windermere" survey area. This project is located on the west side of Turkey Lake Road, which runs parallel to the northwest right of way of Interstate 4, and is considered to be a primary competitor for the subject property. Our six most comparable apartment complexes not in the leaseup phase, as reflected in the Income Approach section of this report, an average occupancy of 93% as of September 1995, and a current average occupancy of 95%. The following is a summary of apartment competition for the subject:



                        SUMMARY OF APARTMENT COMPETITION

                        Year      Total        Occupancy           Occupancy
    Project Name       Built      Units           9/95               12/95

St. Andrews             1989       259            93%                 90%
(Subject)
Monterey Lake           1986       504            89%                 95%
The Broadwater          1987       408            92%                 98%
Vinings @ Westwood      1988       400            94%                 95%
Vinings @ Lake          1988       400            93%                 93%
Buena Vista
Vinings @ Sand Lake     1994       416            95%                 97%
Mission Club            1995       356          Leaseup
Osprey Links            1995       424          Leaseup



There are a number of multifamily sites available in the neighborhood, and it is anticipated, that there will be additional competition over the next several years as the neighborhood achieves full buildout. However, this is a fast growing area and has fewer apartments than most areas in the Orlando MSA. We anticipate that the supply and demand factors within the neighborhood will remain within an acceptable range, with the new supply being created to meet demand, so that there will not be an oversupply for an excessive period of time.


Utilities


All necessary public utilities and services are available within the neighborhood for most types of development. The City of Orlando provides water and sewer, while Orange County provides police and fire protection. Adequate electricity and telephone service is available from local utility and telephone companies.


Conclusion and Relevance to the Subject Property


The Westwood Planned Development is part of an older development which was known as Orangewood, and was comprised of over 4,500 acres. Until the opening of Universal Studios in the late 1980's, Sea World was considered the number two tourist attraction in the Orlando Area. Sea World is located along the north side of Central Florida Parkway and the west side of International Drive, in the central part of the neighborhood. This has long been considered a tourist commercial district, and the development of the area is expected to continue to follow these general patterns.

                            APARTMENT MARKET ANALYSIS


Inventory


Charles Wayne Consulting, Inc. provides a Multifamily Market Survey for the Orlando metropolitan area. Their September 1995 study indicated an average occupancy of 92.6% for the metropolitan area, based on a sample survey of 97,796 apartment units within 424 complexes. The following is a summary of current conditions for the greater Orlando area.

                                    ORLANDO METROPOLITAN APARTMENT SUBMARKETS
Submarket                          No.            Total        Occupancy Rate     Absorption           Under
                                Complexes         Units              %              12 Mos.        Construction/
                                                                                                    Renovation
Sanford/Lake Mary                  25               4,792           94.4              352                  332
Longwood/Altamonte                 48              11,838           94.2              307                  405
Casselberry/Oviedo                 29               6,902           95.4              178                   19
Apopka                              2                 422           93.7               -8                    7
Winter Garden/Ocoee                14               2,793           89.3              138                  318
North Orlando                      52              10,022           89.9              -35                1,001
South Orlando                      99              22,136           92.1            1,221                  173
East Orange/UCF                    80              20,485           93.4            1,005                1,209
South Orange                       10               3,112           91.8              -21                  780
Dr. Phillips/Windermere            27               7,416           90.6            1,158                  669
Kissimee                           38               7,898           92.9              559                  134
Total                              424             97,796           92.6            4,854                5,047
Source:  Residential Market Reports, Charles Wayne Consulting Inc., September 1995


The subject is located in the South Orange submarket. This area is bounded by Sand Lake Road to the north, the Orlando International Airport and Boggy Creek Road to the east, the Orange County line to the south, and Interstate 4 to the west. The South Orange submarket has historically experienced solid demand with moderate new apartment development. The southeast part of the Windermere submarket overlaps with the South Orange submarket, but there is only one property, the Vinings at Sand Lake, which is considered to compete with the subject.


Occupancy Rates


Occupancy rates for the Orlando area bottomed out in 1991 at 87% after a large number of new apartment communities were developed. Subsequently, occupancy rates have increased steadily after a slower rate of new construction and continued demand. A more recent wave of new construction occurred in early 1994. Again, occupancies in the submarket were temporarily depressed, but have now recovered after a lack of more recent construction.


The Charles Wayne Survey indicates the overall market to be healthy with the Casselberry/Oviedo submarket experiencing the highest occupancy rate. This is followed closely by the Sanford/Lake Mary and Longwood/Altamonte Springs submarkets. The Winter Garden/Ocoee submarket has demonstrated the lowest occupancy rate. The overall occupancy level has been somewhat depressed over the past two years, after a large amount of new construction. The latest data indicates a substantial increase in occupancy, after limited new construction recently.


Rental Rates


The Charles Wayne Survey indicates the Longwood/Altamonte submarket to be experiencing the highest rental rates followed by Winter Park and Dr. Phillips/Windermere. Efficiency apartments are experiencing the highest rent per square foot, and four bedroom apartments lowest rent per square foot. Overall, the average rent has increased 3.2% per year since 1983 and we project near term rental rate increases of about 4.0% per year, after a few years of stagnant rent growth.

                                  ORLANDO AREA AVERAGE MULTIFAMILY RENTS STUDY
          Year            Efficiency      1BR/1BA      2BR/2BA      3BR/2BA     Average Rent       Overall
                                    Occupancy
         1983               $277          $311         $375         $424           $347             96%
         1984               $286          $286         $383         $440           $358             95%
         1985               $320          $320         $435         $491           $402             92%
         1986               $335          $335         $475         $533           $433             92%
         1987               $347          $394         $477         $548           $442             90%
         1988               $358          $402         $496         $558           $454             92%
         1989               $370          $420         $525         $608           $481             93%
         1990               $394          $436         $554         $626           $503             93%
         1991               $400          $455         $575         $638           $517             86%
         1992               $350          $455         $539         $629           $493             88%
         1993               $355          $450         $549         $635           $497             92%
         1994               $357          $458         $551         $642           $502             92%
         1995               $365          $462         $560         $650           $509             93%
 Avg. Compound
  Increase 12 Yrs           2.3%          3.4%         3.4%         3.6%           3.2%            ----
 Avg. Compound
 Increase 5 Yrs             1.5%          1.2%         0.2%         0.8%           0.2%            ----
 Avg. Compound
 Increase 1 Yr              2.2%          0.9%         1.6%         1.2%           1.2%            ----
 Source:  Residential Market Reports, Charles Wayne Consulting, Inc.
 Note: The rent in this study reflect  "Asking Rents" for the various unit types for each time period and do not  reflect  concessions  which have been  offered during various time due to supply/demand imbalances.


New Supply


The South Orange submarket has two new complexes which recently began leasing, Mission Club with 356 units, and Osprey Links with 424 units. Tax credit deals led the way in 1993 and 1994 with a few new luxury complexes recently completed, or in the planning stages. Based on the supply of new product and land available for development, we anticipate relatively stable occupancies in the near future, due to continued strong employment growth in Orlando being met by continuing development of new product.


Investment Activity


The apartment investment market was extremely active in 1994 (40 sales in Orlando), with relatively short marketing times. Apartments have been attracting REITS, pension fund buyers, portfolio investors and limited partnerships. However, the acquisition momentum that accompanied the REIT interest in apartments abated by year end 1994 following increases in interest rates. Marketing times are now generally less than 12 months, with a more normal pace of activity. This was estimated based on our analysis of the marketing time for the comparable sales and according to knowledgeable apartment brokers in the Orlando area.

                              PROPERTY DESCRIPTION
                               TOPOGRAPHIC SURVEY

                                  SITE ANALYSIS


The Description of the site can be detailed as follows:


      Location:                         The subject is located at 11500
                                        Westwood Boulevard. Ingress and egress to the subject is available from the southwest side of Westwood Boulevard.

      Assessor's Parcel Number:         Parcel # 13-24-28-6283-00-120.

      Land Area2

      Gross Area:                       14.552 Acres

      Net Area:                         14.552 Acres

      Shape and Frontage:               The site is  irregular.  There are
                                        approximately 322 feet of frontage on Westwood Boulevard, and the property extends southward approximately 1,031 feet.

      Topography and Drainage:          The  site  is  generally  level.  Our
                                        investigation  did  not  reveal  any
                                        significant drainage problems.

      Soils: No soils report was provided; it is assumed that soils are adequate for the existing use.

      Easements:                        No  title   report   was   provided   in
                                        connection  with  this   appraisal.   No
                                        survey showing the location of easements
                                        was available.  Thus, it is not possible
                                        to   make   a   definitive    conclusion
                                        regarding any potential impacts on value
                                        of the location of any such easements or
                                        encroachments.    It   is   specifically
                                        assumed that any easements, restrictions
                                        or   encroachments   that  might  appear
                                        against the title would have no adverse impact on marketability or value.

      Covenants, Conditions, and        The  property  is  within  a  planned
                                        development  and  is  subject  to the
      Restrictions:                     restrictive  and  zoning  covenants
                                        affecting  development,  in  Orangewood
                                        Neighborhood II.

      Utilities:                        Public utilities are provided to the
                                        site, and include water and sewer
                                        service from Orange County, which also
                                        provides police and fire protection,
                                        while electrical service is from Florida
                                        Power Corporation.

                                        2 Source: Plat Map



      Flood Zone:                       According to maps published by the
                                        Federal   Emergency   Management  Agency
                                        (FEMA),  the subject  lies within Zone C
                                        as indicated on FEMA Community Map Panel
                                        120179  0375C,  dated  August  5,  1986.
                                        Flood insurance is available.
                                        This zone is described as follows:


                                        FEMA Zone C: "This area has been
                                        identified in the community flood
                                        insurance study as an area of moderate
                                        or minimal hazard from the principal
                                        source of flood in the area. However,
                                        buildings in this zone could be flooded
                                        by severe, concentrated rainfall coupled with inadequate local drainage systems. Local storm water drainage systems are not normally considered in the community's Flood Insurance Study. The failure of a local drainage system creates areas of high flood risk within this rate zone. Flood insurance is available in participating communities but is not required by regulation in this zone."

      Environmental Issues:             No evidence of hazardous waste or toxic
                                        materials was visible.


                                        The value estimate rendered in this
                                        report is predicated on the assumption
                                        that there is no hazardous material on
                                        or in the property that would cause a
                                        loss in value. No evidence of hazardous
                                        waste or toxic materials was visible. CB
                                        Commercial has no knowledge of the
                                        existence of these substances on or in
                                        the subject property. However, CB
                                        Commercial is not qualified to detect
                                        hazardous waste or toxic materials..

      Adjacent Properties

      North:                            Multifamily residential and tourist
                                        commercial.

      South: Vacant--Zoned for tourist commercial and multifamily.

      East:                             Golf Course--Tourist commercial and
                                        multifamily residential.

      West:                             Multifamily residential and tourist
                                        commercial.

      Conclusion:                       The  subject is a 14.552  acre site on a
                                        paved  street  served by  necessary
                                        utilities.  Access  appears  to be
                                        good.  Visibility/exposure  is  average.
                                        There are no adverse soils  conditions
                                        of which CB  Commercial  Real Estate
                                        Group, Inc. is aware. The shape of the
                                        parcel  irregular,  but results in no
                                        specific development  limitation.  The
                                        east property boundary is adjacent to
                                        the International Golf Club golf course and offers golf views from selected units. Units with golf views typically have rental premiums, which has a positive impact on value. In conclusion, from a physical standpoint, the site is considered adequate for many types of development.

                                                  SUBJECT PLAT MAP















                                                  SUBJECT PLAT MAP






















Compiled by:  CB Commercial Real Estate Group, Inc.

                              IMPROVEMENT ANALYSIS


The subject is a garden style 1 to 3 story, apartment complex completed in 1989. The following is a description of the improvements based on our physical inspection and analysis of the building plans by Wallace and Associates, of Houston, Texas, No. 88-37. Selected copies of the building layout and plans are shown in the Addenda. The building area is detailed as follows:


                                                     ST. ANDREWS
                                                       UNIT MIX

                          No. of          Unit          Storage        Balcony        Rentable          Total
     Type      BR/BA       Units        LA (SF)           Area           Area           Area         Livable Area

    A         1/1         72             644              18            58             720            51,840
    B         1/1         72             686               0            56             742            53,424
    C         2/2         64             850              23            60             933            59,712
    D         2/2         51             956              16            51           1,023            52,173

    Totals/              259         198,916           3,584        14,649         217,149           217,149
    Avg.                                 768              14            57             838               838

  Source:  Compiled by: CB Commercial Real Estate Group, Inc.





The basic construction features are summarized as follows.


Construction Class                        The class of construction is the
                                          basic    subdivision    in    Marshall
                                          Valuation   Service3,   dividing   all
                                          buildings  into five  basic  groups by
                                          type of  framing  (supporting  columns
                                          and  beams),   walls,   floors,   roof
                                          structure,   and   fireproofing.   The
                                          subject is construction Class D.



                                          3 The primary feature of Class A
                                          buildings is the fireproofed
                                          structural steel frame, which may be
                                          welded, bolted, or riveted together.
                                          The fireproofing may be masonry,
                                          poured concrete, plaster, sprayed
                                          fiber, or any other type which will
                                          give a high fire-resistant rating.

                                          The primary characteristic of Class B
                                          Buildings is the reinforced concrete
                                          frame in which the columns and beams
                                          can be either formed or precast
                                          concrete. They may be mechanically
                                          stressed, and the structure is fire
                                          resistant.

                                          Class C Buildings are characterized by
                                          masonry or reinforced concrete
                                          (including tilt-up) construction. The
                                          walls may be load-bearing, i.e.,
                                          supporting roof and upper floor loads,
                                          or nonbearing with open concrete,
                                          steel, or wood columns, bents, or
                                          arches supporting the load.

                                          Class D buildings are characterized by
                                          combustible construction. The exterior
                                          walls may be made up of closely spaced
                                          wood or steel studs as in the case of
                                          typical frame house, with an exterior
                                          covering of wood siding, shingles,
                                          stucco, brick, stone veneer, or other
                                          materials. Otherwise they may consist
                                          of an open skeleton wood frame on
                                          which some form of curtain wall is
                                          applied, including, pre-engineered
                                          pole buildings.

                                          Class S buildings are characterized by
                                          incombustible construction and
                                          prefabricated structural members. The
                                          exterior walls may be steel studs or
                                          an open steel skeleton frame with
                                          exterior single or sandwich wall
                                          coverings consisting of prefabricated
                                          or sheet siding

                                          (Source:  Marshall Valuation Service)


Competitive Rating                        The subject is considered a
                                          Class B building in terms of quality
                                          as it is perceived in the marketplace.

Foundation                                Poured reinforced concrete/perimeter
                                          footings and column pads/Other

Frame                                     Wood frame with wood truss joist/floor
                                          structure and plywood floor deck.

Floor Construction

Ground Floor                              Reinforced concrete slab on grade.

Other Floors                              Plywood deck with light-weight
                                          concrete cover.

Exterior Walls                            Wood frame with masonite  siding.  The
                                          masonite is in very poor condition,
                                          and has  deteriorated  to the point
                                          that the wall studs and window framing
                                          are  rotting in places.  The siding
                                          and damaged  wood are being  replaced,
                                          and  the new  exterior  will  be an
                                          imitation  wood  vinyl  siding.  Four
                                          buildings are in various stages of
                                          construction,  but no single  building
                                          is complete.  Windows are single-hung
                                          aluminum.

Roof Cover                                The roofs are vinyl shingles.
                                          There was reported to be some wind
                                          damage from storms last summer, and
                                          the roofs are being replaced as the
                                          buildings have new siding installed.

Exterior Condition                        The  buildings  are in fair
                                          condition  "as is" due to the masonite
                                          siding  and roof  problems  previously
                                          mentioned.   Upon  completion  of  the
                                          current capital improvements  program,
                                          the   buildings   will   be  in   good
                                          condition.

Interior Condition                        The   interior   of   the
                                          buildings  are  assumed  to have  been
                                          well  maintained,  as  a  result  of a
                                          program of  on-going  maintenance.  We
                                          were  only  able to gain  access  to a
                                          small  sampling  of  units,   but  the
                                          maintenace  program in place  provides
                                          for  painting  and  repairing  of  any
                                          defects in  individual  units  between
                                          tenants.

HVAC Combined heating and cooling system with individual forced air units for each unit. Climitization is delivered through ceiling registers. A similar, but slightly larger system serves the office and clubhouse. The HVAC systems are assumed to be adequate and in good operating condition.

Electrical                                100 amp to 212 amp, 120/240 volt
                                          system. The electrical system is
                                          assumed to be in good working order
                                          and adequate for the buildings.

Fire Protection                           The subject  buildings are
                                          not fire sprinkled. It is assumed that
                                          the   subject   has   adequate   smoke
                                          detectors,  fire alarm  systems,  fire
                                          exits,   fire   extinguishers,    fire
                                          escapes  and/or other fire  protection
                                          measures  adequate  to meet local fire
                                          marshall requirements.

Life Safety and Security                  The subject has no
                                          special       security       system/TV
                                          surveillance   system.   Other  public
                                          address system safety graphics.

Plumbing PVC pipes. The plumbing system is assumed to be in good operating condition.

Parking Surface parking is provided for 453 vehicles, including 9 handicapped spaces. Parking is located in front of each building. This type of parking is similar to that found in the local comparables. The number of parking spaces satisfies current zoning requirements for the existing use.. Construction is reinforced cast in place concrete concrete.

Landscaping                               The landscaping is well maintained and
                                          is average, compared to competitors.

Interior Amenities                        Interior Amenities include
                                          electric range, oven and hood,
                                          microwave, dishwasher, disposal,
                                          refrigerator with ice maker, ceiling
                                          fan in living room, and washer-dryer
                                          connections.

Exterior Amenities                        Exterior amenities include a
                                          pool, lighted tennis court, clubhouse,
                                          with weight room and one indoor
                                          racquetball court.

ADA Compliance                            Handicap  access  is  not
                                          available   to   all   areas   of  the
                                          buildings.   However,   we   are   not
                                          qualified to determine compliance with
                                          the requirements.  Please refer to the
                                          specific limiting condition  regarding
                                          ADA compliance.

Environmental Issues                      The value estimate rendered in
                                          this report is predicated on the
                                          assumption that there is no hazardous
                                          material on or in the improvements,
                                          causing a loss in value.


                                          No evidence of hazardous waste or
                                          toxic materials were visible. We have
                                          no knowledge of the existence of these
                                          substances on or in the subject
                                          improvements. However, we are not
                                          qualified to detect hazardous waster
                                          or toxic materials.

Deferred Maintenance                      Deferred    maintenance
                                          exists  in the  form of  deteriorating
                                          masonite siding and wind damaged vinyl
                                          roof  shingles,   but  both  of  these
                                          issues are being  cured by the current
                                          capital improvements program which was
                                          initiated  in  August  1995,  and will
                                          continue through approximately October
                                          1996

Economic Age and Life                     The buildings were erected in 1989 for
                                          a  chronological  age of 6.5 years.
                                          Upon completion of the current capital
                                          improvements  program,  which is at
                                          $3,205,952 for new siding and roofs,
                                          appraisers estimate effective age to
                                          be  approximately  6 years.  According
                                          to the Marshall  Valuation  Service
                                          cost guide,  buildings of this type
                                          and quality  have an expected  life of
                                          45 years.  Therefore,  the remaining
                                          economic life  (expected  life minus
                                          effective age) is about 39, consistent
                                          with our on-site observations.

Quality/General Condition                 The subject  property  conforms well
                                          with  competitors  and substitutes in
                                          the area.  Relative  quality of
                                          construction is average to fair.
                                          Interior amenities  are similar to
                                          competing  properties  of the same
                                          approximate age. We observed  evidence
                                          of structural  fatigue and the
                                          improvements are approaching an
                                          unsound  condition,  if no capital
                                          improvements  are made. We are not
                                          qualified  to  determine  structural
                                          integrity,  however,  it appears that
                                          the ongoing capital  improvements
                                          program is addressing these issues and
                                          will cure the deferred maintenance.

Conclusion/Comments                       The subject  property  was  designed
                                          as a  competitive  garden  apartment
                                          complex in an area with above average
                                          demographics  and good appeal.  The
                                          selection  of  Masonic  siding  was a
                                          poor  choice  for the humid  Florida
                                          climate,  and the  property  is in
                                          fair to poor condition  as a result of
                                          extensive  rotten  siding,  which has
                                          caused  damage to the wood studs and
                                          sills in  some  places.  In  addition,
                                          the  roof  was  reported  to have
                                          suffered some damage during the
                                          hurricanes  and storms which affected
                                          the Orlando area last summer.  These
                                          items of deferred  maintenance are in
                                          the process of being cured.  The
                                          property  should be restored to an
                                          average to slightly  above  average
                                          market appeal when the deferred
                                          maintenance is cured.




                                   IMPROVEMENT RATING

  Category                 Exc         Good       Average       Fair        Poor

  Appeal/Appearance                                                          X
  Construction Class                                 X
  Design                                             X
  Electrical                                         X
  Exterior Condition                                                         X
  Exterior Walls                                                             X
  Floor Construction                                 X
  Floor Cover                                        X
  Foundation                                         X
  Frame                                                          X
  Functionality/ Floor Plan                          X
  HVAC                                               X
  Interior Condition                                 X
  Landscaping                                        X
  Life Safety System                                 X
  Lighting                                           X
  Load Factor                                        X
  Parking                               X
  Plumbing                                           X
  Roof Cover                                         X
  Security System                                                            X
  Interior Amenities                                 X
  Exterior Amenities                                 X

Compiled by: CB Commercial Real Estate Group, Inc.

                                     ZONING


The subject's zoning requirements are detailed below.


                                    ZONING SUMMARY

Current zoning:              P-D,  Planned Development, Orange County, FL
Legally conforming?:         Yes
Uses permitted:              Existing Use
Zoning change                Not likely

            Category                                Zoning Requirement

Total building coverage (FAR) 1        No. of units:  259
Parking                          1.5 space per 1 BR + 2.0 Spaces per 2 BR  Unit.
Other                            5 to 6 ft. perimeter walls on south and west
                                 sides.

1 Floor Area Ratio
Source: Orange County Planning & Zoning--Orangewood Neighborhood 2 PD Compiled by: CB Commercial Real Estate Group, Inc.





ZONING ANALYSIS AND CONCLUSIONS


The subject appears to be a legally conforming use within the current zoning.

                             TAX AND ASSESSMENT DATA


Real estate in Orange County is assessed at 100% of the assessor's estimated market value. The subject's market value, assessed value, and current taxes are summarized below.


                               CURRENT ASSESSMENT AND TAX INFORMATION (1995)

                                                                     Assessed        Tax Rate      Annual
      Tax ID             Land        Improvements       Total          Value         / $1,000      Taxes
13-24-28-6283-00-120 $2,460,500    $5,474,257        $7,934,757   $7,934,757       $20.9791      $168,167.97
Source:
Compiled by: CB Commercial Real Estate Group, Inc.




Taxes are charged in arrears and are billed in November of the year of the assessment. Taxes are due by March 31 of the year following the assessment, however, discounts of 4% for November, 3% December, 2% January and 1% February, are offered if the taxes are paid early. The above taxes reflect the 100% assessment without an early payment discount. The county records indicate that there are no delinquent property taxes. However, the 1995 taxes have not yet been paid. If paid in December 1995, the total real property taxes due would be $163,122.93, which includes $1,652.78 in special assessments. The personal property at the subject is assessed for $229,337, which results in 1995 taxes of $4,811.28. If paid in December 1995, the amount due would be $4,666.95.


CB Commercial concluded that the assessor has estimated a reasonable market value. Therefore, a tax appeal is not recommended. Our research indicates that market participants use the actual taxes in analyzing properties similar to the subject.


In addition, we analyzed several tax comparables to verify the reasonableness of the subject's tax structure. These comparables are detailed as follows.


                                            REAL ESTATE TAX COMPARABLES
                                                ORANGE COUNTY, 1995

                                                Year    No. of       Tax         Assessed        R.E.      Taxes/
  Property                     Tax I.D.#        Built   Units       Value          Value         Taxes      Unit

St. Andrews              13-24-28-6283-00-120  1989    259      $7,934,757    $7,934,757      $168,168    $649
Broadwater               13-24-28-6283-00-140  1987    408      $15,503,499   $15,503,499     $327,153    $804
Vinings @ Sand Lake      35-23-28-0000-00-045  1994    416      $15,379,674   $15,379,674     $322,652    $775
Monterey Lakes           12-24-28-0000-00-022  1986    504      $14,527,892   $14,527,892     $306,683    $609

Source:
Compiled by: CB Commercial Real Estate Group, Inc.





The tax comparables utilized are all located in the general vicinity of the subject. They indicate a relatively broad range of assessments and taxes. Based on these comparables, it appears that the subject's assessment is reasonable given its current condition. When the deferred maintenance at the subject property is cured, we anticipate that the taxes will increase to a point slightly below the Broadwater and the Vinings at Sand Lake Road, or about $750 per unit.

                              HIGHEST AND BEST USE


In appraisal practice, the concept of highest and best use represents the premise upon which value is based. The four criteria that the highest and best use must meet are:

                                     legal permissibility;
                                     physical possibility;
                                     financial feasibility; and
                                     maximum profitability.

Highest and best use is applied specifically to the use of a site as vacant. It is recognized that in cases where a site has existing improvements, the concluded highest and best use as if vacant may be different from the highest and best use given the existing improvements (as improved). The existing use will continue, however, until the land value, in its highest and best use, exceeds that total value of the property under its existing use plus the cost of removing or altering the existing structure.


Implied in the highest and best use is a recognition of the contribution of a specific use to the community environment or to the community's development goals, in addition to wealth maximization of individual property owners. Also implied is that the conclusion of highest and best use results from the appraiser's judgment and analytical skill, i.e., that the use determined from the analysis represents an opinion, not a fact to be found.


As Vacant


Of the alternatives available which are physically possible and legally acceptable for the subject property, the best alternative is for multifamily development. This fact is evidenced by our investigation of the housing market in the subject area, which indicates a ready acceptance for good quality, reasonably priced units. Multifamily use in the subject submarket takes several forms, one of which is rental apartments such as the subject. However, there are a number apartments which are rented on a daily, weekly or monthly basis, to appeal to the tourist market, and there are some condominiums and time share units. These alternative forms of multifamily development may yield a higher return than rental apartments. However, the available density within the planned development point to rental units as being the most probable use of the subject site.


Based upon a field survey of the subject neighborhood, the occupancy range for multifamily apartments is between 88% and 94%, and we have estimated an average occupancy rate of 93%. We anticipate the submarket occupancy rate to remain fairly stable, since continued growth of the local economic base will be offset with limited new apartment developments in the subject neighborhood over the next few years.


Based upon those considerations and development trends for multifamily projects, it is our opinion that the Highest and Best Use of the subject site would be for multifamily residential development. Considering the growing demand for multifamily units in the subject neighborhood, development of the subject would likely be feasible within the next year, after the overall occupancy rate and rents increase further.


The subject site, as if vacant, is suitable for 259 units under the current zoning. As discussed with the Orlando Planning and Zoning Department, the subject site has a set density at this level according to the approved use of this site within the Orangewood Neighborhood 2, Planned Development. Due to the density, development of the subject site should be rental multifamily, since a time share developer would typically look for a higher density site. Rental multifamily development is consistent with the existing use.


As Improved


The subject site is improved with a 259 unit garden apartment complex constructed in 1989. The improvements are situated on a 14.552+ acre parcel indicating a density of 17.8 units per acre. The units are average quality, but are suitable for eventual condominium conversion and/or short term rental due to the location. At the date of appraisal, the subject had an economic occupancy of 90%.


The existing complex is competitive in its market, and the occupancy level is considered to be stabilized. Condominium conversion is physically possible but not currently feasible. Thus, the highest and best use of the subject is for continued operation as a rental apartment complex. However, we recommend continued correction of the deferred maintenance by completing the current capital improvements program, in order to remain competitive and command a good rental rate in the market


Marketability


The subject has good marketability and it is considered a good institutional quality property. The types of buyers for this type of product are REITS, pension fund advisors, portfolio investors, limited partnerships and other large institutional buyers. Financing would be available to this type of investment likely from major insurance companies or a few major lending institutions. We anticipate a 6 to 9 month marketing period for this type of property, based on discussions with Bob Miller, apartment specialist with CB Commercial Real Estate Group, Inc., who has 11 years experience in the Orlando market and is recognized as an expert in this area due to the number of transactions in which he has participated. We also discussed the marketing period with Bob Hold of Pinnacle Group, a nationwide apartment investment and management company.

                                   VALUATION

                              APPRAISAL METHODOLOGY


The appraisal process is defined as an orderly program by which the problem is planned and the data involved is acquired, classified, analyzed and interpreted into an estimate of value. In this process three basic approaches to value are considered: Income Capitalization Approach, Sales Comparison Approach, and Cost Approach. In appraisal practice, an approach to value is included or omitted based on its applicability to the property type being valued and the quality and quantity of information available.


The final step in the appraisal process is reconciliation -- a process by which CB Commercial analyzes alternative conclusions and selects a final value estimate from among two or more indications of value. CB Commercial weighs the relative significance, applicability and defensibility of each approach as it relates to the type of property being appraised.


THE COST APPROACH


The Cost Approach is based upon the proposition that the informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land or when relatively unique or specialized improvements are located on the site and for which there exist few sales or leases of comparable properties.


Based on our analysis of the subject area, market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Furthermore, though considered, the Cost Approach is not deemed to render a reliable indication of value due to the imprecise nature of estimating the accrued physical, functional, or external depreciation affecting the improvements. Therefore, for this assignment, the Cost Approach has not been employed to render a value indication for the subject property.


SALES COMPARISON APPROACH


The Sales Comparison Approach utilizes sales of comparable properties, adjusted for differences, to indicate a value for the subject property. Valuation is typically accomplished using physical units of comparison such as price per square foot, price per unit, price per floor, etc., or economic units of comparison such as gross rent multiplier. Adjustments are applied to the physical units of comparison derived from the comparable sale. The unit of comparison chosen for the subject is then used to yield a total value. Economic units of comparison are not adjusted, but rather analyzed as to relevant differences with the final estimate derived based on the general comparisons.


The reliability of this approach is dependent upon (a) the availability of comparable sales data; (b) the verification of the sales data; (c) the degree of comparability; (d) the absence of nontypical conditions affecting the sales price. Through our search of the subject market, we were able to uncover an adequate quality and quantity of sales through which a reliable and defensible indication of value could be concluded. Therefore, this approach has been employed for this assignment.


INCOME CAPITALIZATION APPROACH


The methodology of the Income Capitalization Approach is to determine the income-producing capacity of the property on a stabilized basis by estimating market rent from comparable rentals, making deductions for vacancy and collection losses and building expenses, then capitalizing the net income at a market-derived rate to yield an indication of value. The capitalization rate represents the relationship between net income and value.


The discounted cash flow method discounts periodic cash flows (which consist of a net income less capital costs, per period) and a reversion (if any) to a present value. The discount rate is determined by analyzing current investor yield requirements for similar investments.


Since investors are active in the marketplace for properties similar to the subject, the Income Capitalization Approach is particularly applicable to the appraisal problem at hand. There is an adequate quality and quantity of income and expense data available to render a reliable and defensible value conclusion. Therefore, this approach has been employed for this assignment.

                                   LAND VALUE


In estimating land value it is common to employ the Sales Comparison Approach. Sales prices of similar parcels are compared on a unit basis such as square foot of land or square foot of allowable building area (FAR). Appropriate unit indicators for the subject property type and location is the price per unit and price per acre.


An adjustment grid is used to summarize the direction and magnitude of adjustments judged appropriate to the comparable sales. In some cases adjustments may be derived directly from quantifiable data (e.g., the estimated off-site costs). However, in many instances the adjustments involve the judgment of CB Commercial.


Details regarding the comparable land sales used in the analysis are summarized in the following table and included in the addendum. A map of the comparables is shown on the following page.


                                        SUMMARY OF MULTIFAMILY LAND SALES

                                       Sale        Total         Site          Sale          Price       Price
 No.    Location                       Date        Units        (acre)         Price       Per Acre     Per Unit


  1     W/S Turkey Lake Rd.          Dec. 93            416       23.50      $3,300,000    $140,426       $7,021

  2     S/S Metrowest Blvd.          Dec. 93            336       28.00      $3,192,000    $114,000       $9,500

  3     S/S Maitland Blvd.           Dec. 94            363       21.20      $2,635,500    $124,316       $7,260

  4     E/S International Dr.        Apr. 95            356       17.00      $2,890,000    $170,000       $8,118

Source:  CB Commercial Real Estate Group, Inc.





ANALYSIS OF LAND SALES


The comparable sales indicate an unadjusted range of $7,021 to $8,118 per unit. The following paragraphs discuss the analysis of the sales and the basis for adjustment.


Sale Number One


This comparable is located on the west side of Turkey Lake Road approximately two miles northwest of the subject. The property sold for $3,300,000, or $7,021 per unit in December 1993. The sale has frontage on the east side of Sand Lake, and approximately 18.6 acres out of the 42.102 acre site were not considered to be usable, leaving a usable site of 23.50 acres. The property was developed with The Vinings at Sand Lake, a 416 unit apartment complex, which reflects a density of 17.7 units per acre based on the usable land area. The location is not considered to be as good as the subject, which requires an upward adjustment. The golf amenity is considered to be comparable to the lake view amenity, and these factors were considered to be offsetting. The elevations and physical attributes of this site were considered to be inferior to the subject, requiring upward adjustment. Overall, this site is considered to be inferior to the subject.


Sale Number Two


This comparable is located on the south side of Metrowest Boulevard approximately eight miles north of the subject. The property sold for $3,192,000, or $9,500 per unit in December 1993. The sale has frontage on the south side of Metrowest Boulevard, and contains approximately 28.0 usable acres. The property was developed with the Golf View Apartments, a 336 unit apartment complex, which reflects a density of 12.0 units per acre based on the usable land area. The location is considered to be superior to the subject due to the popularity of the Metrowest Planned Development, and more central location, which requires a downward adjustment. The golf amenity is considered to be superior to that of the subject because more units front on the golf course and are available for an amenity rent premium. The elevations and physical attributes of this site were considered to be similar to the subject, requiring no adjustment. Overall, this site is considered to be slightly superior to the subject.


Sale Number Three


This comparable is located on the south side of Maitland Boulevard in the Mailtland Summit Planned Development in north Central Orange County. Maitland Summit is a mixed use planned development which is predominately zoned for office and commercial use. The property sold for $2,635,500 in December 1994, or $7,260 per unit. The property is being developed with The Arbors at Maitland Summit, a 363 unit apartment complex, which reflects a density of 17.1 units per acre based on the usable land area. The location is considered to be comparable to the subject, but it lacks a golf or lake amenity, which requires an upward adjustment. The elevations and physical attributes of this site were considered to be similar to the subject, requiring no adjustment. Overall, this site is considered to be slightly inferior to the subject.

                                             COMPARABLE LAND SALES MAP















                                             COMPARABLE LAND SALES MAP

























Compiled by:  CB Commercial Real Estate Group, Inc.

Sale Number Four

This comparable is located on the east side of International Drive approximately 1/4 mile southeast of the subject. The property sold for $2,890,000, or $8,118 per acre in April 1995. The sale has frontage on the east side of International Drive, and approximately 17.0 acres of usable land. The property is being developed with The Mission Club apartments, a 356 unit apartment complex, which reflects a density of 20.9 units per acre based on the usable land area. The location is considered to be comparable to the subject, but lacks the golf amenity which requires a downward adjustment. The elevations and physical attributes of this site were considered to be similar to the subject. Overall, this site is considered to be slightly inferior to the subject because it lacks a view amenity.


SUMMARY OF ADJUSTMENTS


Adjustments made to the comparables are summarized in the following grid:

LAND SALES ANALYSIS
Summary of ADJUSTMENTS 1

                                Sale 1           Sale 2            Sale 3           Sale 4

Unadjusted Price/ Unit          $  7,021         $  9,500          $  7,260         $  8,118
Property Rights                 0.00%            0.00%             0.00%            0.00%
Subtotal                        $  0.00          $  0.00           $  0.00          $  0.00
Financing Terms                 0.00%            0.00%             0.00%            0.00%
Subtotal                        $  0.00          $  0.00           $  0.00          $  0.00
Conditions of Sale              0.00%            0.00%             0.00%            0.00%
Subtotal                        $  0.00          $  0.00           $  0.00          $  0.00
Market conditions               0.00%            0.00%             0.00%            0.00%
Subtotal                        $  7,021         $  9,500          $  7,260         $  8,118
Other Adjustments
Physical characteristics
Size                            0.00%            0.00%             0.00%            0.00%
Shape                           0.00%            0.00%             0.00%            0.00%
Frontage                        0.00%            0.00%             0.00%            0.00%
Topography                      5.00%            0.00%             0.00%            0.00%
Location                        5.00%            -5.00%            0.00%            0.00%
Availability of Utilities       0.00%            0.00%             0.00%            0.00%
Zoning                          0.00%            0.00%             0.00%            0.00%
Highest and Best Use            0.00%            0.00%             0.00%            0.00%
Off-Site costs                  0.00%            0.00%             0.00%            0.00%
Amenities                       0.00%            -5.00%            10.00%           5.00%
Total Other Adjustments         1.10%            -10.00%           10.00%           5.00%
Value Indication for subject    $  8,726         $  8,550          $  7,986         $  8,524

1 The adjustment grid summarizes the direction and magnitude of adjustments judged appropriate to the comparable sales. In some cases adjustments may be derived directly from quantifiable data. However, in many instances the adjustments involve judgment of CB Commercial.
Source:  CB Commercial Real Estate Group, Inc.

CONCLUDED LAND VALUE

The nominal sales prices of the comparables range from $7,021 to $9,500 per unit. After adjustments, the adjusted values indicated for the subject range from $7,986 to $8,726 per unit. Greatest reliance is placed on Sale Number 4 ($8,524 per unit) because it is located very near the subject, and is the most recent sale. Sale Number 2 ($8,550 per unit) was also considered to be instructive to the analysis because it reflects a golf course view amenity premium.

The concluded estimate of land value for the subject is $8,500 per unit, which results in the following land value indicated for the subject:


                     CONCLUDED LAND VALUE


    $/Unit           Subject Units               Total

   $ 8,500      x           259      =          $ 2,201,500
Rounded:                                         $2,200,000

Source: CB Commercial Real Estate Group, Inc.

                                  COST APPROACH


The Cost Approach estimates the value of the vacant site and adds to it the depreciated cost of the improvements. The Cost Approach is based on the proposition that an informed purchaser would pay no more for the subject than the cost to acquire a similar site and construct similar improvements


This method is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land. It is also highly relevant when relatively unique or specialized improvements are located on the site and for which there exist no comparable properties on the market.


ESTIMATE OF REPLACEMENT COST NEW


This analysis is based on the replacement cost method of valuation. In the replacement cost analysis, the cost of creating a modern structure of equal utility is estimated; not the costs of reproducing a physical duplicate of the subject improvements. The estimation of the replacement cost of the subject's existing improvements includes both direct and indirect costs. All of our cost estimates are as of the date of value. These are briefly described below, and detailed on the following Cost Approach Summary.


Our estimates of direct costs are based on our analysis of the Marshall Valuation Service Cost Estimation Manual; and our experience with the costs of similar developments. Our estimated direct cost are separated into the cost of the building and site improvements. The direct costs include the contractor's overhead and profit, but exclude developer's profit.


According to the Marshall Valuation Service, the improvements best fit the description of a "Class D Fair Quality Multiple Residence." Referring to the calculator method (Section 12, Page 14, 12/95), the cost on a square foot basis was indicated to be approximately $33.78 per square foot for this quality.


To this amount, it was necessary to make adjustments for HVAC (+$1.85/SF), the size of the building (1.02), and for current (1.00) and local cost conditions (.93).


The reader's attention is directed to the summary of cost approach which summarizes estimated costs for all building and site improvements. Applying these multipliers to the base cost results in a dwelling cost figure of approximately $33.80 per square foot. The clubhouse cost has been estimated at $40.75 per square foot. Patios, balconies and stairwells are estimated at 25% of the adjusted base cost, or $8.01 per square foot.


To this amount we added the cost of the site improvements such as the asphalt paving, pool, tennis court, landscaping, irrigation, signage, concrete walks, and site lighting. The total cost for site improvements was estimated at $1,275,000 from the Marshall Valuation Service.


The calculator method includes costs for architect and engineer fees, normal interest on building funds during the construction period, normal site preparation, utilities and contractors overhead and profit. However, marketing costs to create first occupancy, various professional fees and entrepreneurial profit are not included. Therefore we added these indirect costs to the direct cost.


INDIRECT COSTS


Financing costs have been estimated at 2% of the anticipated loan amount, rounded to $200,000. Transportation, sewer and water impact fees totaled $1,039,234. The initial marketing and lease-up expense was estimated at $100,000. This expense includes rent loss over the lease-up period and extraordinary administrative expenses. Professional fees were estimated at $25,000 and real estate taxes during construction were estimated at $50,000, and impact fees were estimated at $1,039,734, resulting in total indirect costs of $1,382,234. Therefore, total direct and indirect costs were estimated at $9,756,714.


Entrepreneurial Profit


Entrepreneurial profit is compensation to a developer for his time, experience and use of funds for a period of time. These profit levels typically range up to 20% of costs. For this analysis, we have estimated entrepreneurial profit in the amount of 10% of direct and indirect costs, due to development conditions and the size of the project, which indicates $975,672.


ACCRUED DEPRECIATION


There are five basic components associated with accrued depreciation: curable physical depreciation; incurable physical depreciation; curable functional obsolescence; incurable functional obsolescence; and external obsolescence.


Curable Physical Depreciation


This category applies to problems associated with deferred maintenance, neglect, and lack of tenant improvements. Items included in this category can include roof repair, sewer and water supply system failures, electrical service deficiencies, asbestos remediation, and interior build-out requirements. The measure of this form of depreciation is the cost to cure the deficiency.


The subject is of fair quality construction and is considered typical of apartment buildings which were constructed during the same period. We rated the construction as fair quality because masonite siding was used, and it has deteriorated in the humid Florida climate. The subject site is generally improved in a consistent manner (scale and texture) with alternate directly competitive substitute properties in the immediate area. Based upon CB Commercial's visual inspection, the property appears to have received adequate and routine maintenance, but this could not keep the masonite siding from rotting and creating problems. Another type of exterior finish such as stucco, cedar or vinyl siding would provide an exterior which, if given normal routine maintenance, would outlive the economic life of the improvements. Management stated that minor repairs would be handled through normal maintenance and repair cost.


Based on information provided by USF&G, CB Commercial has taken into consideration the following curable physical depreciation:


         SUMMARY OF CURABLE PHYSICAL DEPRECIATION

   Item                                     Cost to Cure

   Roof Repairs                           $   171,799
   Total                                  $   171,799

Source:   USF&G & Leffler Enterprises
Compiled by: CB Commercial Real Estate Group, Inc.


It should be noted that the masonite siding is rotten and will not be replaced with a similar material because it has proven to be an unreliable type of exterior in this climate. Workmanship probably exacerbated the problem. Thus, we have treated the existing siding as being 100% depreciated and have handled the resulting impact on the overall value estimate by the cost approach as functional obsolescence, as discussed below.


Incurable Physical Depreciation


This category refers to structural items which are not currently feasible to restore/repair. These items are classified as long-lived and short-lived. A long-lived item is expected to have an economic life similar to the main structure; a short-lived component is expected to have a remaining economic life less than the main structure. The primary source of incurable physical depreciation is age. Excessive wear and tear may cause the aging process to be accelerated. Conversely, the improvement or renovation may have the effect of reversing the aging process by extending the physical or economic life of the improvements. If maintenance were present throughout the life of the structure, the effective age can be less than the actual age.


The effective age was discussed earlier in the Improvement Section. The effective age is estimated to be 6 years.


The subject has rotten masonite siding and damaged vinyl roof shingles, which are consider to be curable. The cost to cure the roof problem is projected at $171,799, including approximately $139,972 for roof removal and installation, $6,552 for trash removal, and an allocation of 17.25% of the soft costs of administration, overhead and profit based on the data furnished by USF&G.


We have measured the subject's incurable physical depreciation on an effective age/life basis. In this case, the subject was estimated to have an effective age of 6 years and a total economic life of 45 years for total accrued depreciation of 13% of replacement cost new. We also excluded the cost of the siding which will be cured as an item of functional curable obsolescence. Multiplying the Replacement Cost New, less the physical curable depreciation of the roof ($171,799) and the cost of new masonite siding ($2,400,000) is calculated as follows: $10,732,386 - $2,571,799 = $8,160,587. Applying the 13% incurable physical obsolescence factor, results in total physical depreciation of $1,060,876 applicable to the subject improvements.


Functional Obsolescence


While the definition of functional obsolescence is subject to changing market taste and standards, it is basically described as the relative efficiency level the property is able to achieve in the performance of the task for which it was constructed. Distillate is measured against the level of adequacy, efficiency, and standards of performance in the competing marketplace. Functional obsolescence can be broken down into curable and incurable forms. Curable functional obsolescence occurs when there is a defect in a structure's design. This design can be inadequately or superadequacy. For the defect to be curable, the cost to replace the outmoded or unacceptable item must at least be offset by the anticipated increase in value. Incurable functional obsolescence is measured by the net income loss attributed to the deficiency or superadequacy by comparison with otherwise competitive properties.


The subject has an appropriate architectural style and design which is similar to the majority of improvements in the immediate area. The subject property appears capable of competing with the predominant uses and styles. The subject's structure is of adequate size and exposure/visibility to serve its existing use and highest and best use. However, the property was constructed with masonite (hardboard) siding which is a poor building material for use in a humid climate with the annual rainfall experienced in the Orlando area. Water seeps through the nail holes, cracks and crevices of the siding and rapidly rots the siding and damages the wall studs and other parts of the structure which are designed to be protected by the exterior walls. The subject property is between six and seven years old and the masonite siding has large rotten sections on most of the buildings, with damaged studies and sils in areas of severe deterioration of the exterior wall. We concluded that this constitutes functional curable obsolescence because the exterior of most apartment buildings in this area last until the end of the building's economic life if adequately maintained, and without curing the propblem, the buildings will soon become uninhabitable, which would result in a total loss of income. Hence, the repairs, although expensive, are essential to protect the contributory value of the depreciated improvements. Thus, the subject masonite problem can be considered functional curable obsolescence, while the roof repairs are physical curable depreciation. We have already treated the physical curable portion by estimating the replacement cost new and deducting the estimated cost of the originally installed siding prior to estimating the physical incurable depreciation factor.


The owners are in the process of repairing the damage caused by the rotten siding and poor initial workmanship; and replacing the siding as well as vinyl tile roof, which was reported to have been damaged by wind last summer. The roof repairs are physical curable obsolescence, and comprise $171,799 of the total contract amount, which is $3,205,952 (including change orders). Construction is underway on buildings 9, 10, and 16, and the construction draws indicate that $496,910.75 worth of work had been completed as of November 15, 1995. None of the draws were for roof repair. We observed that these buildings were in various stages of repair at the time of our inspection, and that work appeared to be progressing, but may be somewhat behind schedule. We are not engineers and are not qualified to determine whether all of the work which has been funded has been completed, but based on our observations it would appear that the construction is being adequately monitored and that the draws are reasonable given the fact that the startup phase is normally more costly due to engineering and permitting, etc. Since there were one to two weeks of construction (allowing for the Thanksgiving holiday) between November 15 and December 1 (the date of appraisal), we concluded that using the difference between the contract and the draw would leave sufficient funds for a new contractor to step in and complete the work if necessary. We therefore relied upon the contract and construction draw in projecting the impact of the capital repairs to the subject. This is summarized as follows:

                                      CAPITAL REPAIRS

             Repair                Physical Curable      Functional Curable        Total

Roof Removal                      $  66,295
Roof Replacement                  $105,504
   Subtotal - Roof                $171,799                                     $  171,799
Masonite Removal                                       $  506,299
Repairs & Vinyl Installation                           $2,527,854
Masonite Total                                         $3,034,153              $3,034,153
TOTAL                                                                          $3,205,952

Source:  USF&G & Construction Draw Certificate by Leffler Enterprises, Inc.





The above summary reflects the allocation of the repairs between the roof repairs, which are considered to be physical curable obsolescence, and the masonite siding replacement, which is considered to be functional curable obsolescence.


                          FUNCTIONAL CURABLE OBSOLESCENCE
Estimated Cost of Existing Siding                             $2,400,000
Less physical deterioration                                  ($2,400,000)
Less salvage value                                                    $0
Plus removal cost                                             $  506,299
Plus cost to repair & replace with vinyl siding               $2,527,854
Loss In Value                                                 $3,034,153
Contributory Repairs as of 12/1/95                            $ (496,911)
Remaining Functional Obsolescence                             $2,537,242

Source: USF&G & Construction Draw Certificate by Leffler Enterprises, Inc. Estimate by CB Commercial


It should be noted that the estimated cost of the repairs includes the allocated cost of the trash removal and the soft costs (permitting, administrative overhead and profit).


External Obsolescence


The subject also suffers from external obsolescence, since rent concessions are being given in order to maintain occupancy during the capital repairs. To measure this obsolescence, we have estimated the present value of the rent concessions. The rent concessions currently average $62 per unit for the 133 units which are receiving rental concessions. While management is striving to limit these concessions to units which are leased for one year, some tenants with seven months leases have received concessions. These are typically less than the concessions given for a comparable unit on a one year lease, and they have been figured in the overall average of $62 per unit per month. The construction in due to be completed by October 1996. Since some the units will have term extending beyond the construction phase it would be prudent to adjust the concessions, reducing them as the construction nears completion. However, market influences will ultimately determine the amount and timing of the concessions and there is not a way to precisely predict them. We concluded that a prudent purchaser would allow for one full year of concessions at the current average rate, which would take the property two to three months beyond the construction phase. This should be sufficient given the fact that only 133 units are currently receiving concessions, but the concessions will extend into the second year, since a tenant renewing in August of 1996 who receives an annual concession would benefit from this through July of the following year. However, we are uncertain as to the amount of concession which will apply in August 1996. We concluded that a purchaser would apply the full concession for, which should be sufficient to allow for the lesser amount in the first months with a concession extending beyond the time frame for leases executed during the year which expire after December 1, 1996. Applying the average $62 per month to the 259 units results in total concessions of $16,058 per month. Allowing for 7% physical vacancy, the maximum monthly concession would be reduced to $14,934. This would total $179,208 for the year. The present value of this amount at 12.0% discounted for one year equals $160,007 ($179,208 x .892857 = $160,007)..


                                               COST APPROACH SUMMARY

Direct Costs
Gross Living Area               198,916 SF @ $33.80/SF          $   6,723,360
Patios/Balconies/Stairways        18,233 SF @ $  8.01/SF        $     146,046
Clubhouse                           5,646 SF @ $40.75/SF        $     230,074
Site Improvements                                               $   1,275,000
Total Direct Costs                                              $   8,374,480
Indirect Costs
Construction Related
  Financing Costs                                               $     167,500
  Lease-up Expense                                              $     100,000
  Professional Fees                                             $      25,000
  Real Estate Taxes During Construction                         $      50,000
  Impact Fees                                                   $   1,039,734
Total Indirect Costs                                              $   1,382,234
Total Direct & Indirect Costs                                     $   9,756,714
Entrepreneurial Profit @ 10%                                      $     975,672
Total Replacement Cost New                                        $  10,732,386
Less:  Accrued Depreciation:
Physical Curable--Roof Replacement                              $    (171,799)
Physical Incurable                                              $  (1,060,876)
Functional Curable                                              $  (2,537,242)
External--Rent Concessions During Construction                  $    (160,007)
Total Depreciation:                                               $  (3,929,924)
Depreciated Replacement Cost                                      $   6,802,462
Add:  Appraised Land Value                                        $   2,200,000
Add:  Depreciated Value of Personal Property                      $     229,337
INDICATED VALUE VIA COST APPROACH                                 $   9,231,799
                                         ROUNDED:                 $   9,250,000

COST APPROACH CONCLUSION


This depreciated value of the improvements is then added to the previously estimated land value and the depreciated value of the appliances, resulting in the indicated value of the subject by the Cost Approach method. The depreciated value of the (personal property) was estimated at $885 per unit, or approximately $229,337. The rounded value indication for the subject property As Is was:

                 NINE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS
                                  ($9,250,000)

We noted that the stabilized value indication assumes that the functional obsolescence and deferred maintenance have been cured, and the rent concessions would not be applicable under this scenario. The replacement cost new of the improvements is $10,732,386. Deducting the incurable physical deterioration for 7 years, or 16%, would result in a depreciated value indication of $9,015,204. Adding the land value of $2,200,000, and depreciated personal property of $200,000 results in a future value indication at stabilization of $11,415,204, say $11,400,000.

                            SALES COMPARISON APPROACH


The Sales Comparison Approach provides an estimate of market value based on analyzing transactions of similar properties in the market area. The method is based on the proposition that an informed purchaser would pay no more for a property than the cost of acquiring an existing one with the same utility. When there is an adequate number of sales of truly similar properties with sufficient information for comparison, a range of values for the subject property can be developed.


The applicability of this approach is based on the assemblage of similar market sales and offerings for a comparison to the subject. Considerations for such factors as changing market conditions over time, location, size, quality, age/condition, and amenities, as well as the terms of the transactions, are all significant variables relating to the relative marketability of the subject property. Any adjustments to the sale price of market sales to provide indications of market value for the subject must be market-derived; thus, the actions of typical buyers and sellers are reflected in the comparison process.


There are various units of comparison available in the evaluation of sales data in this approach. The sale price per square foot $/SF and per unit are the most commonly used in this approach. The effective gross income multiplier (EGIM) is rarely used by market participants.


An adjustment grid is normally used to summarize the direction and magnitude of adjustments judged appropriate to the comparable sales. In some cases adjustments may be derived directly from quantifiable data (e.g., the estimated cost to replace a roof). However, in many instances the adjustments involve the judgment of CB Commercial.


After a diligent effort has been made to identify and adjust for all salient differences, one of several patterns is likely to emerge:

1.    there may be a clear clustering of adjusted values within a narrow range;
2.    there may be no discernible pattern; or
3. there may be a general clustering, but with one or several adjusted sales outside the general range indicated by the other data.


In the first instance a point estimate of value within the resulting adjusted range is typically concluded. In the second instance it is generally possible only to conclude a reasonable value range. In the third instance the "outliers" typically receive little weight in the analysis unless they are the most comparable sales, represent a fundamental change in market dynamics, or are otherwise particularly relevant to the subject analysis.


Numerous factors influence the sales price of a property and its comparability with similar properties. Thus, making adjustments for the multitude of differences between the comparables and the subject renders the traditional analysis on a per square foot basis somewhat impractical and unreliable.


The following table summarizes the most recent comparable sales which have occurred in the Orlando market.



                                           COMPARABLE IMPROVED SALES ANALYSIS

                         Subject      Sale No. 1    Sale No. 2    Sale No. 3   Sale No. 4    Sale No. 5     Sale No. 6

Name                  St. Andrews    Pine Harbour  The Landings  Newport       Springs     Tealwood Parke  Club Esprit
                                                                 Colony        Colony

Sale Date             ------         4/94          5/94          10/94         10/94       3/95            4/95

Sale Price            ------         $16,600,000   $11,450,000   $22,000,000   $6,300,000  $4,375,000*     $14,750,000

No. Units             259            366           282           476           188         108             294

Net Rentable Area     198,916        342,012       251,598       420,136       160,400     100,776         234,216
(SF)
Avg. Unit Size (SF)   768            934           892           883           853         933             797

Year Built            1989           1990          1987          1990          1986        1986            1991

Construction          Wood Frame     Wood Frame    Wood Frame    Wood Frame    Frame       Frame           Frame

Density (Units/AC)    17.80          18.1          22.14         N/A           17.9        14.8            30.2

Sales Price/Unit      ------         $45,355       $40,603       $46,218       $33,511     $40,509         $50,170

Net Income/Unit       $3,842         $4,025        $3,476        $3,907        $3,016      $3,954          $4,139

Sales Price/SF        ------         $48.54        $45.51        $52.36        $39.28      $43.41          $62.98

Net Income/SF         $5.00          $4.30         $3.90         $4.43         $3.53       $4.24           $5.20

Expense Ratio         45.4%          42.0%         45.8%         46.5%         48.6%       43.0%           39.2%

(EGIM)                ------         6.55          6.33          6.33          5.71        5.82            7.37

(NIM)                 ------         11.27         11.68         11.83         11.11       10.25           12.12

Overall Rate (OAR)    ------         8.90%         8.56%         8.45%         9.00%       9.76%           8.25%

*Adjusted for Cash Equivalency
Compiled by:  CB Commercial Real Estate Group, Inc.

                                           COMPARABLE IMPROVED SALES MAP














                                           COMPARABLE IMPROVED SALES MAP






























Compiled by:  CB Commercial Real Estate Group, Inc.


Comparing Properties on the Basis of NOI Per Square Foot


A technique which is normally used as a cross-check to the per square foot analysis, uses the net operating income (NOI) being generated by the comparable sales as compared to the subject's Year One pro forma operating status that was estimated in the Income Capitalization Approach. Basically, by developing a ratio between the subject's net operating income and comparable's net operating income, an adjustment factor can be calculated for each of the individual sales. This adjustment factor can then be applied to the comparable's price per square foot units of comparison to render indications for the subject property which attempt to isolate the economic reasoning of the buyers. In general, it is a fundamental assumption that the physical characteristics of a project (e.g., location, access, design/appeal, condition, etc.) are reflected in the net operating income being generated and that the resultant price per square foot paid for a property has a direct relationship to the net operating income being generated.


The following chart depicts the calculations involved in developing adjustment factors to be applied to the respective price per square foot units of comparison developed from the comparables employed.



                            NET OPERATING INCOME (NOI) ANALYSIS

Sale      Subject's NOI/SF                       Sale Price        Adjusted $/SF
No.         Sale's NOI/SF         Multiplier         $/SF            for Subject

 1            $ 5.00                  1.163         $48.54              $56.44
              $ 4.30

 2            $ 5.00                  1.282         $45.51              $58.34
              $ 3.90

 3            $ 5.00                  1.129         $52.36              $59.11
              $ 4.43

 4            $ 5.00                  1.416         $39.28              $55.62
              $ 3.53

 5            $ 5.00                  1.176         $43.41              $51.05
              $ 4.25

 6            $ 5.00                  0.962         $62.98              $60.59
              $ 5.20

    Source: CB Commercial Real Estate Group, Inc.



The adjusted values indicated for the subject range from $51.05 to $60.59 per square foot, with an average of $56.85, a median of $57.39 and a stanadard deviation of $3.37 per square foot. This range indicates an overall range of value for the subject of between $10,154,662 and $12,052,320. We reconciled at $60.00 per square foot, which gives a stabilized value indication of $11,934,960, which we rounded to $11,950,000


However, this must be adjusted for the fact that this reflects a stabilized rental income and the property will not be stabilized for a year. Thus, this value must be discounted for a year in order to project the value of the property "As Is" as of December 1, 1995. Discounting the $11,950,000 by 12.0%, as discussed in the Income Approach, results in a value indication of $10,669,643. The owner would receive the income during the year required to stabilize the property, which is projected in the Discounted Cash Flow Analysis (Income Approach) to be $898,096. Discounting this for one year at 12.0% results in a value contribution of $801,871, which results in $11,471,514 ($10,669,643 + $801,871 = $11,471,514).


The subject suffers from approximately $2,709,041 in functional obsolescence ($2,537,242 for remaining cost to cure masonite problem), and deferred maintenance ($171,799 for roof repairs), which must be deducted. Subtracting this deferred maintenance ( the rent loss being recognized in the reduced amount of interim income) gives an "As Is" value of $8,762,473. We subsequently concluded that this technique reflects a market value, as is, $8,750,000.


                      NOI/PER SQUARE FOOT INDICATIONS
                                  OF VALUE

      RENTABLE SQUARE FEET                   PER SF               Total

                          198,916    X     $60.00       =        $11,934,960
Prospective Stabilized Value                                     $11,950,000
(Rounded)

Interim Income during                                           $    898,096
Construction
Total                                                            $12,848,096
Present Value @ 12.0%                      .89686                $11,471,514
Deferred Maintenance                                            ($2,709,041)
Indicated Value                                                  $ 8,762,473
Indicated Value "As Is" (Rounded)                                $ 8,750,000

Source: CB Commercial Real Estate Group, Inc.





Effective Gross Income Multiplier Analysis


The EGIM is the other applicable unit of comparison used in this analysis. It establishes the relationship between the effective gross income of a property and the sale price of the property. The effective gross income multipliers vary somewhat due to the income-producing capabilities and operating expense ratios of certain comparable properties.


There is a direct correlation between value and annual rental income, which makes this unit of comparison highly market-sensitive to investor indicators. Differences between the improved sales, which would normally require adjustments, are accounted for by the action of the rental market. Therefore, if the comparable properties have an advantage over the subject property, the difference in effective gross income already reflects the extent of the advantage.


The EGIM method is considered most appropriate when comparable operating expense ratios are similar.


The effective gross income multiplier range reflected by the comparable sales is
5.71 to 7.37. The mean is 6.40 and the median is 6.43. Points of consideration include the quality, quantity, and durability of the income stream. The comparable sales' operating expense ratios range from 39.2% to 48.6%. The subject's ratio is 45.4%, which is within the range of the comparables.


A factor that typically affects the EGIM in the valuation of properties are older lease agreements which are still within their term. In a stabilized market with short- to mid-term growth projected, a property with below-market leases which are somewhat dated and with near-term expiration dates can sell with a high income multiplier. This is due to the investor's opportunity to increase rents upon expiration of the existing leases. Conversely, a property with a low income multiplier might have above-market rent levels (excess rent) with leases which will soon expire. The subject is an apartment complex an all of the leases are expected to expire, with the leases being renewed or the tenants replaced at some point during the next year.


With consideration to the preceding analysis and the income-producing capabilities of the subject, the subject's expense ratio falls near the upper end of the range provided by the comparable sales. Therefore, Sale Comparables 2, 3 and 4, have operating expense ratios most similar to the subject, and they reflect a range of EGIM's between 5.71 and 6.61. The subject is estimated to realize an EGIM within the range of the above-referenced sales and a multiplier of 6.35 is considered appropriate. The subject's stabilized effective gross income as derived in the Income Capitalization Approach is $1,864,997. This results in a value indication, as if stabilized, which we project will occur by December 1, 1996, of $11,842,731, which we rounded to $11,850,000. However, this must be adjusted for the fact that this reflects a stabilized rental income and the property will not be stabilized for a year. Thus, this value must be discounted for a year in order to project the value of the property "As Is" as of December 1, 1995. Discounting the $11,850,000 by 12.0%, as discussed in the Income Approach, results in a value indication of $10,580,357.


The owner would receive the income during the year required to stabilize the property, which is projected in the Discounted Cash Flow Analysis (Income Approach) to be $898,096. Discounting this for one year at 12.0% results in a value contribution of $801,871, which results in $11,382,228 ($10,580,357 + $801,871 = $11,382,228).


The subject suffers from approximately $2,709,041 in functional obsolescence ($2,537,242 for remaining cost to cure masonite problem), and deferred maintenance ($171,799 for roof repairs), which must be deducted. Subtracting this deferred maintenance ( the rent loss being recognized in the reduced amount of interim income) gives an "As Is" value of $8,673,187 ($11,382,228 - $2,709,041 = $8,673,187). We subsequently concluded that this technique reflects a market value, as is, of $8,700,000.


             EFFECTIVE GROSS INCOME MULTIPLIER VALUE INDICATION
                              STABILIZED VALUE

     Effective Gross Income                   EGIM                Total

                       $1,864,997    X       6.35       =        $11,842,731
Prospective Stabilized Value                                     $11,850,000
(Rounded)

Interim Income during                                           $    898,096
Construction
Total                                                            $12,748,096
Present Value @ 12.0%                      .89286                $11,382,229
Deferred Maintenance                                            ($2,709,041)
Indicated Value                                                  $ 8,673,188
Indicated Value "As Is" (Rounded)                                $ 8,700,000

Source: CB Commercial Real Estate Group, Inc.



SALES COMPARISON APPROACH CONCLUSION


The following table summarizes the stabilized value indications based on the Sales Comparison Approach.



                    SALES COMPARISON APPROACH
                        STABILIZED VALUES

   Method                                 Indicated Value

   Price Per Square Foot Indication          $11,950,000
   EGIM Indication                           $11,850,000
   RECONCILED                                $11,900,000

   Source: CB Commercial Real Estate Group, Inc.



Although the two units of comparison are given consideration in the overall value estimate of this approach, slightly more reliance was placed on the EGIM since it includes revenue for the furniture and accounts for other risk factors since the operating expense ratios fall in a fairly narrow range despite a large variance in the income and expenses on a per square foot basis. The estimated stabilized value of the property is $11,900,000.


The following table presents the "as is" value for the subject as indicated by the Sales Comparison Approach.



                               SALES COMPARISON APPROACH
                                     "AS IS" VALUE

Price Per Square Foot Indication                                     $8,750,000
EGIM Indication                                                      $8,700,000

RECONCILED                                                           $8,700,000

1 See Income Capitalization Approach
Source: CB Commercial Real Estate Group, Inc.





The "As Is" value indications by the two techniques utilized was between $8,700,000 and $8,750,000, and we reconciled at $8,700,000.

                         INCOME CAPITALIZATION APPROACH


The Income Capitalization Approach reflects the subject's income-producing capabilities. This approach is based on the assumption that value is created by the expectation of benefits to be derived in the future. Specifically estimated is the amount an investor would be willing to pay to receive an income stream plus reversion value from a property over a period of time. The two common valuation techniques associated with the Income Capitalization Approach are direct capitalization and the discounted cash flow (DCF) analysis.


DIRECT CAPITALIZATION


Direct capitalization is the method used to convert a single year's estimate of income into a value indication. In direct capitalization, a precise allocation between return on and return of capital is not made because investor assumptions or forecasts concerning the holding period, pattern of income, or changes in value of the original investment are not simulated in the method. Direct capitalization is most appropriate when analyzing a stable income stream and in estimating the reversion at the end of a holding period. Using this method, the following sets forth the process:

         1. Estimate the Potential Gross Income (PGI) from all sources that a competent owner should be able to generate from a property based on existing and/or market rents.
         2. Deduct an estimate of Vacancy and Collection Loss (VCL) to arrive at an Effective Gross Income (EGI) estimate.
         3. Deduct operating expenses from the estimate of EGI. The result is an estimate of the stabilized Net Operating Income (NOI).
         4.    Estimate an Overall capitalization rate (Ro, or OAR).
         5. Divide the NOI by Ro, resulting in a value estimate at stabilized occupancy.
         6. Adjust the stabilized value to account for "as is" condition, if applicable.




DISCOUNTED CASH FLOW ANALYSIS


The discounted cash flow (DCF) analysis is a detailed analysis used when the future income is expected to be variant, usually as a result of numerous lease obligations and/or anticipated changes in income and expenses. It is also particularly relevant when institutional buyers are the most likely purchasers of the subject because institutional buyers often place great weight on this analysis. The DCF analysis specifies the quantity, variability, timing, and duration of NOIs and cash flows. Selecting the proper yield rate (discount rate) is essential. CB Commercial must consider the target yield sought by investors as well as yields derived from comparable sales and/or market information. The methodology is:

         1. Estimate the before-tax cash flows for each period of a projected holding period net of any capital expenditures such as leasing expenses and tenant improvements.
         2. Estimate a discount rate and a terminal overall capitalization rate.
         3. Estimate a selling price, known as the reversion, for the end of the projected holding period.
         4. The cash flows and the reversion are then discounted to a present value estimate.


APPROPRIATE CAPITALIZATION METHOD


A number of factors were considered in evaluating the appropriateness of using the direct capitalization method and/or the DCF technique. Since the subject is stabilized with market rent and expenses and good data was available for estimating a capitalization rate, direct capitalization is considered applicable. However, we have also applied a Discounted Cash Flow Methodology, since this method is commonly used by institutional investors.


MARKET RENT


We conducted an extensive rental survey of apartment properties in the market area of the subject complex. The comparable complexes were analyzed as to their amenities, desirability and other factors which relate to their income producing capabilities. The individual unit types of the comparables were then compared to the subject units to arrive at a market rental rate.


The subject was approximately 90.3% occupied allowing for all units which are "down" for capital repairs, as well as the model and employee units as being vacant. Management typically treats only units available for rental as being vacant when reporting physical vacancy, but includes all non-revenue producing units as vacant when reporting "economic" vacancy. The market rates in effect at the subject as of the date of this appraisal were analyzed. A summary of the current rental rates in effect for the subject as of December 1, 1995 is presented as follows:





                                    ST. ANDREWS AT WESTWOOD APARTMENTS
                                         QUOTED BASE ASKING RENTS

  Total Units                        Unit Type            Monthly Rent             Size (SF)      Rent/SF

     72        A                 1 BR/1BA                     $545                   644          $.846

     72        B                 1BR/1BA                      $583                   686          $.850

     64        C                 2BR/2BA                      $693                   850          $.815

     51        D                 2BR/2BA                      $736                   956          $.770
    259                          Totals/Average               $644                   768          $.838

Source:  Summit Management for St. Andrews Apartments


In addition to the base rent, it is common in this area for apartment complexes to charge premiums for selected unit features, such as vaulted ceilings, fireplaces, and washers and dryers, as well as for project amenities, such as views of pools, woods, ponds and lakes, and golf courses, as well as premiums for carports and garages. The following list summarizes the premiums which are recognized in the rent at the subject property.


         FEATURES:         Vaulted Ceilings                   $ 15.00


         AMENITIES:        Golf View                          $ 15.00


                           Pool/Pond                          $ 15.00


In order to determine if the subject's rental rates represent current economic or markets rents, we have thoroughly researched the competing projects within the subject neighborhood. It should be noted that the newer apartment complexes, which include Comparable No. 5, The Vinings at Sand Lake, Comparable No. 6, Mission Club, and Comparable No. 7, Osprey Links, have separately metered water and sewer for each apartment unit and these utilities are billed directly to the tenant. For the subject and the remaining comparables, the water and sewer charges are included in the rent. A comparable rental summary and location map is presented on the following page. The rental rates of the most comparable units at each project are summarized in the following charts.

                                               COMPARABLE RENTALS MAP















                                               COMPARABLE RENTALS MAP



























Compiled by:  CB Commercial Real Estate Group, Inc.

                                    TYPE A--SMALL ONE BEDROOM COMPARABLE ANALYSIS

      No.                   Name                         Type              Size (SF)         Rent/Mo      Rent/SF

       3                Monterey Lake                  1 BR/1 BA              550             $559        $1.016
       1             Vinings @ Westwood                1 BR/1 BA              595             $500        $0.840
       4         Vinings @ Lake Buena Vista            1 BR/1 BA              595             $510        $0.857
       5             Vinings @ Sand Lake               1 BR/1 BA              594             $540        $0.909
       7                Mission Club                   1 BR/1 BA              644             $550        $0.854

     Type A              St. Andrews                   1 BR/1 BA              644             $545        $0.846



The subject asking rent for the 72 small one bedroom units, designated as unity type A, is generally in the mid range of the comparables, but supported since some of the comparables are newer and have more amenity features. The subject has 32 one bedroom, one bath units with a $15 per month premium, and 12 units with a $30 per month premium, which results in total premiums of $900 per month, for an average of $20.45 per "premium" unit, or $12.50 per unit, for the type A units overall. Adding this to the scheduled market rent of $545 per month gives an average market rent of $557.50 per month, or $.866 per square foot per month, which is within the range indicated by the comparables, given the fact that the actual premium charges for the comparables are unknown. The primary amenities for the subject are the upper floor, and vaulted ceiling amenities, and the privacy or view amenities afforded by the golf views over the adjoining property. Rent Comparable No. 1 reflects a furnished apartment rent, and the reported premium for furnished units is between $30 and $60 per month depending upon the furnishings. Less weight was given to this comparable. Rent Comparable No. 3 has golf views for which a $15 monthly premium is charged, while Rent Comparable No. 6 is asking up to $50 per unit for golf views, but has only just begun leasing. Rent Comparable No. 5 has a lake view amenity for which a $15 to $65 monthly premium is charged. We have estimated a market rent of $545 plus an average monthly premium of $12.50, or $557.50 per month for the one bedroom, one bath units.


The concluded average market rent of $557.50 per month for the type A units is slightly higher than the current contractual rental income for the small one bedroom units, which averages $536 for the 69 occupied one bedroom units. The average base contractual rent is $534 per occupied unit, which reflects an average rental premium of $12.00 per month when averaged over 72 units. Thus, the market rent discussed in the preceding paragraph is supported by the contractual rent, since apartments can adjust their market rental rates on a monthly basis. It should be noted that the impact of the capital improvement program on the rental rates is being handled in the form of temporary rent concessions, with each unit being negotiated on an individual basis. As of December 1, 1995, 36 of the 72 small one bedroom units were receiving a rent concession, with the total being $1,705 per month, for an average concession $47 per month. Since concessions are negotiated at the time a unit is rented or a lease is renewed, the concessions will probably continue for several months beyond the completion of the capital improvements program.


                                TYPE B--LARGER ONE BEDROOM COMPARABLE ANALYSIS
      No.                     Name                     Type            Size (SF)        Rent/Mo     Rent/SF

       2                   Broadwater                1 BR/1 BA            685            $545        $0.796
       3               Vinings @ Westwood            1 BR/1 BA            766            $565        $0.738
       4           Vinings @ Lake Buena Vista        1 BR/1 BA            766            $550        $0.718
       5               Vinings @ Sand Lake           1 BR/1 BA            714            $590        $0.826
       6                  Osprey Links               1 BR/1 BA            855            $600        $0.702
       7                  Mission Club               1 BR/1 BA            688            $620        $0.901

     Type B                St. Andrews               1 BR/1 BA            686            $583        $0.850



The asking rent for the 72 larger one bedroom units at the subject, designated as unit type B, is $583 per month, which is generally in the upper end of the range of the comparables. The subject has 35 one bedroom, one bath units with a $15 per month premium, and 12 units with a $30 per month premium, which results in total premiums of $887 per month, for an average of $18.87 per unit for the 47 "premium" units, or $12.32 per unit for the type B units overall. Adding this to the scheduled market rent of $583 per month gives an average scheduled rent of $595.32 per month, or $.868 per square foot per month, which is still within the range indicated by the comparables, given the fact that the actual premium charges for the comparables are unknown. The primary amenities for the subject are the upper floor, and vaulted ceiling amenities, and the privacy or view amenities afforded by the golf views over the adjoining property. Rent Comparable No. 2, also has golf views for they report rent premiums ranging from $10 to $40 per month for selected units. Rent Comparable No. 3 has golf views for which a $15 monthly premium is charged, while Rent Comparable No. 6 is asking up to $50 per unit for golf views, but has only just begun leasing. Rent Comparable No. 5 has a lake view amenity for which a $15 to $65 monthly premium is charged. Rent Comparable No. 1 reflects a furnished apartment rent, and the reported premium for furnished units is between $30 and $60 per month depending upon the furnishings. Less weight was given to this comparable. Rent Comparable No. 7 is also a new property. We have estimated a market rent of $583 plus an average monthly premium of $12.50, or $595.50 per month for the larger one bedroom, one bath units.


The concluded average market rent of $595.50 per month for the type B units is slightly higher than the current contractual rental income for the larger one bedroom units, which averages $586 for the 64 one bedroom units which are currently leased. The average base contractual rent is $576 per occupied unit, which reflects an average rental premium of $10.00 per month when averaged over 72 units. Thus, the market rent discussed in the preceding paragraph is supported by the contractual rent, since apartments can adjust their market rental rates on a monthly basis. It should be noted that the impact of the capital improvement program on the rental rates is being handled in the form of temporary rent concessions, with each unit being negotiated on an individual basis. As of December 1, 1995, 38 of the 72 larger one bedroom units were receiving a rent concession, with the total being $2,179 per month, for an average concession of $57 per month. Rental concessions began in September 1995, and will probably continue through the time required to complete the capital improvements, which is projected to be October 1996. Since concessions are negotiated at the time a unit is rented or a lease is renewed, the concessions will probably continue for several months beyond the completion of the capital improvements program.


                                TYPES C & D--TWO BEDROOM/TWO BATH COMPARABLE ANALYSIS

       No.                   Name                        Type              Size (SF)         Rent/Mo      Rent/SF

        1               Monterey Lake                  2 BR/2 BA              800             $709        $0.886
        2                 Broadwater                   2 BR/2 BA              870             $640        $0.736
                                                       2 BR/2 BA              945             $710        $0.751
        3             Vinings @ Westwood               2 BR/1 BA              911             $660        $0.724
                                                       2 BR/2 BA             1,018            $690        $0.678
                                                       2 BR/2 BA             1,138            $740        $0.650
        4         Vinings @ Lake Buena Vista           2 BR/2 BA             1,018            $670        $0.658
        5            Vinings @ Sand Lake               2 BR/2 BA             1,055            $755        $0.716
        7                Mission Club                  2 BR/2 BA              962             $765        $0.795

     Type C              St. Andrews                   2 BR/2 BA              850             $693        $0.815
     Type D              St. Andrews                   2 BR/2 BA              956             $736        $0.770



The subject asking rent of $693 per month for the 64, smaller two bedroom, two bath units containing 850 square feet, designated as unit type C, is generally in the upper end of the range indicated by the comparables. The subject has 32 smaller two bedroom, two bath units with a $15 per month premium, and 12 units with a $31 per month premium, which results in total premiums of $852 per month, for an average of $19.36 per "premium" unit, or $13.31 per unit, for the type C units overall. Adding this to the scheduled market rent of $693 per month gives an average market rent of $706.31 per month, or $.831 per square foot per month, which is above the range indicated by the comparables, but within the overall range given the fact that the actual premium charges for the comparables are unknown. The primary amenities for the subject are the upper floor, and vaulted ceiling amenities, and the privacy or view amenities afforded by the golf views over the adjoining property. Rent Comparable No. 2, also has golf views for they report rent premiums ranging from $10 to $40 per month for selected units. Rent Comparable No. 1 reflects a furnished apartment rent, and the reported premium for furnished units is between $30 and $60 per month depending upon the furnishings. Less weight was given to this comparable. Rent Comparable No. 3 has golf views for which a $15 monthly premium is charged. Rent Comparable No. 5 has a lake view amenity for which a $15 to $65 monthly premium is charged. Rent Comparable No. 7 is new and has more amenities. We have estimated a market rent of $680 plus an average monthly premium of $13.50, or $693.50 per month for the smaller two bedroom, two bath units. This is slightly below the scheduled market rent.


The concluded average market rent for the type C units of $693.50 per month is slightly higher than the current contractual rental income for the smaller two bedroom units, which averages $687 for the 58 occupied smaller two bedroom units. The average base contractual rent is $665 per occupied unit, which reflects an average rental premium of $22.00 per month when averaged over 58 occupied units. Thus, the market rent concluded in the preceding paragraph is supported by the contractual rent, since apartments can adjust their market rental rates on a monthly basis. It should be noted that the impact of the capital improvement program on the rental rates is being handled in the form of temporary rent concessions, with each unit being negotiated on an individual basis. As of December 1, 1995, 30 of the 64 smaller two bedroom units were receiving a rent concession, with the total being $2,005 per month, for an average concession $67 per month. Since concessions are negotiated at the time a unit is rented or a lease is renewed, the concessions will probably continue for several months beyond the completion of the capital improvements program.


The subject asking rent of $736 per month for the 51, larger two bedroom, two bath units containing 956 square feet, designated as unit type D, is in the upper end of the range indicated by the comparables. The subject has 24 larger two bedroom, two bath units with a $19 per month premium, 2 units with a $24 per month premium, 12 units with a $40 per month premium, and one unit with a $44 per month premium, which results in total premiums of $1,048 per month, for an average of $26.87 per "premium" unit, or $20.55 per unit, for the type D units overall. Adding this to the scheduled market rent of $736 per month gives an average market rent of $756.55 per month, or $.791 per square foot per month, which is above the range indicated by the comparables, but within the overall range given the fact that the actual premium charges for the comparables are unknown. The primary amenities for the subject are the upper floor, or vaulted ceiling amenities, and the privacy or view amenities afforded by the golf views over the adjoining property. Rent Comparable No. 2, also has golf views for they report rent premiums ranging from $10 to $40 per month for selected units. Rent Comparable No. 1 reflects a furnished apartment rent, and the reported premium for furnished units is between $30 and $60 per month depending upon the furnishings. Less weight was given to this comparable. Rent Comparable No. 3 has golf views for which a $15 monthly premium is charged. Rent Comparable No. 5 has a lake view amenity for which a $15 to $65 monthly premium is charged. Rent Comparable No. 7 is new property with more amenities.


In this case, the reported premiums for this larger size two bedroom unit appear to be out of line with the premiums charged for the other units. The maximum premium for the other units was $31 per month. Since three of these units are in a single, three unit building, they would likely be eligible for a slightly higher premium. However, 24 of the remaining 36 units would only be eligible for a $15.00 per month premium, and the remaining 12 units would be eligible for a $30.00 per month premium. The total premiums would subsequently be $832 per month, for an average of $21.33 per "premium" unit, or $16.31 per unit overall. We have estimated a market rent of $736 plus an average monthly premium of $16.50, or $752.50 per month for the larger two bedroom, two bath units.


The concluded average market rent of $752.50 per month is slightly higher than the current contractual rental income for the larger, type D, two bedroom units, which averages $744 for the 43 occupied larger two bedroom units. The average base contractual rent is $730 per occupied unit, which reflects an average rental premium of $14.00 per month when averaged over 43 occupied units. Thus, the market rent concluded in the preceding paragraph is supported by the contractual rent, since apartments can adjust their market rental rates on a monthly basis. It should be noted that the impact of the capital improvement program on the rental rates is being handled in the form of temporary rent concessions, with each unit being negotiated on an individual basis. As of December 1, 1995, 29 of the 51 larger two bedroom units were receiving a rent concession, with the total being $2,348 per month, for an average concession of $81 per month. Since concessions are negotiated at the time a unit is rented or a lease is renewed, the concessions will probably continue for several months beyond the completion of the capital improvements program.


The aforementioned comparables provide a relatively narrow range of market rent indications, and generally bracket the subject rents. Based on this analysis, the subject is toward the upper end of the range, but supported with the superior amenities provided. Thus, we have estimated the current asking rents for the subject to be at market. Thus, we have utilized the current rent levels for the potential gross income estimate as follows:

                                    SUMMARY OF POTENTIAL GROSS RENTAL INCOME

   Style    No.            Description                        Base        Average      Monthly     Annual Rental
             Units                               Size         Rent        Premium        Rent

     A        72            1 BR/BTH              644         $545        $12.50       $557.50       $ 481,680

     B        72           1 BR/1 BTH             686         $583        $12.50       $595.50       $ 514,512

     C        64           2 BR/2 BTH             850         $680        $13.50       $693.50       $ 532,608

     D        51           2 BR/2 BTH             956         $736        $16.50       $752.50       $ 460,530


 Total Potential Gross Rental Income                                                         $1,989,330



Rental Concessions


As indicated above, the nature of the current capital improvements program is disruptive in that the buildings have rotten masonite siding which presents a poor property image. The masonite is being replaced with an attractive vinyl siding, but the process will take about a year, with anticipated completion in October 1996. In order to maintain a competitive market position rental concessions are being offer to attract new tenants and retain existing tenants. The amount of the concession ranges from approximately $45 per month over a twelve month lease for a one bedroom unit, to as much as $100 per month for a larger two bedroom unit. As of December 1, 1995, there were 133 units which were receiving total monthly rental concessions of $8,237, for an average of $61.93 per month. We concluded that an average monthly rental concession of $62.00 should be applied during the construction renovation period as units are leased, or leases are renewed.


Other Income


Income from sources other than apartment rentals includes laundry income, forfeited deposits, late fees, etc. We have analyzed the operating history of the subject and of similar complexes to estimate income from other sources. The subject's historical other income was between 3.1% and 3.9% recently. The comparable expense data indicates other income typically ranges between 2% and 3% of rental income. On a stabilized basis, we have projected other income at 2.75% of the net rental income.


Vacancy And Collection Loss


The subject has averaged 93% physical occupancy since 1992 with one to two model units included in the vacancy. In 1994, physical vacancy was 4.0%, while economic vacancy was resulted in a loss of $213,998 in potential revenues, or 11.1% of gross potential income of $1,931,165 ($1,878,412 Potential Rent plus $52,753 in "Other Income"). Economic vacancy included $17,179 (0.9%) in rent concessions; $42,523 (2.2%) for model units and employee units; $142,767 (7.4%) for vacant units; and $11,530 (0.6%) for bad debt expense.


Rental concessions are difficult to pinpoint on comparables unless income and expense statements are available, but they continue to be offered throughout the Orlando MSA for apartment complexes, with the amount of concessions, if any, varying monthly with the occupancy and rental rates. In 1994 the subject property gave up 0.9% of potential gross income in concessions, but the market was "softer" at the time. We have concluded that an average of 1% rental concessions over the projection period would be reasonable. This does not included the current concessions which are a direct result of the construction, which we have treated separately.


In 1994, model units and employee units accounted for a loss of $42,523, or 2.2% of potential gross income. Based on the December 1, 1995 rent roll there are two model units, a one bedroom and a two bedroom. Based on our average rental projections, these two units would result in a loss of $15,012 in potential rental income, or 0.75%. The four employee units are all two bedroom apartments, and account for a loss of potential rental revenues of $35,412. This would be 1.8% of potential rental income if all employees were given full discounts. Some employees receive only 30% rental discount and others receive 100% at present. We have treated the employee units as income producing apartments, and have included the rent as part of the payroll expense, since this is the way the property is reported to be budgeted. In addition, most apartment complexes report employee occupied, units as being occupied, and including them as vacant distorts the vacancy projection.


The actual vacancy in 1994 accounted for a loss of $142,767, or 7.4% of potential rental income. This is in line with the overall average for the subject and the market as a whole. Since the construction project is impacting the property, we have concluded that a 9.0% vacancy would be reasonable during the first year of our projection, and a 7% vacancy would be appropriate for the stabilized property.


Collection loss is shown as a bad debts expense item in the historical summary for 1994, and it totaled $11,530, or 0.6% of potential rental income. We have concluded that a 1% allowance for collection loss would be appropriate for the subject property.


As of the date of appraisal, there were 234 leased units within the subject project for a physical occupancy of 90.3%. The current drop in physical occupancy to 90% appears to be related to the capital improvements program. We conducted a survey of apartments in and around the subject's market area and found a current average of 93% for newer complexes.


The overall occupancy rate is relatively stable in the Orlando area, with new construction offsetting population growth. Over long periods of time, with rising and falling occupancy rates due to new construction and changes in demand, occupancies have generally ranged from 89% to 97%. Based on the current conditions, we have tended toward the middle of the range. Therefore, we have estimated a total vacancy and collection loss allowance of 11% including concessions for the first year. After completion of the construction, we feel that the property will be able to return to achieve 93% physical occupancy. Another 1% collection loss was allowed for a total vacancy and collection loss of 8% on a stabilized basis. Another 1.0% deduction was made for rent concessions resulting in a stabilized economic occupancy of 91%. We used a stabilized vacancy and collection loss, including concessions, of 9% for our direct capitalization analysis. This will also allow a provision for any current or future rent concessions


Expense Analysis


The next step in the Income Approach is to estimate the fixed and variable operating expenses for the property as well as reserves for replacement. These expenses have been estimated by an analysis of the operating history of the subject and of similar complexes with similar age, size and management.


The subject operating expense data was compared to industry averages for 28 garden type apartments in the Orlando area as found by the Institute of Real Estate Management, 1994 Income and Expense Analysis for conventional apartments. We also analyzed and compared operating expense data from two other apartments in the Orlando area which we recently appraised. This data is presented in the following summary.


                                          COMPARABLE EXPENSE ANALYSIS

                     1994_ IREM      1994_ IREM        1994_          1994_           1994_           1994_
                       Median          Median      Comparable A    Comparable A    Comparable B   Comparable B
                    Expense/Unit     Expense/%     Expense/Unit     Expense/%      Expense/Unit     Expense/%
Category              Orlando         Orlando         Orlando        Orlando         Orlando         Orlando

Utilities                   $410            7.3%           $468            6.9%            $554           6.9%
Payroll                     $595            8.9%           $521            7.7%            $578           7.2%
Maintenance &               $631            9.0%           $882           13.0%            $366           4.6%
Repair
Administrative              $286            3.6%           $246            3.6%            $237           2.9%
Insurance                  $  89            1.4%          $  83            1.2%           $  93           1.2%
Real Estate Taxes           $630            9.4%           $598            8.8%            $838          10.4%
Management                  $293            3.7%           $309            4.6%            $429           5.3%
Total Operating           $2,934           39.7%         $3,107           45.8%          $3,189          39.6%
Exp.

Compiled by: CB Commercial Real Estate Group, Inc.

A summary of the income and expense history for the subject is presented below:


                                           INCOME AND EXPENSE HISTORY

                                    1996               1995               1994               1993
                                    BUDGET             PROJECTED          ACTUAL             ACTUAL

PHYSICAL OCCUPANCY                  89.00%             88.00%             92.38%             94.00%
INCOME:
Potential Gross Rental Income       $1,921,570         $1,892,813         $1,878,412         $0
Concessions                         $0                 $0                 ($17,179)          $0
Potential Gross Rental Income       $1,921,570         $1,892,813         $1,861,233         $0
Less Vacancy & Collection Loss
    Vacant Units                    $0                 $0                 ($142,767)         $0
    Model Units                     $0                 $0                 ($42,523)          $0
    Employee Units                  Included           Included           Included           $0
    Collection Loss                 $0                 $0                 ($11,530)          $0
Total Vacancy                       ($296,498)         ($328,804)         ($196,819)         $0
Gross Rental Income                 $1,625,072         $1,564,009         $1,664,413         $1,657,675
Other Income                        $55,860            $63,816            $52,753            $44,404
TOTAL (EFFECTIVE) INCOME            $1,680,932         $1,627,825         $1,717,166         $1,702,079

EXPENSES:
Salaries/Payroll                    $211,021           $183,895           $136,036           $163,545
Landscaping                         $53,136            $50,439            $48,829            $44,510
Utilities                           $92,682            $87,116            $89,483            $102,451
Redecoration                        $49,800            $51,401            $61,476            included
Maintenance                         $60,206            $54,547            $43,636            $119,719
Marketing                           $31,369            $25,935            $19,616            $16,441
Administrative                      $38,841            $36,404            $142,734           $60,262
TOTAL OPERATING EXPENSES            $537,055           $489,737           $541,810           $506,928

Professional Services/Management    $53,339            $52,306            $56,516            $67,586
Insurance                           $13,388            $12,750            $12,143            $12,868
Real Estate Tax                     $236,570           $168,323           $214,678           $202,391
TOTAL FIXED EXPENSES                $303,297           $233,379           $283,337           $282,845

TOTAL EXPENSE                       ($840,352)         ($723,116)         ($825,147)         ($789,773)
NOI                                 $840,580           $904,709           $892,019           $912,306

CAPITAL EXPENDITURES                ($119,038)         ($18,403)          $0                 $0
NET INCOME BEFORE DEBT SERVICE      $721,542           $886,306           $892,019           $912,306

DEBT SERVICE                        ($820,248)         ($820,248)         ($820,250)         ($820,250)
CASH FLOW TO EQUITY                 ($98,706)          $66,058            $71,769            $92,056

Source:  Summit Management & USF&G


Payroll


Payroll expenses are associated with the manager, leasing agents, bookkeeper and maintenance personnel salaries, benefits and taxes. The 1993 expense was $163,545, or $631 per unit, while the 1994 expense amounted to $136,036, or $525 per unit. However, for 1994 the employee apartment units were treated as vacant. For 1996, the budget reflects payroll expenses totaling $211,021 with an annotation that employee units will be included as "salaries" expense. This budgeted expense appears to be high based on industry averages, and we have projected concluded that $735 per unit or $190,365 is reasonable. This is still near the high end of the market range. With employee units included in this expense, we concluded that it should be at the high end of the range, but that this is reasonable.


Repairs and Maintenance


This expense includes regular repair items such as plumbing, electrical, air conditioning and general unit repairs, as well as landscaping and exterminating contracts for regular upkeep and maintenance. The subject has been experiencing maintenance expense from a low of $168 unit in 1994 to a high of $462 per unit in 1993. The 1996 budget is for $60,206, or $232 per unit. In addition the cost of maintaining the landscaping was $44,510, or $172 per unit in 1993, and is projected to total $50,439 for 1995, or $195 per unit, while the 1996 budget is $60,206, or $232 per unit. Adding this to the other maintenance costs gives a total maintenance expense budget of $113,342, or $438 per unit. The redecorating expense is accounted for under a separate category. We have accepted the budgeted maintenance expense at $438 per unit, or $113,442.


Utilities


Included in this category is common area electric and water and sewer utilities. The subject and all but the three newest comparables have water and sewer service included in the base rent. Newer complexes have separate water meters and the water and sewer service is billed directly to the tenants. We took this into consideration when analyzing the comparables in relationship to the subject. The utilities expense was $102,451, or $396 per unit in 1993. but decreased to $89,483, or $345 per unit in 1994. It is projected to be slightly less at $87,116, or $336 per unit in 1995 due to the higher vacancy associated with the construction. For 1996 the budget projection is $92,682, or $358 per unit. This is in line with comparable properties, and is considered to be reasonable.


Redecorating Expense


This expense includes the cost of painting, carpet and vinyl repairs, appliance cleaning etc. associated with getting a unit ready for a new tenant. This is handled in a variety of ways by different management companies, with many including this in the Repairs and Maintenance expense. This expense totaled $43,636, or $168 per unit in 1994, and is projected at $51,401, or $198 per unit for 1995. The budget reflects $49,800, or $192 per unit for 1996. We concluded that this expense would run about $200 per unit on a stabilized basis, which reflects $51,800.


Advertising


This category includes newspaper, apartment guide, yellow pages brochures, promotions, broker fees and other expenses. This expense was at $16,441, or $63 per unit in 1993, and $19,616 or $76 per unit in 1994. The 1995 expense is projected to total $25,935, or $100 per unit, and the 1996 budget is $31,369, or $121 per unit. Given the fluctuating market occupancy we have estimated this expense at the budgeted amount for 1996, or $31,369 ($121 per unit). This is in line with other properties, and given the new properties in the submarket, advertising will be needed to maintain a competitive position.


Administrative Expense


The administrative expense includes office equipment and supplies, periodicals, telephone, legal expenses, advertising and accounting expenses. This expense was $60,262, or $233 per unit in 1993, and increased to $142,734, or $551 per unit in 1994. The 1995 expense in projected at $36,404, or $141 per unit. This projection is supported by 11 months of operating history, and is normal compared to industry averages and data from other projects. This expense is budgeted at $38,841, or $150 per unit for 1996, which appears to be reasonable. Thus, we have projected administrative expense at $38,841, or $150 per unit.


Management


Apartment complexes throughout Florida are typically managed at 3% to 5% of effective gross income. The subject is currently managed at 5% of effective gross income by Summit Management Company, Inc., which is a related company to the owner. Management fees have been declining due to intense competition and we have estimated adequate management fees at 3.5%.


Reserves for Replacement


The reserves for replacement have been estimated at $200 per unit to allow for replacement of items which generally wear out before the building structure, but which are not considered to be routine maintenance items such as painting and general unit repairs. This expense would cover normal replacement of kitchen appliances, HVAC systems and carpeting, roof and parking resurfacing. This indicates an annual expense of $51,800. It is common for purchasers of apartment properties to include this hypothetical expense as an operating expense above the NOI line, as we have done.


Real Estate/Personal Property Taxes


The current real estate taxes applicable to the subject were previously estimated at $163,123, assuming December 1995 payment. The personal property taxes for 1995 total $4,811, which are eligible for a 3% discount if paid in December 1995, which would result in total 1995 taxes of $167,790. We anticipate the expense to increase by about 3.5% next year, commensurate with expected increases in expenses. In 1997, the capital improvements program will be completed, and we anticipate that the taxes will increase to be in line with the comparable properties analyzed in the Tax Analysis section, which we concluded to be $750 per unit in 1995. Thus, the stabilized tax estimate for the renovated property would be $194,250, plus $4,811 for personal property, or $199,061 before allowing for any discount. Assuming that the owners take advantage of the 4% early payment discount, the stabilized taxes would be $191,099 in 1995 dollars. However, the property is not expected to be assessed at this rate for at least on year due to the timing of the assessment in relationship to the timing of completion of the capital improvements. This amount would be inflated at our expense growth rate projections.


Insurance


Fire and hazard insurance for apartment complexes of this type have increased significantly recently. The annualized 1995 expense for the subject was $12,750, or $49 per unit, while the budgeted expense for 1996 is $13,388, or $52 per unit. This expense is typically in the range of $50 to $100 per unit in the Orlando area depending on the quality of construction, location and ownership. In 1992, the property was reported to have insurance costs of $20,258, and with the storms in Florida, insurance costs have generally not declined. Ownership by an insurance company would typically place this cost at the lower end of the range. Most owners of this size complex are eligible for blanket insurance coverage which accounts for a lower rate. From this information, we have projected the insurance expense at $75 per unit per year, or $19,425.


EXPENSE SUMMARY


The expense estimates above are "projected" expenses based on historical data from the subject and other expense comparables and assume that the complex has an economic occupancy of 91%. The total expenses including reserves were estimated at $846,098, which amounts to $4.25 per square foot, $3,266 per unit, and 45.4% of effective gross income. The expense per unit and is in the range of comparable properties of the same age, size and quality of construction, and expense ratio to effective gross income is typical. Thus, these expenses and ratios are supported with comparable expense data and industry averages.


VALUE ESTIMATE


The final step in estimating the value by the income approach is that of processing the projected net income into an indication of value. There are several methods by which this may be accomplished. All of these are based on the appraisal theory that the market value of the property is the present worth of the future benefits which may be derived from ownership. For this analysis, we have utilized direct capitalization and have also prepared a Discounted Cash Flow Analysis.


DIRECT CAPITALIZATION


Direct Capitalization is a method used to convert a single years estimate of income into a value indication. The rate utilized to convert the income estimate into a value indication may be derived by several techniques: (1) Derivation from comparables, (2) Derivation from effective gross income multipliers, (3) Band of investment (mortgage and equity components), (4) Band of investment (land and building components), and (5) the Debt coverage formula. The technique preferred when sufficient data are available is derivation from comparable sales.


We analyzed seven transactions of apartment complexes similar with respect to investment quality in the "Sales Comparison Approach" section of this report. The net operating income for each transaction was calculated and estimated in the same way as that for the subject complex. The indicated overall rates from these sales are as follows:



                    COMPARABLE CAPITALIZATION RATES

 Sale No.              Name                Year Built          OAR
----------- ---------------------------- ---------------- ===============
    1       Pine Harbour                     1990            8.88%
    2       The Landings                     1987            8.56%
    3       The Arbors at Kirkman            1991            8.75%
    4       Newport Colony                   1990            8.45%
    5       Springs Colony                   1986            9.00%
    6       Tealewood Parke                  1986            9.80%
    7       Club Esprit                      1991            8.25%

Compiled by: CB Commercial Real Estate Group, Inc.



The preceding sales indicate a range of 8.25% to 9.80% with an average of 8.81%, and a median of 8.75%. In our opinion, rates have increased slightly this year due to a lack of investment activity and increased interest rates.


Another method for establishing an overall capitalization rate for the subject is to review the criteria of major investors in the marketplace. This may serve as a check against other techniques or may be a primary source when inadequate comparable data exists. The results of the Third Quarter 1995 CB Commercial National Investor Survey are summarized in the following table.



                                       CB COMMERCIAL NATIONAL INVESTOR SURVEY
                                                 CLASS A APARTMENTS

                             Going in Cap      Terminal Cap         Discount         Market Rent     Expense Growth
                                 Rate              Rate               Rate           Growth Rate          Rate

Range                      7.5% - 11.0%      8.0% - 11.0%      10.0% - 14.0%       0.0% - 5.0%      3.0% - 5.0%
Average                    8.8%              9.3%              11.5%               3.5%             3.7%
Change from Qtr 95/1       0                 +20               -10                 -20              0


                                                 CLASS B APARTMENTS

Range                      8.5% - 10.5%      9.25 - 11.5%      10.5% - 15.0%       0.0% - 5.0%      3.0% - 4.0%
Average                    9.5%              10.1%             12.4%               3.1%             3.5%
Change from Qtr 95/1       +10               +50               +30                 -70              -20


Source:  CB Commercial Real Estate Group, Inc.
1 Basis Points



Because of the subject's good location with stabilized occupancy, it is likely that the appropriate capitalization rate would be near the lower middle end of the range indicated in the preceding table. These factors indicate that the appropriate overall capitalization rate for the subject would likely fall in the 8.5% to 9.5% range.


After reviewing the appropriate methods for developing an overall capitalization rate, with most emphasis placed on the comparable sales data, we have concluded an overall capitalization rate of 8.75%. A summary of the direct capitalization of the subject is presented in the following table.



                               ST. ANDREWS AT WESTWOOD APARTMENTS
                                 DIRECT CAPITALIZATION SUMMARY

Category                                           Total         Per Unit

Income
    Potential Gross Rental Income                $1,989,330          $7,681
       Less: Vacancy and Credit Loss (9%)         (179,040)           (691)
       Add:  Other Income                            54,707             211
     Effective Gross Income                      $1,864,997          $7,201

Expenses
     Payroll                                        190,365             735
     Maintenance And Repairs                        113,442             438
     Utilities                                       92,682             358
     Redecorating                                    51,800             200
     Advertising & Marketing                         31,369             121
     Administrative                                  38,841             150
     Management                                      65,275             240
     Interior Reserves                               51,800             200
     Insurance                                       19,425              75
     Property Taxes                                 191,099             737
     Total Expenses                               ($846,098)        ($3,266)

Net Operating Income                             $1,018,899          $3,934

     CAPITALIZATION @8.75%                      $11,644,560         $44,960

Rounded to                                      $11,650,000         $44,980

Compiled by: CB Commercial Real Estate Group, Inc.





The above value indication reflects the prospective future value upon completion of the capital improvements and dissipation of rent concessions, which we expect to occur by December 1, 1996.


Additional Adjustments


However, this prospective future value upon completion of the capital improvements, must be adjusted for the fact that this reflects a stabilized rental income and the property will not be stabilized for a year. Thus, this value must be discounted for a year in order to project the value of the property "As Is" as of December 1, 1995. Discounting the $11,650,000 by 12.0%, as discussed in the Income Approach, results in a value indication of $10,401,786. The owner would receive the income during the year required to stabilize the property, which is projected in the Discounted Cash Flow Analysis (Income Approach) to be $898,096. Discounting this for one year at 12.0% results in a value contribution of $801,871, which results in $11,203,657 ($10,401,786 + $801,871 = $11,203,657).


The subject suffers from approximately $2,709,041 in functional obsolescence ($2,537,242 for remaining cost to cure masonite problem), and deferred maintenance ($171,799 for roof repairs), which must be deducted. Subtracting this deferred maintenance ( the rent loss being recognized in the reduced amount of interim income) gives an "As Is" value of $8,494,616. We subsequently concluded that this technique reflects a market value, as is, $8,500,000.


Direct Capitalization "As Is" Summary


The concluded value of the subject based on the direct capitalization method is summarized as follows:


                        DIRECT CAPITALIZATION CONCLUSION

Stabilized Value                                               $ 11,650,000
    Plus Interim Income From DCF Yr. 1                              898,096
    Subtotal                                                     12,548,096
    Present Value Factor @ 12.0%                                     .89286
    Indicated As Is Value Before Costs                          $11,203,657
    Less: Obsolescence & Deferred Maintenance 1                 (2,709,041)
Net Indicated Direct Capitalization Value "As Is"                $8,494,616
Rounded:                                                         $8,500,000
Direct Capitalization "As Is" per SF                                $ 42.73

Source: CB Commercial Real Estate Group, Inc.

Discounted Cash Flow Analysis


We have also applied a discounted cash flow analysis for the subject. Our DCF assumptions are summarized as follows:





                               SUMMARY OF DISCOUNTED CASH FLOW ASSUMPTIONS
                                   ST. ANDREWS AT WESTWOOD APARTMENTS


     General Assumptions
             Start Date--AS IS                                 December 1, 1995
             Start Date-Prospective Stabilized Value           December 1, 1996
             Term of Analysis--AS IS                           10 years
             Term of Analysis--Stabilized Value                  9 years
             Basis (calendar/ fiscal)                          Fiscal
             Software                                          Argus

     Growth Rate Assumptions
             General Inflation                                     3.50%
             Expenses                                              3.50%
             Market Rent                                         0% Yr.1
                                                             3.5% Yrs.2-11

     Miscellaneous Assumptions
             Typical Rent Concessions                                1.0%
             Vacancy                                            9% Yr. 1;
                                                             7% Yrs. 2-11
             Credit Loss                                             1.0%
             Capital Expense:                                $2,709,041  For
                                                             Siding & Roofing
                                                             Repairs

     Financial Assumptions
             Discount Rate (IRR)                                    12.0%
             Terminal Overall Capitalization Rate (RO)              9.50%
             Costs of Sale                                          4.00%

Source:  CB Commercial Real Estate Group, Inc.





Based on the DCF, the stabilized value indication after completion of the capital improvements is $11,935,000, ($11,950,000 Rounded) the first year's NOI Indicates a return of 7.5%, but the net cash flow would be negative due to the capital improvements indicated. A second year return of 8.4% is indicated. The NOI returns are in the 9.9% (year 1) to 11.1% (year 2) range based on the "As Is" value indication of $9,039,000 ($9,050,000 Rounded), which allows for the capital costs. Additionally, the present value of the reversion represents approximately 46% of the indicated stabilized value. The reversion and cash on cash returns are within an acceptable range for investors of this property type.

                                  AS STABILIZED
                        SCHEDULE OF PROSPECTIVE CASH FLOW
           In Inflated Dollars for the Fiscal Year beginning 12/1/1995


                                     Year  2  Year  3   Year  4  Year  5   Year  6  Year  7  Year  8   Year  9  Year 10   Year 11
                                    Nov-1997 Nov-1998  Nov-1999 Nov-2000  Nov-2001 Nov-2002 Nov-2003  Nov-2004 Nov-2005  Nov-2006

                                    _______________________________________________________________________________________________
POTENTIAL GROSS REVENUE
Potential Rental Revenue             2005964   2181398  2257747   2336766  2418553  2503203   2590817  2681495   2775349  2872486
Absorption & Turnover Vacancy              0         0        0         0        0        0         0        0         0        0

                                    _______________________________________________________________________________________________
Scheduled Base Rental Revenue        2005964   2181398  2257747   2336766  2418553  2503203   2590817  2681495   2775349  2872486
Other Income                           56622     58604    60655     62778    64975    67249     69603    72039     74560    77170

                                    _______________________________________________________________________________________________
TOTAL POTENTIAL GROSS REVENUE        2062586   2240002  2318402   2399544  2483528  2570452   2660420  2753534   2849909  2949656
General Vacancy                      -160477   -174512  -180620   -186941  -193484  -200256   -207265  -214520   -222028  -229799
Collection Loss                       -20060    -21814   -22577    -23368   -24186   -25032    -25908   -26815    -27753   -28725

                                    _______________________________________________________________________________________________
EFFECTIVE GROSS REVENUE              1882049   2043676  2115205   2189235  2265858  2345164   2427247  2512199   2600128  2691132

                                    _______________________________________________________________________________________________
OPERATING EXPENSES
Salaries/Payroll                      197028    203924   211061    218448   226094   234007    242197   250674    259448   268529
Maintenance/Repairs                   117412    121522   125775    130177   134734   139449    144330   149381    154610   160021
Utilities                              95967     99326   102803    106401   110125   113979    117968   122097    126371   130794
Redecoration                           53613     55489    57432     59442    61522    63675     65904    68211     70598    73069
Marketing/Advertising                  32436     33571    34746     35962    37221    38524     39872    41267     42712    44207
Administrative                         40210     41617    43074     44581    46142    47757     49428    51158     52949    54802
Management                             65872     71529    74032     76623    79305    82081     84954    87927     91004    94190
Interior Reserves                      53613     55489    57432     59442    61522    63675     65904    68211     70598    73069
Taxes                                 197787    204710   211875    219290   226966   234909    243131   251641    260448   269564
Insurance                              20105     20809    21537     22291    23071    23878     24714    25579     26474    27401

                                    _______________________________________________________________________________________________
TOTAL OPERATING EXPENSES              874043    907986   939767    972657  1006702  1041934   1078402  1116146   1155212  1195646

                                    _______________________________________________________________________________________________
NET OPERATING INCOME                 1008006   1135690  1175438   1216578  1259156  1303230   1348845  1396053   1444916  1495486

                                    _______________________________________________________________________________________________
LEASING & CAPITAL COSTS
Capital Repairs                            0         0        0         0        0        0         0        0         0        0

                                    _______________________________________________________________________________________________
TOTAL LEASING & CAPITAL COSTS              0         0        0         0        0        0         0        0         0        0

                                    _______________________________________________________________________________________________
CASH FLOW BEFORE DEBT SERVICE        1008006   1135690  1175438   1216578  1259156  1303230   1348845  1396053   1444916  1495486
  & INCOME TAX
                                    ===============================================================================================






                            PROSPECTIVE PRESENT VALUE
               Cash Flow Before Debt Service plus Property Resale
   Discounted Annually (End-point on Cash Flow & Resale) over a 9-Year Period
                          Present Value as of 12/1/1996


           For the                       P.V. of      P.V. of     P.V. of     P.V. of      P.V. of       P.V. of     P.V. of
Analysis   Year              Annual      Cash Flow    Cash Flow   Cash Flow   Cash Flow    Cash Flow     Cash Flow   Cash Flow
Period     Ending            Cash Flow   @ 11.00%     @ 11.25%    @ 11.50%    @  11.75%    @ 12.00%      @ 12.25%    @ 12.50%
________   ________          __________  __________  __________   __________  __________   ________      _________   ________

Year  1    Nov-1997          1008006       908114      906073       904041      902019      900005       898001      896005

Year  2    Nov-1998          1135690       921751      917613       913503      909420      905365       901337      897335

Year  3    Nov-1999          1175438       859470      853689       847960      842281      836654       831076      825548

Year  4    Nov-2000          1216578       801398      794218       787119      780099      773157       766292      759504

Year  5    Nov-2001          1259156       747248      738889       730643      722507      714479       706558      698742

Year  6    Nov-2002          1303230       696760      687418       678222      669169      660257       651483      642845

Year  7    Nov-2003          1348845       649683      639531       629561      619768      610149       600700      591418

Year  8    Nov-2004          1396053       605784      594979       584390      574013      563842       553874      544104

Year  9    Nov-2005          1444916       564853      553532       542461      531637      521051       510700      500576
                           __________   _________  __________     ________  __________  __________   __________  __________
Total Cash Flow             11287912      6755061     6685942      6617900     6550913     6484959      6420021     6356077
Property Resale @ 9.5% Cap  15112280      5907765     5789350      5673567     5560351     5449640      5341372     5235489
                                       __________  __________     ________  __________  __________   __________  __________
Total Property Present
Value                              0     12662826    12475292     12291467    12111264    11934599     11761393    11591566

                                       ==========  ==========    ==========   ========    ========    =========   =========

Rounded to Thousands               0     12663000    12475000     12291000    12111000    11935000     11761000    11592000

                                       ==========  ==========    ==========   =========   ========    =========   =========

Per Unit                           0        48891       48167        47457       46762       46080        45411       44755


Conclusion of Discounted Cash Flow Analysis:


The preceding analysis indicates the following conclusions:


              DISCOUNTED CASH FLOW ANALYSIS

Value Projected                          Indicated Value

Stabilized --12/1/1996                     $11,950,000
As Is --12/1/1995                           $9,050,000

Source: CB Commercial Real Estate


The first year income expense was the current income in place as of December 1, 1995 with units leasing or renewing at the market rates discussed above and reflected in the Direct Capitalization analysis. The only expense modification was for taxes, which are less now due to the condition, but will stabilize at a slightly higher rate, as reflected in both the DCF and Direct Capitalization analyses. The income and expense growth rates were estimated based on projected submarket conditions and information in the National Investor Survey presented previously. The discount rate is considered reasonable given a going-in capitalization rate of 8.75% and the projected net income growth rate of 3.5%. The terminal rate was loaded slightly to reflect increased risk at the end of the holding period.


The Discounted Cash Flow Summary is presented on the facing page. The concluded value amounted to $11,950,000 for the property after the capital improvements are completed, and $9,050,000 for the property "As Is".


Conclusion of Income Capitalization Approach


The preceding analysis provides the following value indications:


INCOME CAPITALIZATION APPROACH STABILIZED VALUE INDICATIONS

Method                                    Indicated Value

Direct Capitalization                        $11,650,000
Discounted Cash Flow                         $11,950,000
RECONCILED                                   $11,800,000

Source: CB Commercial Real Estate


The two methodologies produced value indications within a narrow range. This tends to support the assumptions utilized. Since institutional investors tend to rely on the Discounted Cash Flow Analysis, we have concluded a stabilized value indication of $11,800,000 via the Income Approach.



                                      AS IS
                            PROSPECTIVE PRESENT VALUE
               Cash Flow Before Debt Service plus Property Resale
   Discounted Annually (End-point on Cash Flow & Resale) over a 10-Year Period
                          Present Value as of 12/1/1995


            For the                           P.V. of         P.V. of          P.V. of         P.V. of      P.V. of
Analyis     Year              Annual          Cash Flow       Cash Flow        Cash Flow       Cash Flow    Cash Flow
Period      Ending            Cash Flow       @ 11.00%        @ 11.25%         @ 11.50%        @ 11.75%     @ 12.00%
________    ________          __________      __________      __________      __________      __________   __________

Year  1     Nov-1996           -1810945       -1631482        -1627816        -1624166        -1620532     -1616915
Year  2     Nov-1997            1008006         818120          814447          810799          807176       803576
Year  3     Nov-1998            1135690         830407          824821          819285          813799       808362
Year  4     Nov-1999            1175438         774297          767361          760502          753719       747012
Year  5     Nov-2000            1216578         721980          713904          705936          698075       690319
Year  6     Nov-2001            1259156         673196          664170          655285          646538       637928
Year  7     Nov-2002            1303230         627712          617904          608271          598809       589515
Year  8     Nov-2003            1348845         585300          574860          564629          554602       544776
Year  9     Nov-2004            1396053         545752          534813          524117          513658       503431
Year 10     Nov-2005            1444916         508877          497556          486512          475737       465224
                              __________      __________      __________      __________      __________   __________

Total Cash Flow                 9476967        4454159         4382020         4311170         4241581      4173228
Property Resale @ 9.5% Cap     15112280        5322310         5203910         5088401         4975706      4865750
                                              __________      __________      __________      __________   __________
Total Property Present Value                   9776469         9585930         9399571         9217287      9038978
                                              ==========      ==========      ==========      ==========   ==========

Rounded to Thousands                           9776000         9586000         9400000         9217000      9039000
                                              ==========      ==========      ==========      ==========   ==========

Per Unit                                         37747           37011           36292           35588        34900

  P.V. of         P.V. of
  Cash Flow       Cash Flow
  @ 12.25%        @ 12.50%
 __________       __________

  -1613314        -1609729
    800001          796449
    802973          797631
    740379          733820
    682666          675114
    629450          621104
    580386          571417
    535145          525705
    493429          483648
    454966          444956
 __________       __________

   4106081         4040115
   4758461         4653768
 __________       __________
   8864542         8693883
 ==========       ==========

   8865000         8694000
 ==========       ==========

     34226           33567














                                                                       SCHEDULE OF PROSPECTIVE CASH FLOW
                                                          In Inflated Dollars for the Fiscal Year beginning 12/1/1995

                                          Year  1          Year  2         Year  3         Year  4       Year  5         Year  6
For the Years Ending                     Nov-1996         Nov-1997        Nov-1998        Nov-1999      Nov-2000        Nov-2001
                                       __________       __________      __________      __________    __________      __________
POTENTIAL GROSS REVENUE
Potential Rental Revenue                 1866054          2005964          2181398        2257747       2336766         2418553
Absorption & Turnover Vacancy             -18274                0                0              0             0               0
                                       __________       __________      __________      __________    __________      __________
Scheduled Base Rental Revenue            1847780          2005964          2181398        2257747       2336766         2418553
Other Income                               54707            56622            58604          60655         62778           64975
                                       __________       __________      __________      __________    __________      __________
TOTAL POTENTIAL GROSS REVE               1902487          2062586          2240002        2318402       2399544         2483528
General Vacancy                          -168331          -160477          -174512        -180620       -186941         -193484
Collection Loss                           -18478           -20060           -21814         -22577        -23368          -24186
                                       __________       __________      __________      __________    __________      __________
EFFECTIVE GROSS REVENUE                  1715678          1882049          2043676        2115205       2189235         2265858
                                       __________       __________      __________      __________    __________      __________
OPERATING EXPENSES
Salaries/Payroll                          190365           197028           203924         211061        218448          226094
Maintenance/Repairs                       113442           117412           121522         125775        130177          134734
Utilities                                  92722            95967            99326         102803        106401          110125
Redecoration                               51800            53613            55489          57432         59442           61522
Marketing/Advertising                      31339            32436            33571          34746         35962           37221
Administrative                             38850            40210            41617          43074         44581           46142
Management                                 60049            65872            71529          74032         76623           79305
Interior Reserves                          51800            53613            55489          57432         59442           61522
Taxes                                     167790           197787           204710         211875        219290          226966
Insurance                                  19425            20105            20809          21537         22291           23071
                                       __________       __________      __________      __________    __________      __________
TOTAL OPERATING EXPENSES                  817582           874043           907986         939767        972657         1006702
                                       __________       __________      __________      __________    __________      __________
NET OPERATING INCOME                      898096          1008006          1135690        1175438       1216578         1259156
                                       __________       __________      __________      __________    __________      __________
LEASING & CAPITAL COSTS
Capital Repairs                          2709041                0                0              0             0               0
                                       __________       __________      __________      __________    __________      __________
TOTAL LEASING & CAPITAL COSTS            2709041                0                0              0             0               0
                                       __________       __________      __________      __________    __________      __________
CASH FLOW BEFORE DEBT SERVICE           -1810945          1008006          1135690        1175438       1216578         1259156
  & INCOME TAX                         ==========       ==========      ==========      ==========    ==========      ==========

            Year  7              Year  8              Year  9               Year 10             Year 11
           Nov-2002             Nov-2003             Nov-2004              Nov-2005            Nov-2006
         __________           __________           __________            __________          __________

           2503203              2590817               2681495              2775349             2872486
                 0                    0                     0                    0                   0
         __________           __________           __________            __________          __________
           2503203              2590817               2681495              2775349             2872486
             67249                69603                 72039                74560               77170
         __________           __________           __________            __________          __________
           2570452              2660420               2753534              2849909             2949656
           -200256              -207265               -214520              -222028             -229799
            -25032               -25908                -26815               -27753              -28725
         __________           __________           __________            __________          __________
           2345164              2427247               2512199              2600128             2691132
         __________           __________           __________            __________          __________

            234007               242197                250674               259448              268529
            139449               144330                149381               154610              160021
            113979               117968                122097               126371              130794
             63675                65904                 68211                70598               73069
             38524                39872                 41267                42712               44207
             47757                49428                 51158                52949               54802
             82081                84954                 87927                91004               94190
             63675                65904                 68211                70598               73069
            234909               243131                251641               260448              269564
             23878                24714                 25579                26474               27401
         __________           __________           __________            __________          __________
           1041934              1078402               1116146              1155212             1195646
         __________           __________           __________            __________          __________
           1303230              1348845               1396053              1444916             1495486
         __________           __________           __________            __________          __________

                 0                    0                     0                    0                   0
         __________           __________           __________            __________          __________
                 0                    0                     0                    0                   0
         __________           __________           __________            __________          __________
           1303230              1348845               1396053              1444916             1495486
         ==========           ==========           ==========            ==========          ==========



              INCOME CAPITALIZATION APPROACH
                  AS IS VALUE INDICATIONS

Method                                    Indicated Value

Direct Capitalization                         $8,500,000
Discounted Cash Flow                          $9,050,000
RECONCILED                                    $8,800,000

Source: CB Commercial Real Estate





In analyzing the subject property "As Is" a deduction for the capital improvements which we concluded to be ($2,709,041). This indicates is reflected in both analyses and indicated a value range "As Is" of between $8,500,000 and $9,050,000, and we reconciled at an As Is value via the Income Approach or $8,800,000.

                                   CONCLUSION

                             RECONCILIATION OF VALUE


CB Commercial was instructed to estimate the market value of the fee simple estate interest in the subject property, subject to the existing short term leases. The value conclusion for each applicable approach is summarized below.





                               SUMMARY OF VALUE CONCLUSIONS

                                              AS IS                  STABILIZED

Cost Approach                            $9,200,000                 $11,400,000
Sales Comparison Approach                $8,700,000                 $11,900,000
Income Capitalization Approach           $8,800,000                 $11,800,000

Source: CB Commercial Real Estate Group, Inc.





The Income Capitalization Approach is considered the most persuasive method for valuing the subject property. This approach is predicated on the principle of anticipated economic benefits and therefore, best reflects the investment characteristics of the subject.


Properties such as the subject are typically purchased by investors; thus, this approach must closely parallel the anticipated analysis that would be employed by the most typical purchaser. Since the subject property is leased with over half of the units having rent concessions due to the capital improvements which are currently being made, the DCF technique best models the future cash flow stream to a prospective buyer. The direct capitalization technique generally supports the DCF analysis.


The Sales Comparison Approach is predicated on the principle that an investor would pay no more for an existing property than for a comparable property with similar utility. This approach is contingent on the reliability and comparability of available data. The data developed was considered sufficiently reliable to reach a value conclusion by the Sales Comparison Approach. This method is given secondary consideration in the reconciliation.


The Cost Approach is predicated on the principle that an investor would pay no more for an existing property than it would cost to acquire land and construct a building with similar utility. The Cost Approach is not given as much weight as the other approaches because estimating developer profit is very subjective.


In arriving at the final value conclusion, greatest weight was placed on the Income Capitalization Approach.


The final value conclusion and the approaches relied upon give strong consideration to the market behavior of the typical buyer and current market environment for the property appraised.


Based on the foregoing analysis, it is concluded that the market value of the fee simple estate interest in the subject property, subject to the existing short term leases, "as is," as of December 1, 1995 was:

                  EIGHT MILLION EIGHT HUNDRED THOUSAND DOLLARS
                                  ($8,800,000)

Based on research and analysis contained in this report, it is estimated that the prospective future market value of the fee simple estate in the subject upon completion of the current capital improvements program, which we project as of December 1,1996, will be

                  ELEVEN MILLION EIGHT HUNDRED THOUSAND DOLLARS
                                  ($11,800,000)




These values are subject to the assumptions and limiting conditions stated throughout the report.

                       ASSUMPTIONS AND LIMITING CONDITIONS

1. Unless otherwise specifically noted in the body of the report, it is assumed that title to the property or properties appraised is clear and marketable and that there are no recorded or unrecorded matters or exceptions to total that would adversely affect marketability or value. CB Commercial is not aware of any title defects nor has it been advised of any unless such is specifically noted in the report. CB Commercial, however, has not examined title and makes no representations relative to the condition thereof. Documents dealing with liens, encumbrances, easements, deed restrictions, clouds and other conditions that may affect the quality of title have not been reviewed. Insurance against financial loss resulting in claims that may arise out of defects in the subject property's title should be sought from a qualified title company that issues or insures title to real property.

2. It is assumed that improvements have been constructed or will be constructed according to approved architectural plans and specifications and in conformance with recommendations contained in or based upon any soils report(s).

     Unless otherwise specifically noted in the body of this report, it is assumed: that any existing improvements on the property or properties being appraised are structurally sound, seismically safe and code conforming; that all building systems (mechanical/electrical, HVAC, elevator, plumbing, etc.) are, or will be upon completion, in good working order with no major deferred maintenance or repair required; that the roof and exterior are in good condition and free from intrusion by the elements; that the property or properties have been engineered in such a manner that it or they will withstand any known elements such as windstorm, hurricane, tornado, flooding, earthquake, or similar natural occurrences; and, that the improvements, as currently constituted, conform to all applicable local, state, and federal building codes and ordinances. CB Commercial professionals are not engineers and are not competent to judge matters of an engineering nature. CB Commercial has not retained independent structural, mechanical, electrical, or civil engineers in connection with this appraisal and, therefore, makes no representations relative to the condition of improvements. Unless otherwise specifically noted in the body of the report: no problems were brought to the attention of CB Commercial by ownership or management; CB Commercial inspected less than 100% of the entire interior and exterior portions of the improvements; and CB Commercial was not furnished any engineering studies by the owners or by the party requesting this appraisal. If questions in these areas are critical to the decision process of the reader, the advice of competent engineering consultants should be obtained and relied upon. It is specifically assumed that any knowledgeable and prudent purchaser would, as a precondition to closing a sale, obtain a satisfactory engineering report relative to the structural integrity of the property and the integrity of building systems. Structural problems and/or building system problems may not be visually detectable. If engineering consultants retained should report negative factors of a material nature, or if such are later discovered, relative to the condition of improvements, such information could have a substantial negative impact on the conclusions reported in this appraisal. Accordingly, if negative findings are reported by engineering consultants, CB Commercial reserves the right to amend the appraisal conclusions reported herein.

3. Unless otherwise stated in this report, the existence of hazardous material, which may or may not be present on the property was not observed by the appraisers. CB Commercial has no knowledge of the existence of such materials on or in the property. CB Commercial, however, is not qualified to detect such substances. The presence of substances such as asbestos, urea formaldehyde foam insulation, contaminated groundwater or other potentially hazardous materials may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

      We have inspected, as thoroughly as possible by observation, the land; however, it was impossible to personally inspect conditions beneath the soil. Therefore, no representation is made as to these matters unless specifically considered in the appraisal.

4. All furnishings, equipment and business operations, except as specifically stated and typically considered as part of real property, have been disregarded with only real property being considered in the report unless otherwise stated. Any existing or proposed improvements, on or off-site, as well as any alterations or repairs considered, are assumed to be completed in a workmanlike manner according to standard practices based upon the information submitted to CB Commercial. This report may be subject to amendment upon re-inspection of the subject property subsequent to repairs, modifications, alterations and completed new construction. Any estimate of Market Value is as of the date indicated; based upon the information, conditions and projected levels of operation.

5. It is assumed that all factual data furnished by the client, property owner, owner's representative, or persons designated by the client or owner to supply said data are accurate and correct unless otherwise specifically noted in the appraisal report. Unless otherwise specifically noted in the appraisal report, CB Commercial has no reason to believe that any of the data furnished contain any material error. Information and data referred to in this paragraph include, without being limited to, numerical street addresses, lot and block numbers, Assessor's Parcel Numbers, land dimensions, square footage area of the land, dimensions of the improvements, gross building areas, net rentable areas, usable areas, unit count, room count, rent schedules, income data, historical operating expenses, budgets, and related data. Any material error in any of the above data could have a substantial impact on the conclusions reported. Thus, CB Commercial reserves the right to amend conclusions reported if made aware of any such error. Accordingly, the client-addressee should carefully review all assumptions, data, relevant calculations, and conclusions within 30 days after the date of delivery of this report and should immediately notify CB Commercial of any questions or errors.

6. The date of value to which any of the conclusions and opinions expressed in this report apply, is set forth in the Letter of Transmittal. Further, that the dollar amount of any value opinion herein rendered is based upon the purchasing power of the American Dollar on that date. This appraisal is based on market conditions existing as of the date of this appraisal. Under the terms of the engagement, we will have no obligation to revise this report to reflect events or conditions which occur subsequent to the date of the appraisal. However, CB Commercial will be available to discuss the necessity for revision resulting from changes in economic or market factors affecting the subject.

7. CB Commercial assumes no private deed restrictions, limiting the use of the subject property in any way.

8. Unless otherwise noted in the body of the report, it is assumed that there are no mineral deposit or subsurface rights of value involved in this appraisal, whether they be gas, liquid, or solid. Nor are the rights associated with extraction or exploration of such elements considered unless otherwise stated in this appraisal report. Unless otherwise stated it is also assumed that there are no air or development rights of value that may be transferred.

9. CB Commercial is not aware of any contemplated public initiatives, governmental development controls, or rent controls that would significantly affect the value of the subject.

10. The estimate of Market Value, which may be defined within the body of this report, is subject to change with market fluctuations over time. Market value is highly related to exposure, time promotion effort, terms, motivation, and conclusions surrounding the offering. The value estimate(s) consider the productivity and relative attractiveness of the property, both physically and economically, on the open market.

11. Any cash flows included in the analysis are forecasts of estimated future operating characteristics are predicated on the information and assumptions contained within the report. Any projections of income, expenses and economic conditions utilized in this report are not predictions of the future. Rather, they are estimates of current market expectations of future income and expenses. The achievement of the financial projections will be affected by fluctuating economic conditions and is dependent upon other future occurrences that cannot be assured. Actual results may vary from the projections considered herein. CB Commercial does not warrant these forecasts will occur. Projections may be affected by circumstances beyond the current realm of knowledge or control of CB Commercial.

12. Unless specifically set forth in the body of the report, nothing contained herein shall be construed to represent any direct or indirect recommendation of CB Commercial to buy, sell, or hold the properties at the value stated. Such decisions involve substantial investment strategy questions and must be specifically addressed in consultation form.

13. Also, unless otherwise noted in the body of this report, it is assumed that no changes in the present zoning ordinances or regulations governing use, density, or shape are being considered. The property is appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, nor national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimates contained in this report is based, unless otherwise stated.

14. This study may not be duplicated in whole or in part without the specific written consent of CB Commercial nor may this report or copies hereof be transmitted to third parties without said consent, which consent CB Commercial reserves the right to deny. Exempt from this restriction is duplication for the internal use of the client-addressee and/or transmission to attorneys, accountants, or advisors of the client-addressee. Also exempt from this restriction is transmission of the report to any court, governmental authority, or regulatory agency having jurisdiction over the party/parties for whom this appraisal was prepared, provided that this report and/or its contents shall not be published, in whole or in part, in any public document without the express written consent of CB Commercial which consent CB Commercial reserves the right to deny. Finally, this report shall not be advertised to the public or otherwise used to induce a third party to purchase the property or to make a "sale" or "offer for sale" of any "security", as such terms are defined and used in the Securities Act of 1933, as amended. Any third party, not covered by the exemptions herein, who may possess this report, is advised that they should rely on their own independently secured advice for any decision in connection with this property. CB Commercial shall have no accountability or responsibility to any such third party.

15. Any value estimate provided in the report applies to the entire property, and any pro ration or division of the title into fractional interests will invalidate the value estimate, unless such pro ration or division of interests has been set forth in the report.

16. The distribution of the total valuation in this report between land and improvements applies only under the existing program of utilization. Component values for land and/or buildings are not intended to be used in conjunction with any other property or appraisal and are invalid if so used.

17. The maps, plats, sketches, graphs, photographs and exhibits included in this report are for illustration purposes only and are to be utilized only to assist in visualizing matters discussed within this report. Except as specifically stated, data relative to size or area of the subject and comparable properties has been obtained from sources deemed accurate and reliable. None of the exhibits are to be removed, reproduced, or used apart from this report.

18. No opinion is intended to be expressed on matters which may require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers. Values and opinions expressed presume that environmental and other governmental restrictions/conditions by applicable agencies have been met, including but not limited to seismic hazards, flight patterns, decibel levels/noise envelopes, fire hazards, hillside ordinances, density, allowable uses, building codes, permits, licenses, etc. No survey, engineering study or architectural analysis has been made known to CB Commercial unless otherwise stated within the body of this report. If the Consultant has not been supplied with a termite inspection, survey or occupancy permit, no responsibility or representation is assumed or made for any costs associated with obtaining same or for any deficiencies discovered before or after they are obtained. No representation or warranty is made concerning obtaining these items. CB Commercial assumes no responsibility for any costs or consequences arising due to the need, or the lack of need, for flood hazard insurance. An agent for the Federal Flood Insurance Program should be contacted to determine the actual need for Flood Hazard Insurance.

19. Acceptance and/or use of this report constitutes full acceptance of the Contingent and Limiting Conditions and special assumptions set forth in this report. It is the responsibility of the Client, or client's designees, to read in full, comprehend and thus become aware of the aforementioned contingencies and limiting conditions. Neither the Appraiser nor CB Commercial assumes responsibility for any situation arising out of the Client's failure to become familiar with and understand the same. The Client is advised to retain experts in areas that fall outside the scope of the real estate appraisal/consulting profession if so desired.

20. CB Commercial assumes that the subject property analyzed herein will be under prudent and competent management and ownership; neither inefficient or super-efficient.

21. It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined and considered in the appraisal report.

22. No survey of the boundaries of the property was undertaken. All areas and dimensions furnished are presumed to be correct. It is further assumed that no encroachments to the realty exist.

23. The Americans with Disabilities Act (ADA) became effective January 26, 1992. Notwithstanding any discussion of possible readily achievable barrier removal construction items in this report, CB Commercial has not made a specific compliance survey and analysis of this property to determine whether it is in conformance with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the ADA. If so, this fact could have a negative effect on the value estimated herein. Since CB Commercial has no specific information relating to this issue, nor is CB Commercial qualified to make such an assessment, the effect of any possible non-compliance with the requirements of the ADA was not considered in estimating the value of the subject property.

                  SPECIFIC ASSUMPTIONS AND LIMITING CONDITIONS

1. A current detailed environmental audit of the subject improvements was not provided to CB Commercial. The subject improvements do not appear to have the potential for possible environmental hazards. A Current Phase I or Phase II Environmental Audit was not provided to CB Commercial. It is specifically assumed that if hazardous materials are present, the value conclusions contained herein could change significantly. CB Commercial reserves the right to amend the conclusions of this report subject to these conditions.

2. The estimate of marketing time is between 6 and 9 months based upon such items as statistical information about days on market; information gathered through sales verification; interviews of marketing participants; and anticipated changes in market conditions. The reasonable marketing time is a function of price, time, use, and anticipated market conditions such as changes in the cost and availability of funds; not an isolated estimate of time alone.

3. CB Commercial has not made an inspection of every unit. CB Commercial has inspected a representative sample.

4. This appraisal has been prepared from very limited property data provided by the client. Due to the lack of property specific descriptions and economic data from primary sources, CB Commercial was required to obtain information from best available sources which included public records, owners, tenants and others. Every effort has been made to verify all information used within this report; however, it was in some instances necessary for CB Commercial to make critical assumptions to complete this assignment. CB Commercial reserves the right to amend its opinion of value at a later date should information become available which would significantly change the stated opinion of values.

5. All value opinions expressed herein are as of the date of value. In some cases, facts or opinions are expressed in the present time. All opinions are expressed as of the date of value, unless specifically noted.

      The research and preparation of this appraisal took place from November 30, 1995 through December 18, 1995. The effective dates of valuation are December 1, 1995 for the As Is value and December 1, 1996 for the prospective value upon completion of the capital improvements. The value, therefore, is a prospective valuation as of a future date. There are no events that must occur between the date of or last inspection of the subject property and the date of valuation in order to conclude the value reported herein. Thus the reported value is predicated on the specific assumption that the status of the property as of the date of valuation is not materially different that it was on the date of CB Commercial's last inspection of the subject property. The appraisal is based on real estate and economic conditions as best perceived as of the date of the report.

6. The prospective future values shown in this report (DCF) are not a guarantee of future performance. They are based on current market trends, which are subject to change. They are included only to assist in underwriting the risks in the subject property, and for no other purpose. The future values are mathematical projections and may or may not represent market values at that time.

7. The report and parts thereof and any additional material submitted, may not be used in any prospectus or printed material used in conjunction with the sale of securities or participation interests in Public Offering as defined under U.S. Security laws. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by the use of advertising media, public relations media, news media, sales media, or other media for public communication without the prior consent of CB Commercial. The use of all or any part of this report in connection with real estate tax shelters, syndication of interests in real estate, the offering of securities, shares or partnership interests in real estate or any other public or private offering without the specific written consent of CB Commercial is not authorized. Neither the whole, or any part of this report, nor any reference thereto may be included in any document, statement, appraisal or circular without the signatories prior written approval of the form and context in which it is to appear.

8. The value conclusion represents a fee simple interest in the property appraised free and clear of any mortgage debt that may be outstanding.

9. Deferred maintenance on the subject includes the roof repairs currently underway. The cost to cure the deferred maintenance curable functional obsolescence is estimated to total $2,709,041. The As Is value reported herein is net of this cost to cure.

10. The reasonable exposure time is 6 to 9 months based on current market conditions. The reasonable exposure time inherent in the market value concept is always presumed to precede the effective date of the appraisal. We also recognize the exposure time is different for various types of real estate and under various market conditions and that the reasonable exposure time should always incorporate the answer to the question, "For what kind of real estate at what value range?" rather than appear as a statement of an isolated time period.

11. This study is not being prepared for use in connection with litigation. Accordingly, no rights to expert testimony, pretrial or other conferences, deposition, or related services are included with this appraisal. If, as a result of this undertaking, CB Commercial or any of its principals, its appraisers  or  consultants  are  requested  or  required  to  provide  any litigation services, such shall be subject to the provisions of CB Commercial's engagement letter or, if not specified therein, subject to the reasonable availability of CB Commercial and/or said principals or appraisers at the time and shall further be subject to the party or parties requesting or requiring such services paying the then-applicable professional fees and expenses of CB Commercial either in accordance with the provisions of the engagement letter or arrangements at the time, as the case may be.

18. All data considered significant that was requested for this assignment was received by CB Commercial Real Estate Group, Inc. Appraisal Services.

                                     ADDENDA

                                   Addendum A


                                GLOSSARY OF TERMS
assessed value Assessed value applies in ad valorem taxation and refers to the value of a property according to the tax rolls. Assessed value may not conform to market value, but it is usually calculated in relation to a market value base.


cash equivalency The procedure in which the sale prices of comparable properties sold with atypical financing are adjusted to reflect typical market terms.


contract, coupon, face, or nominal rent The nominal rent payment specified in the lease contract. It does not reflect any offsets for free rent, unusual tenant improvement conditions, or other factors that may modify the effective rent payment.


coupon rent
  See  Contract, Coupon, Face, or Nominal Rent


effective rent 1) The rental rate net of financial concessions such as periods of no rent during a lease term; may be calculated on a discounted basis, reflecting the time value of money, or on a simple, straight-line basis. ++ 2) The economic rent paid by the lessee when normalized to account for financial concessions, such as escalation clauses, and other factors. Contract, or normal, rents must be converted to effective rents to form a consistent basis of comparison between comparables.


face rent
  See  Contract, Coupon, Face, or Nominal Rent


fee simple estate Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.


floor area ratio (FAR) The relationship between the above-ground floor area of a building, as described by the building code, and the area of the plot on which it stands; in planning and zoning, often expressed as a decimal, e.g., a ratio of 2.0 indicates that the permissible floor area of a building is twice the total land area; also called building-to-land ratio. ++


full service lease A lease in which rent covers all operating expenses.
  Typically, full service leases are combined with an expense stop, the expense level covered by the contract lease payment. Increases in expenses above the expense stop level are passed through to the tenant and are known as expense pass-throughs.


going concern value Going concern value is the value of a proven property operation. It includes the incremental value associated with the business concern, which is distinct from the value of the real estate only. Going concern value includes an intangible enhancement of the value of an operating business enterprise which is produced by the assemblage of the land, building, labor, equipment, and marketing operation. This process creates an economically viable business that is expected to continue. Going concern value refers to the total value of a property, including both real property and intangible personal property attributed to the business value. +


gross building area (GBA) The sum of all areas at each floor as measured to the exterior walls.


insurable value Insurable Value is based on the replacement and/or reproduction cost of physical items that are subject to loss from hazards. Insurable value is that portion of the value of an asset or asset group that is acknowledged or recognized under the provisions of an applicable loss insurance policy. This value is often controlled by state law and varies from state to state. +


investment value Investment value is the value of an investment to a particular investor based on his or her investment requirements. In contrast to market value, investment value is value to an individual, not value in the marketplace. Investment value reflects the subjective relationship between a particular investor and a given investment. When measured in dollars, investment value is the price an investor would pay for an investment in light of its perceived capacity to satisfy his or her desires, needs, or investment goals. To estimate investment value, specific investment criteria must be known. Criteria to evaluate a real estate investment are not necessarily set down by the individual investor; they may be established by an expert on real estate and its value, that is, an appraiser. +


leased fee
  See leased fee estate


leased fee estate An ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.++


leasehold
  See leasehold estate


leasehold estate The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions.++


load factor The amount added to usable area to calculate the rentable area. It is also referred to as a "rentable add-on factor" which, according to BOMA, "is computed by dividing the difference between the usable square footage and rentable square footage by the amount of the usable area. Convert the figure into a percentage by multiplying by 100.


market value "as if complete" on the appraisal date Market value as if complete on the appraisal date is an estimate of the market value of a property with all construction, conversion, or rehabilitation hypothetically completed, or under other specified hypothetical conditions as of the date of the appraisal. With regard to properties wherein anticipated market conditions indicate that stabilized occupancy is not likely as of the date of completion, this estimate of value should reflect the market value of the property as if complete and prepared for occupancy by tenants.


market value "as is" on the appraisal date Market value "as is" on the appraisal date is an estimate of the market value of a property in the condition observed upon inspection and as it physically and legally exists without hypothetical conditions, assumptions, or qualifications as of the date of appraisal.


market value Market value is one of the central concepts of the appraisal practice. Market value is differentiated from other types of value in that it is created by the collective patterns of the market. Market value means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: 1) A reasonable time is allowed for exposure in the open market; 2) Both parties are well informed or well advised, and acting in what they consider their own best interests; 3) Buyer and seller are typically motivated; 4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and 5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.ss.


marketing period The time it takes an interest in real property to sell on the market subsequent to the date of an appraisal. ++

net lease Lease in which all or some of the operating expenses are paid directly by the tenant. The landlord never takes possession of the expense payment. In a Triple Net Lease all operating expenses are the responsibility of the tenant, including property taxes, insurance, interior maintenance, and other miscellaneous expenses. However, management fees and exterior maintenance are often the responsibility of the lessor in a triple net lease. A modified net lease is one in which some expenses are paid separately by the tenant and some are included in the rent.


net rentable area (NRA) 1) The area on which rent is computed. 2) The Rentable
  Area of a floor shall be computed by measuring to the inside finished surface of the dominant portion of the permanent outer building walls, excluding any major vertical penetrations of the floor. No deductions shall be made for columns and projections necessary to the building. Include space such as mechanical room, janitorial room, restrooms, and lobby of the floor. *


nominal rent
  See  Contract, Coupon, Face, or Nominal Rent


prospective future value "upon completion of construction" Prospective future value "upon completion of construction" is the prospective value of a property on the future date that construction is completed, based upon market conditions forecast to exist, as of that completion date. The value estimate at this stage is stated in current dollars unless otherwise indicated.


prospective future value "upon reaching stabilized occupancy" Prospective future value "upon reaching stabilized occupancy" is the prospective value of a property at a future point in time when all improvements have been physically constructed and the property has been leased to its optimum level of long-term occupancy. The value estimate at this stage is stated in current dollars unless otherwise indicated.


reasonable exposure time The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market. ++


rent
  see
  full service lease
  net lease
  contract, coupon, face, or nominal rent
  effective rent


shell space Space which has not had any interior finishing installed, including even basic improvements such as ceilings and interior walls, as well as partitions, floor coverings, wall coverings, etc..


Usable Area 1) The area actually used by individual tenants. 2) The Usable Area of an office is computed by measuring to the finished surface of the office side of corridor and other permanent walls, to the center of partitions that separate the office from adjoining usable areas, and to the inside finished surface of the dominant portion of the permanent outer building walls. Excludes areas such as mechanical rooms, janitorial room, restrooms, lobby, and any major vertical penetrations of a multi-tenant floor. *


use value Use value is a concept based on the productivity of an economic good.
  Use value is the value a specific property has for a specific use. Use value focuses on the value the real estate contributes to the enterprise of which it is a part, without regard to the property's highest and best use or the monetary amount that might be realized upon its sale. +


value appraised During the real estate development process, a property typically progresses from a state of unimproved land to construction of improvements to stabilized occupancy. In general, the market value associated with the property increases during these stages of development. After reaching stabilized occupancy, ongoing forces affect the property during its life, including a physical wear and tear, changing market conditions, etc. These factors continually influence the property's market value at any given point in time. See also market value "as is" on the appraisal date market value "as if complete" on the appraisal date prospective future value "upon completion of construction" prospective future value "upon reaching stabilized occupancy"




+ The Appraisal of Real Estate, Tenth Edition, Appraisal Institute, 1992.


++ The Dictionary of Real Estate Appraisal, Third Edition, 1993.


ss. The office of the Comptroller of the Currency, 12 CFR Part 34, Subpart C,
(C167)34.42(f), August 24, 1990. This definition is compatible with the definition of market value contained in The Dictionary of Real Estate Appraisal, Third Edition, and the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of The Appraisal Foundation, 1992 edition. This definition is also compatible with the OTS, RTC, FDIC, NCUA, and the Board of Governors of the Federal Reserve System definition of market value.


* 1990 BOMA Experience Exchange Report, Income/Expense Analysis for Office Buildings (Building Owners and Managers Association, 1990)


++ Statement on Appraisal Standard No. 6, Appraisal Standards Board of The Appraisal Foundation, September 19, 1992.

                                   Addendum B


                             ADDITIONAL PHOTOGRAPHS



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                                         PHOTOGRAPH


                          ST. ANDREWS ENTRANCE AND BUILDING NO. 16












                                         PHOTOGRAPH

                               INTERIOR VIEW OF MODEL BEDROOM

                                         PHOTOGRAPH


                               INTERIOR VIEW OF MODEL KITCHEN










                             PHOTOGRAPH


                   INTERIOR VIEW OF MODEL BATHROOM

                                         PHOTOGRAPH


                             ST. ANDREWS CLUBHOUSE MEETING ROOM












                                         PHOTOGRAPH


                                 ST. ANDREWS MODEL BEDROOM

                                         PHOTOGRAPH


                                ST. ANDREWS BUILDING NO. 15












                                         PHOTOGRAPH


                                ST. ANDREWS BUILDING NO. 14



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                             PHOTOGRAPH


                        SUBJECT ROTTEN SIDING












                                         PHOTOGRAPH


                                ST. ANDREWS BUILDING NO. 13



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                                         PHOTOGRAPH


                                ST. ANDREWS BUILDING NO. 10












                                         PHOTOGRAPH


                                 ST. ANDREWS BUILDING NO. 9



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                                         PHOTOGRAPH


                                 ST. ANDREWS BUILDING NO. 8












                                         PHOTOGRAPH


                                 ST. ANDREWS BUILDING NO. 7



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                                         PHOTOGRAPH


                                 ST. ANDREWS BUILDING NO. 6












                                         PHOTOGRAPH


                                 ST. ANDREWS BUILDING NO. 5

                                         PHOTOGRAPH


                                 ST. ANDREWS BUILDING NO. 4












                                         PHOTOGRAPH


                                 ST. ANDREWS BUILDING NO. 3

                                         PHOTOGRAPH


                                 ST. ANDREWS BUILDING NO. 2












                                         PHOTOGRAPH

                                ST. ANDREWS BUILDING NO. 16

                                         PHOTOGRAPH


                                     SUBJECT CLUBHOUSE












                                         PHOTOGRAPH


                        ST. ANDREWS VIEW ALONG EAST SIDE OF PROPERTY

                                   Addendum C

                               RENTAL COMPARABLES

                            APARTMENT RENT COMPARABLE


                        APARTMENT RENTAL COMPARISON NO. 1


Location Data
         Property Name:                     Monterey Lake
         Location:                          6701 Westwood Boulevard
         City:                              Orlando
         County:                            Orange
         State/Zip:                         Florida,  32821

Physical Data
         Type:                              Apartment
         Number of Units:           504
         Year Built:                        1986
         Complex                            Amenities:   Four  swimming   pools,
                                            clubhouse, lighted tennis court, two
                                            volley  ball  courts,  picnic  area,
                                            four Jacuzzi's,  laundry facilities,
                                            car   wash   area,   satellite   TV,
                                            horseshoes,  man made  pond with one
                                            mile jogging trail.
         Unit Features:                     Electric range,  blinds, dishwasher,
                                            disposal, refrigerator, screened
                                            porch/patio,   outside  storage.
                                            (Approximately 40% of units are
                                            furnished.)
         Condition:                         Excellent

Lease Data
         Occupancy:                         95%
         Concessions:                       Thirty dollars off 1 bedroom and
                                            eighty dollars off 2 bedroom
                                            apartments monthly rental for entire
                                            lease term.
         Typical Lease Term:                12 months
         Utilities included in Rent:        Water, sewer, electric and trash.
         Leasing Agent:                     Mc Kinley Properties, Inc.
         Phone No:                          (407) 352-6891


                                          UNIT MIX

        Unit Type     No.          Size (SF)           Rent           Rent (PSF)

1 BR/1BA               330             550              $559           $1.02
2 BR/2 BA               72             800              $709            $.89


Comments Some units have screened patios. Rental deposit includes $100 nonrefundable utility service fee. Approximately 40% of the units are furnished.

Photograph











                                                  PHOTOGRAPH

                        APARTMENT RENTAL COMPARISON NO. 2


Location Data
         Property Name:                     The Broadwater
         Location:                          6677 Tanglewood Bay Drive
         City:                              Orlando
         County:                            Orange
         State/Zip:                         Florida, 32821

Physical Data
         Type:                              Apartment
         Number of Units:           408
         Year Built:                        1987
         Complex                            Amenities: Golf course, 2 swimming
                                            pools, club house, exercise/weight
                                            room, Jacuzzi, indoor racquetball
                                            court, basketball court, sand
                                            volleyball, laundry, car wash area,
                                            trailer area, cable TV.
         Unit Features:                     Balcony/Patio, vaulted ceilings up
                                            stairs
         Condition:                         Excellent

Lease Data
         Occupancy:                         98%
         Concessions:                       None
         Typical Lease Term:                7-12 months
         Utilities included in Rent:        Water, sewer, refuse, pest control
         Leasing Agent:                     Jackson Management Group
         Phone No:                          (407)-239-7533


                                    UNIT MIX

     Unit Type           No.         Size (SF)       Rent        Rent (PSF)

     1 BR/1 BA          136             685          $545           $.80
     2 BR/1 BA           96             836          $615           $.74
     2 BR/21 BA          88             870          $640           $.74
     2 BR/2 BA           88             945          $710           $.75


Comments There is a $99 nonrefundable administration fee included in rental deposit.

Photograph











                                                  PHOTOGRAPH

                        APARTMENT RENTAL COMPARISON NO. 3


Location Data
         Property Name:                     The Vinings at Westwood
         Location:                          6600 Banner Lake Circle
         City:                              Orlando
         County:                            Orange
         State/Zip:                         Florida  32821

Physical Data
         Type:                              Apartments
         Number of Units:           400
         Year Built:                        1988
         Complex Amenities:                 Golf course, 2 tennis courts,
                                            swimming pool,  picnic area/BBQ,
                                            clubhouse,  exercise/weight,
                                            spa/Jacuzzi,  car wash area,
                                            trailer area, cable TV.
         Unit Features:                     Balcony/Patio,  vaulted ceilings,
                                            outside storage, ceiling fans,
                                            blinds,  dishwasher,  disposal,
                                            refrigerator, w/d hookups.
         Condition:

Lease Data
         Occupancy:                         95%
         Concessions:                       None
         Typical Lease Term:                7-12 months
         Utilities included in Rent:        Water, sewer, trash
         Leasing Agent:                     Trammel Crow Residential Services
         Phone No:                          (407)-239-7512


                                    UNIT MIX

     Unit Type           No.         Size (SF)              Rent     Rent (PSF)

     1 BR/1 BA           120             595                $500        $.84
     1 BR/1 BA           100             766                $565        $.74
     2 BR/1 BA            24             911                $660        $.72
     2 BR/2 BA            68           1,018                $690        $.68
     2 BR/2 BA            44           1,138                $740        $.65
     3 BR/2 BA            44           1,356                $855        $.63


Comments Fireplaces 30-Beechnut, 22 Elm, 18- Featherwood. Two units available for $65/night for resident's guests only.

Photograph











                                                  PHOTOGRAPH

                        APARTMENT RENTAL COMPARISON NO. 4


Location Data
         Property Name:                     The Vinings at Lake Buena Vista
         Location:                          13675 Lake Vining Drive
         City:                              Orlando
         County:                            Orange
         State/Zip:                         Florida  32821

Physical Data
         Type:                              Apartment
         Number of Units:           400
         Year Built:                        1988
         Complex                            Amenities:   Lakefront,   2   tennis
                                            courts,     2    swimming     pools,
                                            volleyball,     picnic     area/BBQ,
                                            playground,               clubhouse,
                                            exercise/weight,   spa/Jacuzzi,  car
                                            wash area, trailer area, cable TV.
         Unit Features:                     Balcony/patio,  vaulted ceiling,
                                            outside storage,  ceiling fans,
                                            blinds,  dishwasher,  disposal,
                                            refrigerator, washer/dryer, w/d
                                            hookups
         Condition:

Lease Data
         Occupancy:                         93%
         Concessions:                       One month  free rent on a 12 month
                                            lease on all units but  Destiny;
                                            $55/month  disc on  Destiny units
                                            on a 12 month lease.
         Typical Lease Term:                3, 7, 12 months
         Utilities included in Rent:        Water, sewer, trash,
         Leasing Agent:                     Trammell Crow Residential Services
         Phone No:                          (407)-827-1515


                                    UNIT MIX

     Unit Type           No.         Size (SF)        Rent       Rent (PSF)

     1 BR/ 1 BA          96               595         $510          $.86
     1 BR/ 1 BA          80               766         $550          $.72
     2 BR/ 2 BA          152            1,018         $670          $.66
     3 BR/ 2 BA          72             1,256         $830          $.66


Comments Washer/dryer: $40/month full size; 3 month lease: $50/month & 11% resort tax.

Photograph











                                                  PHOTOGRAPH

                        APARTMENT RENTAL COMPARISON NO. 5


Location Data
         Property Name:                     The Vinings at Sand Lake
         Location:                          8927 Latrec Avenue
         City:                              Orlando
         County:                            Orange
         State/Zip:                         Florida  32819

Physical Data
         Type:                              Apartment
         Number of Units:           416
         Year Built:                        1994
         Complex                            Amenities:   Lakefront,   2   tennis
                                            courts,     2    swimming     pools,
                                            basketball,    volleyball,    picnic
                                            area/BBQ,   Playground,   clubhouse,
                                            exercise/weight,   car  wash   area,
                                            trailer     area,      cable     TV,
                                            computer/Library room.
         Unit Features:                     Balcony/patio  (screenec),  vaulted
                                            ceiling,  outside  storage,  ceiling
                                            fan, blinds,  dishwasher,  disposal,
                                            refrigerator, w/d hookups
         Condition:

Lease Data
         Occupancy:                         97%
         Concessions:                       None
         Typical Lease Term:                7-12 months
         Utilities included in Rent:        Trash
         Leasing Agent:                     Trammell Crow Residential Services
         Phone No:                          (407)-352-3705


                                    UNIT MIX

     Unit Type           No.         Size (SF)       Rent        Rent (PSF)

     1 BR/ 1 BA           68              594        $540           $.91
     1 BR/ 1 BA           96              714        $590           $.83
     2 BR/ 2 BA          164            1,055        $755           $.72
     3 BR/ 2 BA           60            1,254        $915           $.73
     4 BR/ 2 BA           28            1,391       $1,025          $.74


Comments

Photograph











                                                  PHOTOGRAPH

                        APARTMENT RENTAL COMPARISON NO. 6


Location Data
         Property Name:                     Osprey Links
         Location:                          13931 Osprey Links Road
         City:                              Orlando
         County:                            Orange
         State/Zip:                         Florida  32837

Physical Data
         Type:                              Apartments
         Number of Units:           424
         Year Built:                        1995
         Complex Amenities:                 Golf course, swimming pool,
                                            clubhouse, exercise/weight,
                                            spa/Jacuzzi, car wash area, trailer
                                            area, cable TV, security.
         Unit Features:                     Balcony/patio,  vaulted ceiling,
                                            outside storage, ceiling fan,
                                            blinds, dishwasher, disposal,
                                            refrigerator, w/d hookups, ceramic
                                            tile, French doors.
         Condition:                         New

Lease Data
         Occupancy:                         Units are being fully rented as
                                            constructed
         Concessions:                       None
         Typical Lease Term:                7, 8, 9, 10, 11 and 12 months
         Utilities included in Rent:        Trash
         Leasing Agent:                     Royal American Management, Inc.
         Phone No:                          (407)-240-8700


                                    UNIT MIX

     Unit Type           No.         Size (SF)      Rent         Rent (PSF)

     1 BR/ 1 BA           84              855       $600            $.70
     1 BR/ 1 BA           72              878       $610            $.69
     2 BR/ 2 BA           48            1,148       $755            $.66
     2 BR/ 2 BA           36            1,248       $770            $.62
     2 BR/ 2 BA           56            1,165       $730            $.63
     2 BR/ 2 BA           16            1,165       $745            $.64
     3 BR/ 2 BA           88            1,585       $920            $.58
     3 BR/ 2 BA           24            1,623      $1,150           $.71


Comments First cert of occupancy expected 11/95. Rents to range from $600-$1,150. Golf view premiums range up to $50 per month.
Garages available from $75 per month.

Photograph











                                                  PHOTOGRAPH

                        APARTMENT RENTAL COMPARISON NO. 7


Location Data
         Property Name:                     Mission Club
         Location:                          6739 Mission Club Blvd.
         City:                              Orlando
         County:                            Orange
         State/Zip:                         Florida  32821

Physical Data
         Type:                              Apartment
         Number of Units:           356
         Year Built:                        1995
         Complex Amenities:                 Tennis court, swimming pool,
                                            volleyball, picnic area/BBQ,
                                            playground, clubhouse,
                                            exercise/weight, spa/Jacuzzi,
                                            security, car wash area, trailer
                                            area, cable TV.
         Unit Features:                     Balcony/patio (screened), vaulted
                                            ceiling, outside storage, ceiling
                                            fan, blinds, dishwasher, disposal,
                                            refrigerator, w/d hookups.
         Condition:

Lease Data
         Occupancy:                         Completion January 1996
         Concessions:                       None
         Typical Lease Term:                7-12 months
         Utilities included in Rent:        Trash
         Leasing Agent:                     Eagle Properties, Inc.
         Phone No:                          (407)-239-6739


                                    UNIT MIX

     Unit Type           No.         Size (SF)        Rent          Rent (PSF)

     1 BR/ 1 BA           32              644      $550 - $560      $.85 - $.87
     1 BR/ 1 BA           64              688      $620 - $630      $.90 - $.92
     2 BR/ 2 BA          212              962      $765 - $775      $.80 - $.81
     3 BR/ 2 BA           48            1,126      $895 - $905      $.79 - $.80


Comments 104 units have solariums. Half have inside storage. Rents to range from $550 - $895. First Cert of Occupancy expected mid to end of 11/95. Garages available at $80 per month.

Photograph











                                                  PHOTOGRAPH

                                   Addendum D


                              IMPROVED COMPARABLES

                        (INFORMATION DEEMED CONFIDENTIAL)

                                   Addendum E


                                LAND COMPARABLES

                                 LAND SALE NO. 1




Location Data
         Location:                                   West side of Turkey Lake
                                                     Road, 1/2 mile south of
                                                     Sand Lake Road.
         City:                                       Orlando MSA
         County:                                     Orange
         State/Zip:                                  Florida
         Assessor's Parcel No (s):                   35-23-28-0000-00045 and 044

Physical Data
         Type:                                       Vacant multifamily
         Land Area:                                  Gross             Usable
             Acres:                                  42.102            23.5
             Square Feet:                            1,833,876         1,023,660

         Topography:                                 The site reflects extensive
                                                     frontage along two lakes,
                                                     one being known as Big Sand
                                                     lake and the other
                                                     being unnamed.
         Shape:                                      Irregular
         Utilities:                                  All available
         Zoning:                                     PD, Planned Development
         Density:                                    20.0              17.7
         No. Of Units:                               470               416

Sale Data
         Transaction Type:                           Sale
         Date of Transaction:                        12/93
         Grantor:                                    Robert V. Ogilvie
                                                     Vernon C. Tice et ux
                                                     Byard Viehman et al
         Grantee:                                    Sand Lake Joint Venture
         Document No.                                4676/1281, 1297, 1304,1317,
                                                     1322 & 1338
         Sale Price:                                 $3,300,000
         Financing:                                  Cash to seller
         Cash Equivalent Price:                      $3,300,000
         Required Capital Cost:                      ----
         Adjusted Sale Price:                        $3,300,000
         Verification:                               Joan Zanowick, Trammell
                                                     Crow

Analysis
         Use At Sale:                                Vacant
         Proposed Use or Development:                Multifamily
         Price Per Acre:                             $78,381           $140,426
         Price Per S.F. of Land Area:                $1.80             $3.22
         Price Per Unit:                             $7,021            $7,933

Comments
         This property is improved with 416 unit garden apartment complex with frontage on Sand lake to be called the Vinings at Sand Lake. Based on maximum permitted density of units (20 DU/AC) price per unit would reflect $7,021.

                                 LAND SALE NO. 2


Location Data
         Location:                                   SWQ of Westpointe Boulevard
                                                     and Hiawassee Road in
                                                     Metrowest PUD.
         City:                                       Orlando
         County:                                     Orange
         State/Zip:                                  Florida
         Assessor's Parcel No (s):                   2-23-28-

Physical Data
         Type:
         Land Area:                                  Gross             Usable
             Acres:                                  28.0              28.0
             Square Feet:                            1,219,680         1,219,680

         Topography:                                 Relatively level
         Shape:                                      Irregular
         Utilities:                                  All available
         Zoning:                                     PUD/R-3A, Medium Density
                                                     Dwelling District,
                                                     City of Orlando
         Density:                                    12.0
         No. Of Units:                               336

Sale Data
         Transaction Type:                           Sale
         Date of Transaction:                        12/93
         Grantor:                                    Debra, Inc.
         Grantee:                                    ZOM-MetroWest II, Ltd.
         Document No.                                4668/4258
         Sale Price:                                 $3,192,000
         Financing:                                  Cash to seller
         Cash Equivalent Price:                      $3,192,000
         Required Capital Cost:                      0
         Adjusted Sale Price:                        $3,192,000
         Verification:                               Eric Boschmans,
                                                     representative of grantee

Analysis
         Use At Sale:                                Vacant
         Proposed Use or Development:                Multifamily
         Price Per Acre:                             $113,594
         Price Per S.F. of Land Area:                $2.61
         Price Per Unit:                             $9,500

Comments
         This site is being improved with a 336 unit garden apartment complex known as Golf View Apartments.

                                 LAND SALE NO. 3


Location Data
         Location:                                   South Side Maitland
                                                     Boulevard
         City:                                       Orlando, MSA
         County:                                     Orange
         State/Zip:                                  Florida
         Assessor's Parcel No (s):                   26-20-29-

Physical Data
         Type:                                       Land-Office
         Land Area:                                  Gross             Usable
             Acres:                                  21.2              21.2
             Square Feet:                            923,472           923.472

         Topography:                                 Relatively level
         Shape:                                      Irregular
         Utilities:                                  All
         Zoning:                                     PD - Mixed use
         Density:                                    17.1 Du/A
         No. Of Units:                               363

Sale Data
         Transaction Type:                           Sale
         Date of Transaction:                        12/94
         Marketing Time:                             18 months
         Grantor:                                    AEW No. 66
         Grantee:                                    Zom Properties
         Document No.                                4831/1600
         Sale Price:                                 $2,635,500
         Financing:                                  Cash
         Cash Equivalent Price:                      $2,635,500
         Required Capital Cost:                      0
         Adjusted Sale Price:                        $2,635,500
         Verification:                               Trip Stevens, Zom
                                                     Properties

Analysis
         Use At Sale:                                Vacant
         Proposed Use or Development:                Apartment
         Price Per Acre:                             $124,316
         Price Per S.F. of Land Area:                $2.85
         Price Per Unit:                             $7,260

Comments
         This site is being developed with the Arbors at Maitland Summit, a gated, upscale apartment complex.

                                 LAND SALE NO. 4


Location Data
         Location:                                   East side International
                                                     Drive
         City:                                       Orlando MSA
         County:                                     Orange
         State/Zip:                                  Florida
         Assessor's Parcel No (s):                   28-24-24-

Physical Data
         Type:                                       Land-Office
         Land Area:                                  Gross             Usable
             Acres:                                  17.0              17.0
             Square Feet:                            740,520           740,520

         Topography:                                 Relatively level
         Shape:                                      Irregular
         Utilities:                                  All available
         Zoning:                                     PD - Multifamily
         Density:                                    20.94
         No. Of Units:                               356

Sale Data
         Transaction Type:                           Sale
         Date of Transaction:                        9/95
         Marketing Time:                             12 months
         Grantor:                                    Nadeen Corp.
         Grantee:                                    Mission Club Apartments
         Document No.                                4878/567
         Sale Price:                                 $2,890,000
         Financing:                                  Cash to seller
         Cash Equivalent Price:                      $2,890,000
         Required Capital Cost:                      0
         Adjusted Sale Price:                        $2,890,000
         Verification:                               Grantors  Representative

Analysis
         Use At Sale:                                Vacant
         Proposed Use or Development:                Apartments
         Price Per Acre:                             $170,000
         Price Per S.F. of Land Area:                $3.90
         Price Per Unit:                             $8,118

Comments
         This site is being developed with Mission Club Apartments, as an upscale gated project.

                                   Addendum F


                                LEGAL DESCRIPTION

                                LEGAL DESCRIPTION





PARCEL 12, ORANGEWOOD NEIGHBORHOOD - 2, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 17, PAGES 81 - 87, OF THE PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA

CONTAINING 14.552 ACRES, MORE OR LESS.

                                   Addendum G


                                  DEMOGRAPHICS

                                   Addendum H


                                    RENT ROLL


                        (INFORMATION DEEMED CONFIDENTIAL)

                            ADDENDUM I ARGUS REPORTS

                                   Addendum I


                                  ARGUS REPORTS


                   SCHEDULE OF PROSPECTIVE "AS IS" CASH FLOW,


                     SCHEDULE OF SOURCES & USES OF CAPITAL,


                          PROSPECTIVE PROPERTY RESALE,


                           PROSPECTIVE PRESENT VALUE,


                            PROPERTY SUMMARY REPORT,


                               INPUT ASSUMPTIONS,


             SCHEDULE OF PROSPECTIVE "FUTURE STABILIZED" CASH FLOW,


                     SCHEDULE OF SOURCES & USES OF CAPITAL,


                          PROSPECTIVE PROPERTY RESALE,


                           PROSPECTIVE PRESENT VALUE,


                            PROPERTY SUMMARY REPORT,


                                INPUT ASSUMPTIONS


                        (INFORMATION DEEMED CONFIDENTIAL)

                                   Addendum J


                 CAPITAL REPAIRS & NOVEMBER DRAW/BUILDING PLANS,


                    APPLICATION AND CERTIFICATE FOR PAYMENT,


                              FLOOR PLAN - UNIT A,


                              FLOOR PLAN - UNIT B,


                              FLOOR PLAN - UNIT C,


                              FLOOR PLAN - UNIT D,


                          CLUB/OFFICE PLAN - BUILDING 1


                    FLOOR PLAN - BUILDINGS 3, 4, 5, 6, 12, 13


                          FLOOR PLAN - BUILDINGS 2, 16


                   FLOOR PLAN - BUILDINGS 7, 9, 10, 11, 14, 15


                               TOPOGRAPHIC SURVEY


                                SITE LAYOUT PLAN


                                    SITE PLAN

                                   Addendum K


                              LETTER OF ENGAGEMENT

VIA FACSIMILE (407) 839-3132

November 17, 1995

Mr. Sam Hines, MAI
1st VP/Florida Regional Manager
CB Commercial Appraisal Services
201 S. Orange Avenue, Suite 1400
Orlando, Florida  32801

SUBJECT: St. Andrews Apartments at Westwood
                  Orlando, Florida

Dear Sam:

We appreciate your response to our request of your appraisal services regarding the property referenced above.

This letter will confirm our understanding that Sam Hines, MAI of CB Commercial Appraisal Services shall perform the following real estate appraisal assignment for USF&G Real Estate Division.

Subject Property
     to be Appraised:               St. Andrews Apartments at Westwood
                                    11500 Westwood Boulevard
                                    Orlando, Florida

Property Description:               259-unit apartment complex, amenities, and
                                    supporting land.

Purpose and Function
     of Appraisal: The purpose of the appraisal shall be to estimate the Market Value of the subject property specified above. The function of the appraisal shall be to establish a current Market Value "As Is" for the subject property in regard to the Right of Presentment for the "Fund".

Estimated Value/Date/and
     Interest Appraised: The Value to be estimated in the appraisal shall be the Market Value "As Is" of the fee simple interest in the subject property, as of December 1, 1995. The date of inspection of the subject should be at or around this time period.

Type of Appraisal:                  The type of appraisal shall be a full
                                    narrative appraisal report subject to the terms herein and outlined in "Specific
                                    Conditions".

Due Date/Deadlines:                 Three    complete   draft
                                    appraisal  reports,  including  all exhibits
                                    ("Appraisal  Report  Summary"  sheet,  maps,
                                    spreadsheets,     etc.),    but    excluding
                                    photographs,  shall  be  delivered  to USF&G
                                    Real Estate  Division for review by December
                                    20, 1995.  After USF&G Real Estate  Division
                                    has reviewed the draft, mutually agreed upon
                                    revisions,  additions and deletions shall be
                                    incorporated into the final document.  Three
                                    final appraisal reports are due within seven
                                    working days from the date USF&G Real Estate
                                    Division's   final   written   comments  are
                                    received   by   CB   Commercial    Appraisal
                                    Services.

                                    In the event that the draft appraisal
                                    reports cannot be delivered to USF&G Real
                                    Estate Division by the due date, Julie C.
                                    Tyler must be notified by telephone at least one week prior to the date specified herein. A letter must be sent to the aforementioned indicating the reason for not meeting the specified due dates (draft or finals). The revised draft/final due date must be indicated in the letter. The reason for not meeting the due dates and revised due dates must be approved by Julie C. Tyler. If the reason for not meeting the due dates is not to Ms. Tyler's satisfaction and/or Ms. Tyler has not been informed at least one week prior to the due dates by telephone, a fee reduction of $250 per diem will be imposed for every day the appraisal exceeds the due date.

Appraisal Fee:                      The fee for the  appraisal  assignment,
                                    including all costs related  thereto,  shall
                                    be $5,200. The entire fee shall be due after
                                    three final full narrative appraisal reports
                                    are received by USF&G Real Estate  Division.
                                    Invoices are paid within 30 days after three
                                    final  reports  are  received  and  accepted
                                    under   the   USF&G   Appraisal   Guidelines
                                    attached  as an exhibit  to this  letter and
                                    the  Appraisal   Institute's  Standards  and
                                    Ethic   requirements.   Please   issue   two
                                    original   invoices  along  with  the  final
                                    appraisal report at that time.

Information Necessary for
     Completion of the
     Appraisal:                     The  information   needed  to  complete  the
                                    appraisal  shall  be  coordinated  by  Craig
                                    Leonard,  the Asset Manager of the property.
                                    His  telephone  number  is  (410)  625-5626.
                                    Exhibit  I  presents  a list of  information
                                    that at a  minimum  would  be  necessary  to
                                    complete  the  appraisal   (obviously,   the
                                    applicability    of   the   information   is
                                    dependent  upon the type of  property  under
                                    appraisement).   This  information  will  be
                                    provided at the  inception of the  appraisal
                                    assignment  within a reasonable time. If the
                                    information   is  not   received   within  a
                                    reasonable time, please call Julie C. Tyler immediately.

Specific Conditions:           o    The appraisal form,  content,  and scope
                                    shall be prepared in conformity with and are subject to the requirements of the Code of Professional Ethics and Standards of
                                    Professional Conduct of the Appraisal
                                    Institute and the Uniform Standards
                                    of Professional Appraisal Practice.

                               o USF&G Real Estate Division's guidelines shall be followed in performing this appraisal and are presented in Exhibit II.

                               o    The "Appraisal Report Summary" document
                                    (three pages) shall be completed and
                                    presented after the "Table of Contents"
                                    section in each draft and final appraisal report. This summary document is attached to this letter agreement and is labeled as
                                    Exhibit III.

                               o The appraisal shall be prepared using the Cost, Direct Sales Comparison, and Income Approaches (direct capitalization and discounted cash flow analysis) to estimate Value. The three Values must be reconciled to estimate the final Market Value "As Is" for the subject property.

                               o A lease-by-lease analysis shall be performed using a real estate software program (such as Dynalease, Dynamis, Pro-Ject, OFFICE2, Argus, or Realdex) approved by Julie C. Tyler. Market data should be reflected during tenant rollovers. Lease-by-lease data shall be printed and included as an addendum to the draft and final reports.

                               o All the appraisers signing the report must inspect the subject property and comparables.

                               o The appraiser shall identify the marketing time period for the property in the section of the appraisal report where the estimate of Market Value is indicated.

                               o The contracted MAI Appraiser herein attests to the fact that all appraisers signing and working on the appraisal assignment have at a minimum five years of appraisal experience, including appraisals of apartment complexes.

                               o When submitting the final reports, you must also include a diskette of the full narrative appraisal report, as well as all addenda items. The software used must be a machine readable version. Further, include another diskette that has all the cash flow assumptions and financial projections contained on the approved software program (a total of two diskettes to be submitted). Please provide a typed comprehensive list of those items in the addenda that are not included on the diskette (i.e., maps, zoning ordinance, copy of deed, etc.). These diskettes are necessary for the Fund SEC filing requirements which this property is a part of.

This appraisal report is for the exclusive use of USF&G Real Estate Division and its client and assignees. CB Commercial Appraisal Services shall not reveal the appraisal report to any party other than representatives indicated herein with the USF&G Real Estate Division.

If these terms and conditions are acceptable, please execute this letter agreement below and return an original to me by November 22, 1995. Thank you for your attention and we look forward to working with you on this assignment.


Sincerely,




Julie C. Tyler, MAI
Manager, Real Estate Valuations


JCT:jfk
MEMO19\StAndLtr.doc

Enclosures
cc:      Calvin Thomas, MAI, Legg Mason Realty, Inc. w/ attachments
         Joe Wesolowski w/o attachments
         Craig Leonard w/ attachments
         1995 Appraisal File of St. Andrews Apartments at Westwood w/attachments


Accepted this __________ day of ________________________, 1995


Appraisal Firm:  CB COMMERCIAL APPRAISAL SERVICES


By:  ___________________________________________________________________________


Its:  __________________________________________________________________________

                                   Addendum L


                                 QUALIFICATIONS

                                 QUALIFICATIONS




                                QUALIFICATIONS OF
                              JOHN STARKE GALT, MAI
                         Vice President, Senior Analyst

            CB Commercial Real Estate Group, Inc., Appraisal Services
                       201 South Orange Avenue, Suite 1460
                             Orlando, Florida 32801
                                 (407) 843-4020

                                   EDUCATIONAL

BA, Journalism, Auburn University, Auburn, Alabama  - 1967
Appraisal Institute
     Course 1-A, 1-B, 2, 4. Attended numerous educational seminars sponsored by the Appraisal Institute and State of Florida since 1976, including Standards of Professional Practice, Valuation of Development Projects, Appraisal Regulations for Federal Agencies, Hotel/Motel Valuation and Computer Income Analysis

Commercial Investment Real Estate Institute
     Courses 101, 201, 301 and 404

                                             LICENSE(S)/CERTIFICATION(S)

Registered Real Estate Broker-Salesman: State of Florida (No. BL0416078) Certified General Appraiser; State of Florida (No. RZ0000818)

                                  PROFESSIONAL

                               Appraisal Institute

     Designated Member (MAI), Certificate No. 6663 Faculty Instructor (1994)

                   Commercial Investment Real Estate Institute

      Certified Commercial Investment Member (CCIM), Certificate No. 5700

                              EMPLOYMENT EXPERIENCE

Seventeen years of Real Estate Appraisal and Consulting experience throughout the United States.

1976-1983         Real Estate Appraisers, Inc. - Staff Appraiser Montgomery, AL
1983-1984         Santangini Appraisal Associates - Staff Appraiser
                        Gainesville, FL
1984-Present      CB Commercial Real Estate Group, Inc. -
                        Orlando, FL
                  Appraisal Services - Vice President\Senior Analyst

                                QUALIFICATIONS OF
                            SAMUEL W. HINES, MAI, SGA
                     First Vice President - Regional Manager

            CB Commercial Real Estate Group, Inc., Appraisal Services
                       201 South Orange Avenue, Suite 1460
                             Orlando, Florida 32801
                                 (407) 843-4020

                                   EDUCATIONAL

      BBA - Management & Finance, Univ. of Miami-1966 Coral Gables, Florida
         Postgraduate, Marketing, University of Akron - 1968 Akron, Ohio

Appraisal Institute Courses 1-A, 1-B, 2, 4, 6. Numerous educational seminars sponsored by the Appraisal Institute and State of Florida since 1974, including Standards of Professional Practice, Appraisal Regulations for Federal Agencies, Appraising Pension Fund Portfolios, Hotel/Motel Valuation and Computer Income Analysis. Co-author of seminar on Appraisal of Golf Properties.

                                             LICENSE(S)/CERTIFICATION(S)

Registered Real Estate Broker: State of Florida  (No. BL0131749)
Certified General Appraiser; State of Florida (No. RZ0000126)

                                  PROFESSIONAL

                               Appraisal Institute
Designated Member (MAI), Certificate No. 6467
President - East Florida Chapter (1993)
National Board of Directors (1994-1997)

                           Society of Golf Appraisers
SGA Charter Member - President 1994-95

                            Qualified Expert Witness

U.S. Department of Justice - NY District
Federal Bankruptcy, NY, MO, FL
County, District Civil, & Appellate Courts - FL
Past Special Master, Property Appraisal Adjustment Board,
  Seminole/Orange Counties, FL (1985-1994)

                               Other Affiliations

Associate Member - Urban Land Institute
Associate Member - U.S. Golf Association
Sponsor Member - National Golf Foundation
Golf Course Superintendents Association of America - Affiliate Member National Conference of Real Estate Investment Fiduciaries - Member
      - Valuation Committee

                              EMPLOYMENT EXPERIENCE

Twenty-two years of Real Estate Appraisal and Consulting experience throughout the United States.

1969-1973      Merrill Lynch, Pierce, Fenner & Smith   Santa Ana, CA/Orlando, FL
1974-1976      Charter Mortgage-Commercial Division    Orlando, FL
1977-1981      Pardue, Heid, Church, Smith & Waller    Orlando, FL
1982-1984      Zom Companies (Investors & Developers)  Winter Park, FL
1984-Present   CB Commercial Real Estate Group, Inc.   Orlando, FL
               1st Vice President - FL Regional Manager
               Lodging Appraisal Group & Golf Properties
               Appraisal Group - National Coordinator